MANAGEMENT PROXY CIRCULAR

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MANAGEMENT PROXY CIRCULAR

This management proxy circular (the “Circular”) solicits proxies for use at the Annual General Meeting, and any adjournment thereof (the “Meeting”), of the holders (the “Shareholders” or “you”) of the common shares (the “Common Shares”) of Agrium Inc. (the “Corporation” or “we”) to be held on Wednesday, May 13, 2009 at the principal office of the Corporation, Agrium Place, Main Floor Rotunda, 13131 Lake Fraser Drive S.E., Calgary, Alberta at 11:00 a.m. (Calgary time) for the purposes set forth in the accompanying notice of meeting (the “Notice of Meeting”).

SECTION ONE: VOTING MATTERS

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

We had 156,903,823 Common Shares outstanding as of March 23, 2009 (the “Record Date”). Only Shareholders of record as of the close of business on the Record Date are entitled to attend and vote at the Meeting. At the Meeting, upon a show of hands, each of you present in person or by proxy shall have one vote, subject to certain restrictions on a proxyholder to vote by show of hands if he or she has conflicting instructions. On a poll or ballot, each of you present in person or by proxy has one vote for each Common Share of which you are the registered holder. Each of you present in person or by proxy may demand a ballot either before or after any vote by show of hands.

As of March 23, 2009, to our knowledge, there are no Shareholders that beneficially own, directly or indirectly, or control or direct, Common Shares carrying more than 10% of the votes attached to the Common Shares that may be voted at the Meeting.

Quorum

A quorum is present at the Meeting if holders of 10% of the Common Shares are present in person or by proxy. If a quorum is present at the opening of the Meeting, Shareholders present may proceed with the business of the Meeting even if a quorum is not present throughout the Meeting. If a quorum is not present at the opening of the Meeting, Shareholders present may adjourn the Meeting to a fixed time and place but may not transact any other business.

PROXIES

Persons Making the Solicitation

This solicitation is made on behalf of the management of the Corporation. The Corporation has engaged Georgeson Shareholder Communications Canada Inc. to assist in the solicitation of proxies in Canada and the U.S. for a fee of $40,000 plus expenses. As well the solicitation of proxies by the mailing of this Circular, directors, officers and employees of the Corporation may solicit proxies personally, by telephone or by other means of communication. All costs of the solicitation and costs incurred in the preparation and mailing of the form of proxy (the “Proxy”) (in the form accompanying this Circular), Notice of Meeting and this Circular will be borne by us.

Solicitation of Proxies

Those Shareholders who desire to be represented at the Meeting by Proxy must ensure that their Proxy is received by CIBC Mellon Trust Company at the address shown on the accompanying envelope not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting. The Proxy must be executed by the registered Shareholder or his, her or its attorney authorized in writing, or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof.

The persons named in the enclosed Proxy are directors or executive officers of the Corporation. You have the right to appoint another person (who need not be a Shareholder) to represent you at the Meeting. To do so insert the name of that person in the space provided in the Proxy and strike out the other names, or complete and submit another appropriate form of proxy, and in either case deposit such proxy with the Corporation at the place and within the time specified above for the deposit of proxies.

Revocability of Proxy

You may revoke a submitted proxy at any time prior to its use. If you attend the Meeting in person, you may revoke the proxy and vote in person. In addition to revoking your proxy in any other manner permitted by law, you may revoke your proxy by instrument in writing executed by you or your authorized attorney or, if the Shareholder is a corporation, under its corporate seal or by an authorized officer or attorney thereof, and deposited either at our head office at 13131 Lake Fraser Drive S.E., Calgary, Alberta T2J 7E8 (Attention: Corporate Secretary) at any time up to and including the last business day before the Meeting, or with the Chair prior to the commencement of the Meeting.

Exercise of Discretion by Proxy

The persons named in the Proxy will vote the Common Shares on any poll at the Meeting and, if you specify a choice on any matter, the person will vote in accordance with your instructions.

If you do not provide instructions in your Proxy, the persons named in the Proxy will vote your Common Shares in favour of the matters to be acted on at the Meeting. The persons named in the Proxy will have discretionary authority with respect to any amendments or variations of these matters or any other matters properly brought before the Meeting and the persons named in the Proxy will vote on such matters in accordance with their best judgment. As at the time this Circular was printed, the Corporation did not know of any such amendment, variation or other matter.

Advice to Beneficial Holders of Securities

The information set forth in this section is of significant importance to Shareholders who do not hold Common Shares in their own name. In many cases, Common Shares beneficially owned by a person (each, a “Beneficial Shareholder”) are registered either: (i) in the name of a nominee such as an intermediary (each, an “Intermediary”) with whom the Beneficial Shareholder deals in respect of the Common Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, TFSAs and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS & Co.”)) of which the Intermediary is a participant. In accordance with the requirements of National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer, the Corporation will have distributed copies of the Notice of Meeting, the Circular and the Proxy to the clearing agencies and Intermediaries for onward distribution to Beneficial Shareholders. Beneficial Shareholders should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares as of the close of business on the Record Date can be recognized and acted upon at the Meeting. Common Shares held by Intermediaries can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, Intermediaries are prohibited from voting Common Shares for their clients. The directors and officers of the Corporation do not know for whose benefit the Common Shares registered in the name of CDS & Co. are held.

Applicable regulatory policy requires Intermediaries to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings. Every Intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by his, her or its broker is identical to the Proxy provided to registered Shareholders. However, its purpose is limited to instructing the registered Shareholders how to vote on behalf of the Beneficial Shareholder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. (“Broadridge”). Intermediaries, or Broadridge on behalf of the Intermediaries, typically mail voting instruction forms (“VIFs”) to Beneficial Shareholders and ask Beneficial Shareholders to return the VIFs to the Intermediary or Broadridge, as applicable. Broadridge tabulates the results of all instructions received by it on behalf of Intermediaries and provides appropriate instructions to Intermediaries respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a VIF from an Intermediary or Broadridge cannot use it to vote Common Shares directly at the Meeting. The VIF must be returned to the Intermediary or Broadridge, as applicable, well in advance of the Meeting in order to have the Common Shares voted. Accordingly, it is strongly suggested that Beneficial Shareholders return their completed instructions or VIFs as directed by the Intermediary or Broadridge, as applicable, well in advance of the Meeting.

SECTION TWO: MATTERS TO BE ACTED UPON AT THE MEETING

FINANCIAL STATEMENTS

Our audited consolidated financial statements for the year ended December 31, 2008 and the report of the auditors thereon will be placed before the Meeting. These audited consolidated financial statements form part of our 2008 Annual Report. Copies of the 2008 Annual Report may be obtained from the Corporate Secretary upon request and will be available at the Meeting. The full text of the 2008 Annual Report is available on our web site at www.agrium.com.

ELECTION OF DIRECTORS

Our nominees for election as directors are set out below. If elected, each will serve until the earlier of our next annual meeting or until his or her successor is elected or appointed. Unless instructed otherwise, persons named in the Proxy will vote FOR the election of these nominees as directors.

The Proxy permits you to vote in favour of all of our nominees, to vote in favour of some nominees and to withhold votes for other nominees, or to withhold votes for all nominees.

The Board of Directors (the “Board”) adopted a Directors Majority Voting Policy in February 2007, pursuant to which, in an uncontested election of directors, if a director does not receive the support of a majority of the votes cast at the annual meeting of shareholders in his or her favour, that director will tender his or her resignation to the Board Chair, to be effective upon acceptance by the Board. The Corporate Governance & Nominating Committee will expeditiously consider the director’s offer to resign and make a recommendation to the Board whether to accept it. The Board will make its decision and announce it in a press release within 90 days following the annual meeting, including the reasons for rejecting the resignation, if applicable. A director who tenders a resignation pursuant to this policy will not participate in any meeting of the Board or the Corporate Governance & Nominating Committee at which the resignation is considered. This policy has been codified by way of amendment to our Corporate Governance Guidelines which can be found on our web site under “Corporate Governance” at www.agrium.com. This policy does not apply in circumstances involving contested director elections.

The Corporation will file the complete voting results regarding all items of business conducted at the Annual General Meeting on SEDAR (at www.sedar.com), including the number of votes cast FOR and WITHHELD from each individual director.

We believe that each nominee will be able to serve as a director. If, for any reason, any of the nominees is unavailable to serve, the persons designated in the Proxy will be able to vote in their discretion for any substitute nominee or nominees.

Name	Principal Occupation and Full Biography
Dr. Ralph S. Cunningham, 68
Ph.D. (Engineering)
Houston, Texas, U.S.A.
(Director since December 12, 1996)

Other Public Directorships
•   EnCana Corporation, an energy company (TSX, NYSE)

•   TETRA Technologies, Inc., an oil and gas services company (NYSE)

•   DEP Holdings, LLC, the general partner of Duncan Energy Partners L.P., a midstream energy services partnership (NYSE)*

•   Enterprise Products GP, LLC, the general partner of Enterprise Products Partners L.P., a midstream energy partnership (NYSE)*

•   EPE Holdings, LLC, the general partner of Enterprise GP Holdings L.P., a midstream energy holding partnership (NYSE)*

Dr. Cunningham is President and Chief Executive Officer and a director of EPE Holdings, LLC, (the general partner of Enterprise GP Holdings L.P. (a publicly traded midstream energy holding partnership)), a director of DEP Holdings, LLC, (the general partner of Duncan Energy Partners L.P. (a publicly traded midstream energy services partnership)), and a director of Enterprise Products GP, LLC, (the general partner of Enterprise Products Partners L.P. (a publicly traded midstream energy partnership)). He is Board Chair of TETRA Technologies, Inc. (a publicly traded oil and gas services company) and an Advisory Director of Pilko & Associates, a consulting firm specializing in environmental, health & safety governance and management systems. Dr. Cunningham was Interim President and Chief Executive Officer after serving as a Group Executive Vice President and Chief Operating Officer of Enterprise Products GP, LLC. Dr. Cunningham is a former Board Chair and director of Texas Eastern Products Pipeline Company, LLC (the general partner of TEPPCO Partners L.P. (an energy transportation partnership)), former Chief Executive Officer of CITGO Petroleum Corporation (an energy company), former Vice Chairman of Huntsman Corporation (a chemical company), former President of Texaco Chemical Company (an energy company), former Chairman and Chief Executive Officer of Clark Oil Refining Corporation (an energy company), former President of Tenneco Oil Processing and Marketing (an energy company), and has held a number of supervisory and management positions at Exxon Company (an energy company).

Independent Director.
Member of the Audit Committee.
Member of the Human Resources & Compensation Committee.

*Duncan Energy Partners L.P., Enterprise GP Holdings L.P., and Enterprise Products Partners L.P. are affiliated with each other

Ms. Germaine Gibara, 64
C.F.A., M.A., P.M.D.
Montreal, Quebec, Canada
(Director since September 29, 2004)

Other Public Directorships
•   Sun Life Financial Inc., an insurance company (TSX, NYSE, PSE)

•   TECHNIP, an oil, gas and petrochemical engineering, construction and services company (Euronext Paris)

•   Cogeco Inc., a diversified communications company (TSX)*

•   Cogeco Cable Inc., a cable television company (TSX)*

Ms. Gibara is the President of Avvio Management Inc. (a change and technology management consulting firm) and a director of the CPP Investment Board. She is a former director of Corel Corporation (a software company), Ault Foods Ltd. (a food company), Pechiney Group (an aluminium company), Videotron Inc. (a cable television company) and Clarica Life Insurance Company (a life insurance company). She formerly was the Vice President, Private Investments, Technology Companies, of Caisse de depot et placement du Quebec and formerly the President of Alcan Automotive Structures, a division of Alcan Aluminium Ltd. (an aluminium company). Ms. Gibara has attended the Program for Management Development at the Harvard Business School and holds a Masters Degree in Political Science and Economics from Dalhousie University, and received her C.F.A. designation in 1984.

Independent Director.
Chair of the Corporate Governance & Nominating Committee.
Member of the Human Resources & Compensation Committee.

* Cogeco Inc. and Cogeco Cable Inc. are affiliated with each other

Name	Principal Occupation and Full Biography
Mr. Russell K. Girling, 46
B. Comm., M.B.A. (Finance)
Calgary, Alberta, Canada
(Director since May 9, 2006)

Other Public Directorships
•   TC Pipelines GP, Inc., the general partner of TC Pipelines, L.P., a pipeline limited partnership (NASDAQ)
Mr. Girling is President, Pipelines, of TransCanada Corporation (a diversified energy and pipeline company), and Board Chair and Chief Executive Officer of TC Pipelines GP, Inc., (the general partner of TC Pipelines, L.P. (a pipeline limited partnership)). Mr. Girling is currently a director of NOVA Gas Transmission Ltd. (an Alberta gas pipeline company), which is affiliated with TransCanada Corporation. Mr. Girling is also a former Board Chair of TransCanada Power, L.P. (now EPCOR Power L.P.), and a former director of Bruce Power Inc. (a nuclear power company). Mr. Girling was previously President of TransCanada Gas Services, a division of TransCanada Corporation, Executive Vice President, Power of TransCanada Energy and Executive Vice President, Corporate Development & Chief Financial Officer of TransCanada Corporation. Mr. Girling is also a former director of the Alberta Children’s Hospital Fund.

Independent Director.
Member of the Audit Committee.
Member of the Corporate Governance & Nominating Committee.

Dr. Susan A. Henry, 62
B.Sc. (Zoology), Ph.D. (Genetics)
Ithaca, New York, U.S.A.
(Director since September 27, 2001)

Other Public Directorships
•   Seneca Foods Corporation, a food processing company (NASDAQ)
Dr. Henry is the Dean of the College of Agriculture and Life Sciences and Professor of Molecular Biology and Genetics at Cornell University in Ithaca, New York. Dr. Henry previously served as Dean of the Mellon College of Science at Carnegie Mellon University in Pittsburgh, PA. She is a Fellow of the American Association for the Advancement of Science since 1994, a Fellow of the American Academy of Microbiology since 1993, and is a member of the New York Governor’s Food Policy Council. Dr. Henry previously served on the National Research Council Committee on Science and Technology to Support Health Care, Sustainability and Other Aspects of Development Assistance, and as past Chair of the National Institute of Health Advisory Committee on Research on Minority Health. Dr. Henry received her Ph.D. in genetics from the University of California at Berkeley.
Independent Director.
Chair of the Environment, Health, Safety & Security Committee.
Member of the Human Resources & Compensation Committee.

Mr. Russell J. Horner, 59 B.Sc. (Chem) Vancouver, British Columbia, Canada (Director since September 29, 2004) Other Public Directorships None	Mr. Horner is a Corporate Director. He is the former President and Chief Executive Officer of Catalyst Paper Corporation (a forest products and paper company), a former Chief Operating Officer, Australasia, Fletcher Challenge Paper Division, Fletcher Challenge Limited (a forest products and paper company), and a former Managing Director of Australian Newsprint Mills Ltd. (a newsprint company). He is a former Board member of the Pulp and Paper Research Institute of Canada, a former member of the Board of Directors of the World Wildlife Fund Canada, and a former member of the Advisory Board of Factory Mutual Insurance Company (an insurance company). He is past Chair of the Forest Products Association of Canada, past Chair of the Pulp and Paper Manufacturers Federation of Australia, a past Chair of the Commonwealth’s Wood and Paper Industry Forum (Australia), and a past Chair of the Co-operative Research Corporation for Hardwoods (Australia). Mr. Horner has attended the Advanced Management Programs at Harvard Business School and at Auckland University.

Independent Director.
Chair of the Human Resources & Compensation Committee.
Member of the Audit Committee.
Member of the Environment, Health, Safety & Security Committee.

Name	Principal Occupation and Full Biography
Ms. Anne McLellan, P.C., 58
B.A., LL.B, LL.M
Edmonton, Alberta, Canada
(Director since September 28, 2006)

Other Public Directorships
•   Nexen Inc., an energy company (TSX, NYSE)

•   Cameco Corporation, a uranium company (TSX, NYSE)
Ms. McLellan, a four-term Member of Parliament for Edmonton Centre, has approximately 30 years of political, policy making, and legal experience. Ms. McLellan served as Deputy Prime Minister from December 2003 to January 2006 and throughout her career has held numerous ministerial posts, including: Minister of Natural Resources, Minister of Justice and Attorney General, Minister of Health and the first Minister of Public Safety and Emergency Preparedness. Ms. McLellan is the Distinguished Scholar in Residence at the Institute for United States Policy Studies at the University of Alberta. Ms. McLellan is a director of the Edmonton Regional Airports Authority, a member of the TD Securities Energy Advisory Board, Counsel at the law firm of Bennett Jones LLP, and a member of various charitable and community boards. Ms. McLellan taught law at the Universities of New Brunswick and Alberta. Ms. McLellan holds a Bachelor of Arts and Bachelor of Laws degrees from Dalhousie University and a Masters of Law degree from King’s College, University of London.

Independent Director.
Member of the Corporate Governance & Nominating Committee.
Member of the Environment, Health, Safety & Security Committee.

Mr. Derek G. Pannell, 62
B.Sc. Eng., P. Eng., FCAE
Bathurst, New Brunswick, Canada
(Director since February 27, 2008)

Other Public Directorships
•   Teck Cominco Limited, a diversified mining and metals company (TSX, NYSE)

•   Major Drilling Group International Inc., a metals and minerals drilling service company (TSX)

•   Brookfield Infrastructure Partners Limited, the general partner of Brookfield Infrastructure Partners L.P., an infrastructure asset operating company (NYSE)
Mr. Pannell is a Managing Partner of Brookfield Asset Management Inc. (an asset management company). He was President and Chief Executive Officer of Noranda Inc. and Falconbridge Limited from 2001 to August 2006 and Vice President, Operations of Compaia Minera Antamina from 1998 to 2001. Mr. Pannell is a graduate of Imperial College in London, England and the Royal School of Mines, London, England (ARSM) and an engineer registered in Quebec and Peru.

Independent Director.
Member of the Corporate Governance & Nominating Committee.
Member of the Human Resources & Compensation Committee.

Name	Principal Occupation and Full Biography
Mr. Frank W. Proto, 66 B.A. (Economics) Regina, Saskatchewan, Canada (Director since March 1, 1993) Other Public Directorships None	Mr. Proto is Board Chair (serving on a part-time basis) of the Corporation, and Board Chair of Nelson Group Inc. (an investment company). Mr. Proto was also a director of First Calgary Petroleums Ltd. (an oil and gas company) from April 2008 to December 2008, when it was sold and ceased to be a reporting issuer. Mr. Proto is a former Chair of the Petroleum Technology Research Centre at the University of Regina, a former Chief Executive Officer of Wascana Energy Inc. (an energy company), a former Chair of SaskEnergy Inc. (a natural gas distribution and transmission company), and a former member of the Canada Newfoundland Offshore Petroleum Board (a regulatory agency). He is a former director of each of Chieftain Development Ltd. (an energy company), Century Sales and Service Limited (an industrial company), and Saskatchewan Telecommunications Holding Corporation (Sasktel) (a telecommunications company).

Independent Director.
Board Chair.
Member of the Audit Committee.
Member of the Environment, Health, Safety & Security Committee.

Mr. Michael M. Wilson, 57 B.Sc. (Chem), P.Eng. Bragg Creek, Alberta, Canada (Director since October 1, 2003) Other Public Directorships • Air Canada, a domestic and international airline (TSX)
Mr. Wilson joined the Corporation in 2000 and was appointed Chief Executive Officer on October 1, 2003. Mr. Wilson is a director and former Board Chair of Canpotex Limited (a potash export company), as well as the Vice Chair of the International Plant Nutrition Institute, a director of The Fertilizer Institute, a director of the International Fertilizer Association, and a director of the Calgary Prostate Cancer Institute. Prior to joining the Corporation, between 1994 and 2000, Mr. Wilson was a senior executive at Methanex Corporation (a chemical company) where he was Executive Vice President, and President, Methanol, from 1999 to 2000. From 1976 to 1994 Mr. Wilson was an executive with Dow Chemical Company Ltd. (a chemical company). Mr. Wilson is a Chemical Engineer.

Non-Independent Director.
Chief Executive Officer of the Corporation.

Mr. Wilson is not a member of any of the Committees of the Board of Directors, but regularly attends the open sessions of the Committee Meetings.

Mr. Victor J. Zaleschuk, 65
B.Comm., CA
Calgary, Alberta, Canada
(Director since October 3, 2002)

Other Public Directorships
•   Nexen Inc., an energy company (TSX, NYSE)

•   Cameco Corporation, a uranium company (TSX, NYSE)
Mr. Zaleschuk is Board Chair of Cameco Corporation. Mr. Zaleschuk is also a former President and Chief Executive Officer of Nexen Inc. Prior to becoming President of Nexen Inc., Mr. Zaleschuk was a Senior Vice President and Chief Financial Officer of Nexen Inc. Before joining Nexen Inc., Mr. Zaleschuk was a senior financial executive in the energy sector.

Independent Director.
Chair of the Audit Committee.
Member of the Human Resources & Compensation Committee.

All directors have held the principal occupation identified above for not less than five years except as follows: Dr. Cunningham was Interim President and Chief Executive Officer of Enterprise Products GP, LLC from June 30, 2007 to July 31, 2007, after serving as Group Executive Vice President and Chief Operating Officer of Enterprise Products GP, LLC since February 2006, and from March 22, 2005 to November 23, 2005 was Board Chair of Texas Eastern Products Pipeline Company, LLC, and prior to March 2005 he was a Corporate Director; Mr. Girling prior to June 2006 was Executive Vice President, Corporate Development & Chief Financial Officer of TransCanada Pipelines Limited; Mr. Horner prior to February 2007 was President and Chief Executive Officer of Catalyst Paper Corporation; Ms. McLellan prior to January 23, 2006 was a Member of Parliament for Edmonton Centre, and served as Deputy Prime Minister of Canada, Minister of Public Safety and Emergency Preparedness and Minister of Health; Mr. Pannell prior to August 2006 was President and Chief Executive Officer of Noranda Inc. and Falconbridge Limited.

Each director holds office until the earlier of his or her resignation or our next meeting at which directors are elected unless a director ceases to hold office pursuant to the provisions of the Canada Business Corporations Act (the “Act”).

Dr. D. Grant Devine, a director of the Corporation since 1993, will be retiring from the Board on May 13, 2009 and is not standing for re-election in connection with the Meeting.

The attendance of directors at Board and Committee meetings, the compensation paid to directors, the Board composition (including the independence of the directors), and director succession planning are disclosed under “Section Three: Corporate Governance” in this Circular.

APPOINTMENT OF AUDITORS

Unless instructed otherwise, the persons named in the Proxy will vote FOR the appointment of KPMG LLP, Chartered Accountants, of Calgary, Alberta, as our auditors, to hold office until our next annual meeting. KPMG LLP have been our auditors since 1993.

Fees Paid to KPMG LLP & External Audit Service Fees (By Category)

Our Audit Committee pre-approves all audit services and all permitted non-audit services provided by KPMG LLP and its affiliates and quarterly reviews whether these services affect KPMG LLP’s independence. The following table sets out the fees billed to us by KPMG LLP and its affiliates for professional services in each of the years ended December 31, 2007 and 2008. During these years, KPMG LLP were our only external auditors.

	Year Ended December 31,
Category	2007 (U.S.$)	2008 (U.S.$)

Audit Fees(1)	$2,768,800	$2,952,300
Audit-Related Fees(2)	$161,800	$315,800
Tax Fees(3)	$248,700	$325,040
All Other Fees(4)	Nil	Nil

Total	$3,179,300	$3,593,140

Notes:

(1)	For professional services rendered by KPMG LLP for the audit and review of the Corporation’s financial statements or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	For assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and are not reported under “Audit Fees” above, including subsidiary audit procedures in Egypt, Hungary, Chile and Spain for fiscal year 2008; and compliance reports relating to contractual debt arrangements.

(3)	For professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning with respect to Canadian, U.S. and international jurisdictions; expatriate tax planning services; compliance services relating to exportation tax filings; review and preparation of tax filings; tax advice relating to potential asset and business acquisitions/combinations; and other tax planning and compliance services.

(4)	For services provided by KPMG LLP, other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” above, consisting of miscellaneous corporate reporting, compliance, and translation services.

SECTION THREE: CORPORATE GOVERNANCE

OUR CORPORATE GOVERNANCE

Our Board and management are committed to the continuous improvement of our governance practices and have been consistently recognized for excellence in corporate governance. Our corporate governance systems and principles of conduct have been engrained into our business operations and culture and will continue to play an important role in promoting appropriate oversight and consistent governance practices throughout our organization. Our governance practices comply with the requirements of the policies and guidelines of the Canadian securities regulators.

A cross referencing guide setting out the location in this Circular where we discuss our compliance with each of the requirements and guidelines described in National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) and Form 58-101F1 Corporate Governance Disclosure, National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”), and the audit committee rules set forth in Multilateral Instrument 52-110 Audit Committees (“MI 52-110”), is attached to this Circular as Appendix “1” to Schedule “B”.

In addition to the summary of our corporate governance practices set out below, the full text of our current Corporate Governance Guidelines (the “Guidelines”), Board and Committee Charters, Terms of Reference (for individual directors, our Board Chair, Committee Chairs and our CEO), Code of Business Conduct and Ethics, and Audit Committee Whistleblower Procedures are available on our web site under “Corporate Governance” at www.agrium.com. Our Code of Business Conduct and Ethics has been filed on SEDAR and EDGAR. Shareholders wishing to receive a copy of this material should submit their request by telephone (403) 225-7000, by facsimile (403) 225-7609, by mail to Agrium Inc., 13131 Lake Fraser Drive S.E., Calgary, Alberta, T2J 7E8, Attention: Corporate Secretary or by e-mail by going to the “Contact Us” section of our web site at www.agrium.com.

Board Charter

In addition to the responsibilities of the Board mandated by law, the Board is responsible for developing the Corporation’s approach to corporate governance, including the development of the Guidelines, and satisfying itself, to the extent feasible, of the integrity of the CEO and other executive officers. The Board promotes, and expects the CEO and the other executive officers to promote, a culture of integrity throughout the Corporation. The Board also considers and approves our annual capital and operating budgets and any significant changes to those budgets, all major acquisitions, dispositions and financing transactions, as well as all matters involving our securities. The Board has specifically assumed responsibility for the stewardship of the Corporation’s strategic and succession planning processes and regularly considers the principal risks associated with our business and how these risks are managed. Under its Charter, the Board also has responsibility for management and human resources, financial and corporate issues, corporate procedure and policies, and compliance reporting and corporate communications. The Board Charter is available on our web site under “Corporate Governance” at www.agrium.com and is attached to this Circular as Schedule “C”.

Responsibilities of Board Chair

The Terms of Reference for the Board Chair require that he or she be an independent director appointed as Chair annually by the Board. The Board Chair is charged with the responsibility to lead the Board and organize it to function independently of management so as to foster ethical and responsible decision making, appropriate oversight of management and the best corporate governance practices. The Board Chair schedules in camera sessions at the beginning and at the end of each regularly scheduled meeting of the Board, to meet with only members who are independent. The Board Chair is responsible for ensuring that matters to be considered by the Board are properly presented so as to use directors’ time wisely and safeguard the time to be dedicated to strategic planning, review, discussion and decision making. The Board Chair is responsible for setting the Agenda of each meeting and for the quality of the information sent to or presented to the Board. The Board Chair provides advice and counsel to the CEO and other senior executives and leads the Board process for assessment of the effectiveness of the Board, the Committees of the Board, the Committee Chairs, and individual directors. The position of Board Chair and CEO have been separate throughout the history of the Corporation since it went public in 1993. Our Terms of Reference provide that the Board Chair, when he or she considers it necessary or advisable, may retain, at our expense, outside consultants or advisors to advise independently on any matter.

Corporate Governance Guidelines and Framework

The Guidelines and our corporate governance framework including the Board and Committee Charters, Terms of Reference (for our individual directors, our Board Chair, Committee Chairs and our CEO), Board and CEO Evaluation Processes, Board and Management Succession Processes, our Strategic Planning Process and our Code of Business Conduct and Ethics, collectively provide a structure of authority and accountability to enable the Board and management to make timely and effective decisions that promote Shareholder value while complying with applicable law and our commitment to ethical conduct, integrity and transparency. The stewardship of the Corporation is primarily the responsibility of the Board and the four Committees of the Board, which work closely with the CEO whose primary responsibility is the executive leadership and operational management of the Corporation. Our Corporate Governance & Nominating Committee (the “CG&N Committee”) has specific responsibilities with respect to the continuing review, development and enhancement of our corporate governance practices. Our corporate governance framework, as described above, provides that:

•	the primary responsibility of our Board is to foster our long-term success by creating and preserving value for the Corporation consistent with the Board’s responsibility to Shareholders to maximize Shareholder value. The Board continually assesses the principal risks associated with our business and takes reasonable steps to ensure the integrity and effectiveness of our internal controls, management information systems and financial procedures. The Board has adopted and engages in an annual strategic planning process and approves the Corporation’s strategic plan.

•	the CEO’s primary responsibility is to lead the Corporation in the management of the business and operations of the Corporation, to formulate our proposed goals, strategies and objectives, and to keep the Board informed of our progress towards them. See Schedule “B” for a description of the CEO’s Terms of Reference, which further delineate the CEO’s roles and responsibilities.

•	the Board annually conducts and performs an evaluation of our CEO and considers succession planning, including for the CEO, and management and executive development. See “Section Four: Executive

Compensation” for details of the CEO’s 2008 compensation. The Board also becomes acquainted with our high potential executives.

•	the Board ensures that senior executives are fairly and competitively compensated, with a large portion of compensation being performance based and linked to meaningful and measurable performance targets. See “Section Four: Executive Compensation” for further information regarding 2008 senior executive compensation.

•	our executives are expected to acquire and maintain levels of equity ownership in order to align their interests with those of our Shareholders. See “Section Four: Executive Compensation — 2008 Compensation Discussion & Analysis — Promoting and Protecting Agrium’s Interests” for details regarding equity ownership requirements.

•	a Board of between nine and twelve members is appropriate for us, except that the number of directors may exceed the recommended maximum to accommodate the succession and transition of additional appointments pending anticipated director retirement(s). The Guidelines require that at least two-thirds of the Board be independent and provide that the maximum number of management directors be limited to two directors. Historically, all of our directors have been independent other than the CEO. Our Guidelines establish a specific definition of independence that meets or exceeds applicable legal and regulatory requirements. Directors are required to disclose their interests relating to their independence at least annually and, in any event, when such interests change, so that the Board can continually assess the independence of each director. See Schedule “B” for details regarding confidential access to the independent directors.

•	our directors demonstrate integrity and high ethical standards; have experience, business knowledge and sound judgment relevant to our activities; understand fiduciary duties; are financially literate; have advocacy and consensus building skills; have abilities that complement other Board members; and are willing to devote sufficient time to the work of the Board and its Committees. Our Guidelines require that the Board maintain a long-term plan for the composition of the Board.

•	no director may serve on the boards of directors of more than four other public entities (or related group of public entities where the related public entities may be counted as one board membership for these purposes), unless our Board determines that such simultaneous service would not impair the ability of such director to effectively serve on our Board and such determination is disclosed in our Management Proxy Circular and in our Annual Information Form.

•	senior officers, including the CEO, are expected to accept no more than one directorship on another publicly traded entity or other significant public service commitment, and all such appointments must be reviewed by the Corporation prior to acceptance by the CEO or senior officer, as applicable.

•	each director is responsible for providing constructive counsel to and oversight of management and to advance our interests and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the issues facing us. The expectations of our directors are set out in the Director’s Terms of Reference, a description of which is included in Schedule “B” hereto.

•	the Board, the Board Chair, any of the Committees and, in appropriate circumstances, each of the directors are entitled to engage independent consultants or advisors at the Corporation’s expense.

•	new directors undertake a comprehensive orientation program, and the Board ensures that continuing director education is provided to board members. See “Board Matters — Board Orientation and Continuing Education” (below) for a description of the director orientation and continuing education activities.

•	the CG&N Committee is responsible for reviewing director compensation annually, including a review of comparative information and consideration of the duties, responsibilities and commitments of directors. See “2008 Director Compensation: Tables and Narrative” (below) for details of director compensation in 2008.

•	our directors achieve and maintain equity-at-risk in the Corporation in the form of Common Shares or deferred share units of approximately five times the value of their annual cash retainer within five years of their appointment to the Board. Our directors are also encouraged to acquire and maintain a shareholding in the Corporation. See “2008 Director Compensation: Tables and Narrative” (below) for details regarding director equity ownership requirements.

•	the CG&N Committee review the Guidelines periodically and submit recommended changes to the Board for approval, taking into account emerging best practices.

BOARD MEMBERS

Composition of the Board and Independence

The Board is currently composed of eleven directors and ten nominees will be proposed for election at the Meeting (all of whom are current directors). The Board considers a board size of nine to twelve members to be an appropriate number for our size, and sufficient to provide an appropriate mix of backgrounds and skills.

The Board has determined that nine of the ten proposed directors are “independent” for the purposes of the NYSE Listing Standards and the CSA Rules.

Independence Status of Director Nominees
Name	Management	Independent	Not Independent	Reason for Non-Independent Status

Ralph S. Cunningham		✓
Germaine Gibara		✓
Russell K. Girling		✓
Susan A. Henry		✓
Russell J. Horner		✓
A. Anne McLellan		✓
Derek G. Pannell		✓
Frank W. Proto		✓
Michael M. Wilson	✓		✓	Mr. Wilson is President & CEO
of the Corporation
Victor J. Zaleschuk		✓

Mr. Wilson, the President & CEO of the Corporation, is not independent. In determining that each director other than Mr. Wilson is independent, the Board affirmatively determined that each such director has no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation, and that each such director did not receive any consulting, advisory, or other compensatory fees from the Corporation except in the capacity as a member of the Board or a Committee. In addition, in determining independence the Board determined that each such director has not been an employee (and no immediate family member of the director has been an executive officer of) the Corporation within the past three years; that each such director has not received (and no immediate family member of the director has received) more than Cdn.$75,000 per year in direct compensation from the Corporation, other than director and Committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) in any of the past three years; that each such director is not a current partner or employee of KPMG LLP, our external auditors, nor within the past three years has been a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time (and no immediate family member of the director is a current partner of KPMG LLP or is a current employee of KPMG LLP who participates in that firm’s audit, assurance, or tax compliance practice or within the past three years was a partner or employee of KPMG LLP who personally worked on the Corporation’s audit during that time); that each such director has not been employed (and no immediate family member of the director has been employed) within the past three years as an executive officer of another company where any of that company’s present executive officers at the same time has served on that other company’s compensation committee; and each such director is not and has not been an employee (and no immediate family member of the director is or has been an executive officer) of an entity that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of U.S.$1,000,000 or 2% of such other entity’s consolidated gross revenues.

In order to assist the Board in making its determinations with respect to the independence of its members, all directors annually complete a detailed disclosure questionnaire (the “Questionnaire”) which includes inquiries regarding any direct or indirect business relationships or interest in transactions between each director and the Corporation, as well as each director’s shareholdings and equity-based interests in the Corporation. This Questionnaire is further supplemented by internal inquiries that are conducted concerning the details of any business relationships or transactions that may exist between other corporations or organizations in which our directors have a direct or indirect interest and the Corporation. This information is reviewed by the Board at least annually as well as on an ongoing basis as appropriate in light of the applicable factual circumstances in order to permit the Board to make its independence determinations.

Each year, all of our directors certify their compliance with the Corporation’s Code of Business Conduct and Ethics (described in Schedule “B”), which includes a requirement for the directors to declare any material relationships and any actual or potential conflict of interest.

Interlocking Directorships

Mr. Zaleschuk and Ms. McLellan are members of the Boards of Directors of each of Nexen Inc., a global energy company, and Cameco Corporation, the world’s largest uranium producer. Our Board has determined that there is no material business relationship between the Corporation and either of Nexen Inc. or Cameco Corporation. The Committees of the Boards of each of Nexen Inc. and Cameco Corporation on which Mr. Zaleschuk and Ms. McLellan serve together are also set out below. The Board has determined that the directorships with the Corporation, Nexen Inc. and Cameco Corporation held by Mr. Zaleschuk and Ms. McLellan do not affect their independence.

Company	Director	Interlocking Committee Memberships

Nexen Inc.	Anne McLellan	Health, Safety, Environment and Social Responsibility; Finance
	Victor J. Zaleschuk	Health, Safety, Environment and Social Responsibility; Finance
Cameco Corporation	Anne McLellan	Human Resources and Compensation; Nominating, Governance and Risk
	Victor J. Zaleschuk	Human Resources and Compensation; Nominating, Governance and Risk

Board and Committee Attendance

During 2008, the Board and Committees held the following number of meetings:

			Number of In Camera
	Number of Meetings		Meetings Held
	Held During 2008		During 2008

Board Meetings	7	(1)	14
Audit Committee	7		7
Corporate Governance & Nominating Committee	4		4
Human Resources & Compensation Committee	4		4
Environment, Health, Safety & Security Committee	4		4

Note:

(1)	In September of each year, the Board holds a two-day off site Board Strategy Session, which is regarded as a single meeting for the purposes of Board attendance.

Our independent directors meet at the beginning and at the end of each regularly scheduled Board meeting without any members of management present and each of our Board Committees meet in camera with only the independent Board members present at each Committee meeting held. In addition, in camera sessions without management are held at certain special meetings of the Board. The Board Chair and Committee Chair, as applicable, preside over such in camera sessions and inform management of any issues that arise during such meetings and any actions required to be taken.

During 2008, the directors’ attendance at Board and Committee meetings was as follows:

	Committee Membership
Director	(*Denotes Chair of a Board Committee)	Board	Committees	Overall

Cunningham	Audit; Human Resources & Compensation	7 of 7	12 of 12	100%
Devine	Corporate Governance & Nominating; Environment, Health, Safety & Security	7 of 7	9 of 9	100%
Gibara	Corporate Governance & Nominating*; Human Resources & Compensation	7 of 7	8 of 8	100%
Girling	Audit; Corporate Governance & Nominating	7 of 7	12 of 12	100%
Henry	Environment, Health, Safety, & Security*; Human Resources & Compensation	7 of 7	9 of 9	100%
Horner	Audit; Human Resources & Compensation*; Environment, Health, Safety & Security	7 of 7	16 of 16	100%
McLellan	Corporate Governance & Nominating; Environment, Health, Safety & Security	6 of 7	9 of 9	94%
Pannell(1)	Corporate Governance & Nominating; Human Resources & Compensation	7 of 7	4 of 4	100%
Proto	Audit; Environment, Health, Safety & Security	7 of 7	19 of 19	100%
Zaleschuk	Audit*; Human Resources & Compensation	7 of 7	12 of 12	100%
Wilson(2)	N/A	7 of 7	N/A	100%

Notes:

(1)	Mr. Pannell was appointed to the Board on February 27, 2008 and was appointed to the CG&N and HR&C Committees on May 7, 2008. Mr. Pannell advised the Board in advance of his appointment of certain scheduling conflicts. Mr. Pannell’s Board and Committee attendance is based on the applicable Board and Committee meetings which occurred after the date of his appointment and for which he did not have prior identified commitments.

(2)	Mr. Wilson is not a member of any Committee, but attended all Committee meetings (other than in camera sessions of the independent directors held at all Board and Committee meetings).

BOARD MATTERS

Board Orientation and Continuing Education

The CG&N Committee is responsible for the orientation and continuing education of new directors. The expectations of a new director on our Board, including specific responsibilities, Committee appointments, workload and time commitments, are reviewed in advance with potential Board candidates. Such candidates are also provided with a copy of our Directors’ manual (the “Manual”) prior to joining our Board which includes, among other items, our Terms of Reference for individual directors, Board and Committee Charters, the Guidelines, our Code of Business Conduct and Ethics, as well as extensive information relating to the Corporation and our industry. Prior to joining the Board, new directors are provided with copies of our corporate governance documents, together with certain corporate policies, recent analysts’ reports and press releases, and various company and industry brochures.

Each new director attends a comprehensive orientation at which members of senior management review our business, corporate strategy, financial profile, governance systems, culture, and current key issues. The orientation also affords an opportunity to review the Manual provided to new directors to facilitate further discussion regarding the role of the Board, its Committees and their members in the context of our business operations. Upon accepting a position on our Board, a new director is required to acknowledge his or her commitment to comply with our Code of

Business Conduct and Ethics. New directors have the opportunity to meet individually with members of senior management, and all directors have regular access to management personnel to discuss matters of interest.

Continuing education is provided through a number of methods, including visits to our sites and facilities (which all of our directors are encouraged to attend to familiarize themselves with our business and to become acquainted with senior plant personnel and high potential employees), an annual comprehensive dedicated off-site strategy session, presentations from management, employees and outside experts to the Board and its Committees on topics of interest and developing issues within their respective responsibilities, and ongoing distribution of relevant information. The CG&N Committee, in consultation with the CEO and the Board Chair, also develops and maintains an evergreen list of continuing education topics which is periodically discussed with the Board members. This list includes topics of interest relating to the Corporation’s businesses, operations and strategy, regulatory developments, compliance initiatives, as well as international geopolitical and economic reviews.

Mr. Girling and Ms. McLellan completed the Directors’ Education Program developed by the Institute of Corporate Directors (ICD) and the Joseph L. Rotman School of Management, University of Toronto. Ms. Gibara completed the Corporate Governance — Making Boards More Effective Program provided by Harvard Business School.

Board Performance Evaluation

The CG&N Committee conducts a periodic evaluation of our Board, the Board Chair, each of the Board Committees, and each of the Committee Chairs, in conjunction with an individual director assessment that is separately stewarded by our Board Chair with the assistance of an external corporate governance expert. The methodology includes in-depth interviews by the governance expert with each of the directors and members of senior management, the completion of an analytical Board effectiveness questionnaire by each of the directors, data analysis by the governance expert, feedback on preliminary findings, and reporting to and discussion among the directors. The Board evaluation process provides a forum within which to assess the Board’s effectiveness and successes, as well as an opportunity to seek out opportunities for continuous improvement.

During the course of 2007 and 2008, a comprehensive evaluation of the Board, the Board Chair, each of the Board Committees, and the Committee Chairs was conducted with the assistance of an external corporate governance expert. The evaluation focused on identifying the areas in which the Board and its Committees function exceptionally well, as well as determining areas or activities where there may exist potential opportunities to further enhance Board effectiveness. These areas involved consideration of the Board’s role with respect to strategic planning, enterprise risk management oversight, executive compensation processes, sustainability reporting, and Director and CEO succession planning. The Board reviewed and assessed emerging trends and best practices in each of these areas, and either concluded that the Board’s processes are effective and consistent with current best practices, or implemented minor modifications to its procedures to enhance the Board effectiveness to ensure that the Board’s processes and the execution of its oversight role meet or exceed current best practice standards.

Director Succession Planning

The Board, through the CG&N Committee, has the responsibility to review at least annually the skills and experience represented on the Board in light of the Corporation’s strategic direction, opportunities and risks, having regard as well to the most recently conducted Board performance evaluation. As part of our Board Succession Planning and Director Recruitment Program, the CG&N Committee maintains and regularly evaluates, at least annually, a comprehensive matrix regarding our current Board composition describing our current directors’ experience, qualifications, competencies and skills in order to allow the Board to focus on identifying and attracting new members that would most benefit our Board at any particular point in time. This process facilitates an ongoing review of the directors’ respective areas and levels of expertise in numerous areas, which include, among others, international business, mergers and acquisitions, financial and accounting, former CEO/senior officer experience, and experience in the areas of executive compensation, agricultural/chemical, operational/engineering, manufacturing/industrial, natural resources, marketing/sales, research & development, as well as geographic, age and gender diversity. The CG&N Committee also maintains a list of potential Board candidates for future consideration.

Our director recruiting process will generally involve a variety of methods as appropriate in the judgment of the Board, obtaining input from various sources and background checks.

In 2008, the CG&N Committee also conducted a comprehensive review of our Board Chair Succession Planning Process in consultation with external governance. The review focused on the aspects of the Board Chair’s role that will be important over the next few years, and included an assessment of the current Terms of Reference for the Board Chair and a determination of the ideal skills, experience, attributes and behavioural qualities for a successor Board Chair, as well as the consultative process to be undertaken with the members of the Board and the CEO to most effectively facilitate a Board Chair succession planning initiative. The consensus of the directors that arose during the course of this review was that there is no need to address Board Chair succession at this time given that (i) the Board Chair continues to do an excellent job in that role, and (ii) stable and experienced leadership is particularly important at this time given these uncertain economic times and ongoing market turmoil.

Mandatory Director Retirement

We have a policy that a director shall not normally be nominated for election at the annual meeting of Shareholders next held following the date on which he or she attains the age of 70 years.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four Standing Committees: the Audit Committee, the Human Resources & Compensation Committee, the CG&N Committee and the Environment, Health, Safety & Security Committee.

Audit Committee

Members	V. J. Zaleschuk, CA (Chair) R. K. Girling F. W. Proto R. S. Cunningham R. J. Horner

Charter The full Audit Committee Charter is available at www.agrium.com under “Corporate Governance”
The mandate, procedure and composition requirements of the Audit Committee are set out in its Charter.

The mandate of the Audit Committee is to assist the Board’s oversight of (i) our accounting and financial reporting processes, (ii) the quality and integrity of our financial statements and related disclosures, and (iii) the effectiveness of our internal controls. The financial statements are prepared by and the responsibility of management. The interim consolidated financial statements are reviewed by the Corporation’s external auditors and then approved by the Audit Committee. The external auditors express an independent opinion on the annual consolidated financial statements which are then approved by the Board upon the recommendation of the Audit Committee.

The Audit Committee’s Charter explicitly mandates direct communication with our internal and external auditors independently of management, ongoing review of our external auditors, including recommendations to the Board of the appointment (subject to Shareholder approval) and termination of the external auditors, discussion and review of the scope of the audit and audit plans of the internal and external auditors, pre-approval of audit and permitted non-audit services, review of the qualifications, independence and fees of the external auditors, and establishment of hiring policies for employees or former employees of the external auditors.

Other responsibilities of the Audit Committee include:

•   monitoring compliance by the Corporation with legal and regulatory requirements that could have a material effect upon the financial position of the Corporation and that are not subject to the oversight of another committee of the Board;

• monitoring the Corporation’s internal audit function;
• overseeing management reporting, internal controls and management information, and reviewing financial risk assessment and risk management issues;

•   reviewing, prior to Board approval, the Corporation’s annual audited consolidated financial statements and selected corporate disclosure documents, including management’s discussion and analysis contained in our Annual Report, the Annual Information Form, prospectuses and offering documents, and other major shareholder communications containing significant financial information;

•   establishing procedures for: (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submissions by our employees of concerns regarding accounting or auditing matters; and

• reviewing the Audit Committee Charter on an annual basis.

2008 Accomplishments and Key Activities
The accomplishments and key activities of the Audit Committee in 2008 included the following:

• Financial Reporting
     •   reviewed and approved the Corporation’s interim financial statements and management’s discussion & analysis, and reviewed and recommended to the Board for approval the Corporation’s audited annual consolidated financial statements, and management’s discussion & analysis thereon;

     •   reviewed and recommended for approval the Corporation’s Annual Information Form, Circular information related to the Audit Committee, and other disclosure documents containing material financial information;

     •   reviewed and recommended to the Board for approval the Corporation’s $500 million public debt offering under its Universal Shelf Prospectus, and amendments to the Corporation’s primary bank credit facilities;

     •   provided oversight and discussed with management the effectiveness of disclosure controls and procedures, design of internal controls over financial reporting, and reviewed reports from the Corporation’s Disclosure Committee;

• reviewed and discussed with management the impact of financial reporting transition to International Financial Reporting Standards; and
• reviewed and discussed key estimates and provisions with management and the external auditors.
• External Auditors

     •   reviewed and discussed with management and the external auditors key financial issues, financial reporting developments, changes in accounting standards and policies, and corporate disclosure developments affecting financial reporting;

• recommended to the Board the appointment of the external auditors;
• reviewed and approved proposed external audit and non-audit fees;
• evaluated the performance and independence of the external auditors;
• reviewed the external auditors’ annual integrated audit plan and budget;
• reviewed the results of the annual integrated audit and discussed the external auditors’ opinion on our internal controls and the quality of our financial reporting; and

     •   monitored the effectiveness of the relationship among the external auditors, management, and the Audit Committee, and provided oversight with respect to the transition of the lead audit partner in 2008.

• Internal Audit
• monitored the activities of the Internal Audit Department, including review of the reports of Internal Audit on the adequacy of management’s actions;
• reviewed the performance and objectivity of the Internal Audit Department;
• reviewed and approved the Internal Audit annual audit plan, budget, and key performance indicators; and
• reviewed and approved Internal Audit’s mandate.
• Financial Risk Management

     •   monitored financial risk management, including hedging activities, debt covenant compliance, insurance programs relating to directors’ and officers’ liability, U.S. workers’ compensation/employers’ liability and wholesale property; and

• provided oversight in respect of the Corporation’s Information Technology (IT) systems, including security features and recovery plans, IT strategy, and IT Internal Audit plan.
• Governance and Disclosure
• conducted the annual review of the Audit Committee’s Charter and the Corporation’s Disclosure Policy;
• reviewed management’s reports on compliance with the Code of Business Conduct and Ethics; and
• monitored emerging trends and best practices with respect to financial reporting and corporate governance impacting on the mandate of the Audit Committee.

Membership Criteria
Independence. The Board has determined that each member of the Audit Committee is independent within the meaning of Multilateral Instrument 52-110 Audit Committees (“MI 52-110”) and none receives, directly or indirectly, any compensation from the Corporation other than for service as a director and a member of the Board committees of the Corporation.

Other Audit Committees. Unless the Board determines otherwise, no member of the Audit Committee may serve on the audit committees of more than two other public companies.

Financial Literacy of Members
Audit Committee Financial Expert. The Board has determined that Mr. Zaleschuk is an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002.

Financial Literacy. The Board has determined that each member of the Audit Committee is “financially literate” within the meaning of MI 52-110. In considering whether a member of the Audit Committee is financially literate, the Board looks at the ability to read a set of financial statements, including a balance sheet, income statement and cash flow statement of a breadth and complexity similar to that of the Corporation’s financial statements. See the directors’ biographies on pages 4 through 8 for relevant education and experience of each member of the Audit Committee.

Advisors	The Audit Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the Audit Committee and/or provide advice on any matter within its mandate. The Audit Committee Chair leads the selection of these outside consultants and advisors, and the Audit Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Auditors
Auditors Engagement. KPMG LLP have been the Corporation’s Auditors since 1993. The Audit Committee is directly responsible for the engagement, retention and oversight of the external auditors, who report directly to the Audit Committee.

Independence. The Audit Committee has determined that KPMG LLP is independent. See “Section Two: Matters to be Acted Upon at the Meeting — Appointment of Auditors” for details regarding fees paid to KPMG LLP for professional services in the years ended December 31, 2007 and 2008.

Audit Committee Oversight. Since January 1, 2008, the commencement of our most recently completed financial year, there has been no recommendation of the Audit Committee to nominate or compensate an external auditor that has not been adopted by the Board.

Pre-Approval Policy and Procedure. The Audit Committee has delegated to the Chair of the Audit Committee the authority to act on behalf of the Audit Committee between meetings of the Audit Committee with respect to the pre-approval of audit and permitted non-audit services provided by KPMG LLP from time to time. The Chair reports on any such pre-approval at each meeting of the Audit Committee.

Meetings	The Audit Committee met on seven occasions in 2008 and, as is required by the Audit Committee Charter, held in camera sessions without management present on all occasions (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, Audit Committee procedure allows any director to move the committee to an in camera session at any time during a meeting.

Availability of Committee
Members of the Audit Committee will be available at the Meeting to answer Shareholders’ inquiries in the areas covered by the Audit Committee’s mandate.

See Schedule “B” for information about sending confidential communications to the Audit Committee.

Additional Information	Additional information regarding the Audit Committee, including certain information that is required to be disclosed in accordance with MI 52-110, is found in Item 16 of our Annual Information Form dated February 25, 2009.

Corporate Governance & Nominating Committee

Members	G. Gibara (Chair) R.K. Girling D. G. Pannell D.G. Devine A.A. McLellan
On May 7, 2008, in connection with Neil Carragher’s retirement from the Board and as Chair of the CG&N Committee, Ms. Germaine Gibara was appointed Chair of the CG&N Committee and Derek G. Pannell was appointed to the CG&N Committee. There were no other changes to the membership of the CG&N Committee in 2008.

Charter The full CG&N Committee Charter is available at www.agrium.com under “Corporate Governance”
The mandate, procedure and composition requirements of the CG&N Committee are set out in its Charter.

The mandate of the CG&N Committee is to assist the Board in fulfilling its responsibilities relating to continuing review and development of Agrium’s corporate governance system. Responsibilities of the CG&N Committee include:

•   reviewing and developing the Guidelines, Code of Business Conduct and Ethics for directors, officers and employees, the Charters for our Board and its committees, as well as Terms of Reference for our Board Chair, Committee Chairs, individual directors and the CEO;

• reviewing and recommending to the Board any reports on compliance with the governance guidelines and requirements of applicable regulators and securities exchanges;

• reviewing and recommending director compensation for Board and Committee service, and overseeing the administration of the DSU Plans (defined below);

• annually evaluating the overall performance of the Board, the Board Chair, the Board Committees, the Committee Chairs, and individual directors;

• monitoring the relationship between management and the Board to ensure that the Board is able to, and in fact does, function independently of management;

•   assisting the Board in identifying and recommending qualified individuals to become Board members, consistent with criteria approved by the Board, and to recommend to the Board persons for nomination to the Board;

•   providing recommendations as to the size, composition, operation and effectiveness of the Board and its Committees, and identifying and making recommendations respecting the appointment of members to Board Committees;

• developing and implementing an orientation and ongoing education program for directors;

• ensuring that Board Committees and individual directors engage outside advisors as needed; and

• reviewing the CG&N Committee Charter on an annual basis.

See “Section Three: Corporate Governance” for a description of the Guidelines, Board Charter and Terms of Reference for the Corporation’s Board Chair, Committee Chairs, individual directors and CEO.

2008 Accomplishments and Key Activities	The accomplishments and key activities of the CG&N Committee in 2008 included the following: • Director Nominations and Succession

• identified, evaluated, and recommended to the Board a new director (Mr. Derek Pannell) to fill the vacancy of a retiring director;

• reviewed, assessed and refined the Board Chair succession planning process;

• reviewed and updated Board Composition Matrix and Director succession planning process; and

• reviewed and recommended Committee membership to the Board.

•   Evaluation of the Board, Committees, Board/Committee Chairs, and Individual Directors

     •   assessed director independence against categorical standards and reviewed director relationships, commitments and interlocks;

     •   implemented a new comprehensive evaluation process for the Board, Board Committees, and Board and Committee Chairs, and stewarded the process engaging an external governance expert; and

     •   assessed and updated, as appropriate, the Board and Committee Charters, Corporate Governance Guidelines, and the Board Manual.

•   Corporate Governance Best Practices

     •   conducted a review of recent developments, emerging trends, and best practices with respect to the oversight of the Board and Committees in connection with enterprise risk management;

     •   recommended to the Board the implementation of a prohibition against the monetization of equity-based compensation by executives and directors;

     •   reviewed, assessed, and enhanced the directors’ continuing education process;

     •   monitored recent developments, emerging trends, and best practices in corporate governance; and

     •   reviewed and recommended to the Board amendments to the Stock Option
          & Tandem SAR Plan, and the Director Deferred Share Unit Plans.

•   Public Disclosures

     •   reviewed and approved for recommendation to the Board the corporate governance disclosures contained in the Circular.

•   Board Remuneration

     •   recommended the form and amount of the directors and Board
          Chair’s compensation.

Membership Criteria	Each member of the CG&N Committee is required by the Charter to be independent within the meaning of the CSA Rules and the NYSE Listing Standards.

Compensation Consultant	Consultant Retained. The CG&N Committee retained Towers Perrin in the most recent fiscal year to assist with reviews of Board compensation. See “Human Resources & Compensation Committee” (below) for details with respect to the duties performed by Towers Perrin for the Corporation in 2008.

Advisors	The CG&N Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the CG&N Committee and/or provide advice on any matter within its mandate. The CG&N Committee Chair leads the selection of these outside consultants and advisors, and the CG&N Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Meetings	The CG&N Committee met on four occasions in 2008 and held in camera sessions without management present on four occasions (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, CG&N Committee procedure allows any director to move the committee to an in camera session at any time during a meeting.

Availability of Committee	Members of the CG&N Committee will be available at the Meeting to answer Shareholders’ inquiries in the areas covered by the CG&N Committee’s mandate.

Human Resources & Compensation Committee

Members	R. J. Horner (Chair) G. Gibara D. G. Pannell R. S. Cunningham S. A. Henry V. J. Zaleschuk, CA

Derek G. Pannell was appointed to the Human Resources & Compensation Committee (the “HR&C Committee”) on May 7, 2008. There were no other changes to the membership of the HR&C Committee in 2008.

Charter	The mandate, procedure and composition requirements of the HR&C Committee are set out in its Charter.
The full HR&C Committee Charter is available at www.agrium.com under “Corporate Governance”	The mandate of the HR&C Committee is to assist the Board in fulfilling its responsibilities relating to human resources matters. Responsibilities of the HR&C Committee include:

•    advising on human resources and compensation philosophies, strategies and principles, including the review of compensation policies and programs for employees;

•    reviewing and approving the CEO’s goals and objectives, assessing the
     CEO’s performance, and recommending the CEO’s compensation;

•    overseeing the evaluation of management, including recommendations to the
     Board regarding the appointment of and the compensation arrangements for executives;

•   assessing executive succession plans and practices;

•    reviewing and making recommendations with respect to incentive compensation and equity compensation plans and programs;

•    reviewing and approving the investment, funding and benefits policies relating to retirement plans;

•    overseeing the preparation of the Compensation Discussion &
     Analysis (“CD&A”) and related compensation disclosure; and

• reviewing the HR&C Committee Charter on an annual basis.

2008 Accomplishments and Key Activities	The accomplishments and key activities of the HR&C Committee in 2008 included the following:

•   Compensation

     •   reviewed compensation policies and programs in light of (i) the
          Corporation’s growth and acquisitions, (ii) the changing dynamics in the North
          American labour markets, and (iii) changing compensation disclosure regulation and voluntary best-practices guidelines for executive compensation;

     •   reviewed and recommended to the Board for approval amendments to the Corporation’s deferred compensation plans and arrangements so as to ensure documentary compliance of those plans and arrangements with Section 409A of the U.S. Internal Revenue Code of 1986 by December 31, 2008 in accordance with final U.S. Treasury Regulations;

• reviewed annual and long term award plans to ensure that such plans continued to meet the Corporation’s compensation principles and objectives;
• approved an option and SAR granting policy for implementation in 2009;
• evaluated the CEO’s performance and made compensation recommendations to the Board;
• reviewed evaluations of executives’ performance and recommended compensation packages to the Board; and

• evaluated the services and independence of the compensation consultant engaged by the HR&C Committee. • Human Resources Strategies and Policies
• reviewed the Corporation’s human resources strategies and programs in light of the different cultural and economic environments in which it operates. • Succession Planning & Workforce Planning
• reviewed the executive and management succession plans; and
• reviewed current data from the Corporation’s Workforce Planning and Development initiative. • Pension Programs
• reviewed the annual pension funding and expense report; and
• reviewed the annual Investment Management Performance Review. • Governance and Disclosure
• reviewed new compensation regulations and the recommendations of various shareholder governance groups and made appropriate changes to the governance of the compensation program;
• reviewed and approved the CD&A and related compensation disclosure to be included in the Circular, including additional voluntary disclosure relating to executive and director compensation;
• revised officer equity ownership guidelines; and
• revised the HR&C Committee Charter. See Schedule “D” for the detailed Work Plan of the HR&C Committee.

Membership Criteria	Independence. Each member of the HR&C Committee is required to be independent within the meaning of the CSA Rules and the NYSE Listing Standards. In addition, the CEO does not participate in the appointment of members to the HR&C Committee.
Interlocks. None of Agrium’s executive officers has served as a member of a compensation committee (or equivalent committee) of any other entity that employs a member of the HR&C Committee.
Sitting CEOs. Mr. Cunningham is the only currently active chief executive officer of a publicly traded entity and, accordingly, less than one-third (namely 1 of 6) of the HR&C Committee’s members are currently active chief executive officers of publicly traded companies.

Human Resource and Financial Literacy of Members	HR&C Committee members are appointed with a view to ensuring that the committee maintains an appropriate level of financial and human resources literacy. All members of the HR&C Committee are knowledgeable about Agrium’s compensation programs. Mr. Zaleschuk is considered by the Board to have financial expertise and has been designated as an “audit committee financial expert” for the purpose of the Sarbanes-Oxley Act of 2002. All of the members of the Committee are “financially literate” within the meaning of MI 52-110, and have been determined by the Committee to possess human resources literacy, meaning a thorough understanding of compensation theory and practice, people development and management, succession planning and executive development. Such knowledge and capability includes (i) current or prior experience working as chief executive or senior officers of major organizations (which provide significant financial and human resources experience), (ii) involvement on board compensation committees of other entities, and (iii) experience and education pertaining to financial accounting and reporting and familiarity with internal financial controls. See the directors’ biographies on pages 4 through 8 for additional information.

Advisors	The HR&C Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the HR&C Committee and/or provide advice on any matter within its mandate. The HR&C Committee Chair leads the selection of these outside consultants and advisors, and the HR&C Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Compensation Consultant	Consultant Retained. The HR&C Committee retained Towers Perrin in the most recent fiscal year to assist with preparing information and providing advice on senior executive and director compensation arrangements. Materials provided by Towers Perrin have been presented by Towers Perrin and/or management to the HR&C Committee for its independent review and approval. Towers Perrin’s scope of services includes competitive reviews of senior executive and Board compensation levels, assisting management with changes to the design of compensation programs, providing trend information and other miscellaneous executive compensation assistance. See “Section Four: Executive Compensation — 2008 Compensation Discussion & Analysis — Compensation Process” for details with respect to the duties performed by Towers Perrin in 2008.
Independence. The HR&C Committee has determined that Towers Perrin is independent from Agrium management and is satisfied that it receives impartial and independent advice from Towers Perrin on all matters relating to executive compensation.
Pre-Approval of Services. The HR&C Committee is required to pre-approve any services requested by management from any compensation consultants engaged by HR&C Committee. The HR&C Committee will not approve any work that, in its view, could compromise the independence of the compensation consultants engaged to advise the HR&C Committee.
Quarterly Meetings with the HR&C Committee Chair. The Chair of the HR&C Committee meets privately with the HR&C Committee’s compensation consultant each quarter to review ongoing compensation work and any proposed additional services, including any matters related to NEO compensation.
Fees Paid. The fees paid to the Towers Perrin with respect to all work performed for the Corporation are as follows:

	Billed in 2007	Billed in 2008
Type of Fee	(U.S.$)	(U.S.$)
HR&C Committee work - executive compensation	$185,000	$182,000

Management work – executive and general compensation	$135,000	$63,000

Retirement and pension consulting services	$932,000	$938,000

Evaluation of Consultant. The HR&C Committee conducts an annual evaluation of the performance and independence of its external compensation consultant. In connection with the completion of the 2008 compensation year, the HR&C Committee evaluated the services of Towers Perrin and determined that it was satisfied with the effectiveness of the performance of Towers Perrin.

Meetings	The HR&C Committee met on four occasions in 2008 and held in camera sessions without management present on four occasions (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, HR&C Committee procedure allows any director to move the committee to an in camera session at any time during a meeting.

Availability of Committee	Members of the HR&C Committee will be available at the Meeting to answer Shareholders’ inquiries in the areas covered by the HR&C Committee’s mandate.

Environment, Health, Safety & Security Committee

Members	S.A. Henry (Chair) R.J. Horner F.W. Proto D.G. Devine A.A. McLellan

Charter	The mandate, procedure and composition requirements of the Environment, Health, Safety & Security Committee (the “EHS&S Committee”) are set out in its Charter.

The full EHS&S Committee Charter is available at www.agrium.com under “Corporate Governance”	The mandate of the EHS&S Committee is to assist the Board in fulfilling its oversight responsibilities in order to ensure the Corporation’s activities are conducted in an environmentally responsible manner and that the Corporation maintains the integrity of its health, safety and security policies. Responsibilities of the EHS&S Committee include:

•   annually reviewing and recommending to the Board for approval the
     Environment, Health, Safety & Security Policy;

•   monitoring environmental, health and safety performance, compliance with legal and regulatory requirements, as well as applicable industry standards relating to environmental, health and safety matters, and reviewing the strategies and methods used to improve our environmental, health, safety and security performance;

•   reviewing our environmental, health, safety and security performance goals, management systems implementation, audit programs and plans, and the status of our remediation projects and provisions;

•   reviewing the methods of communicating our environmental, health, safety and security policies and procedures throughout the organization; and

•   reviewing the EHS&S Committee Charter on an annual basis.

In addition, it is the practice of the EHS&S Committee to arrange at least one visit annually for our Board members to one of our facilities, which includes orientation sessions to personally acquaint members of the Committee and the Board with personnel and operations at our facilities.

The Corporation has a corporate environment, health & safety and security committee composed of members of senior management and chaired by the Senior Vice President, Retail, which is responsible for ensuring that we conduct our activities and operate our facilities in an environmentally responsible manner and maintain the integrity of our health, safety and security policies.

2008 Accomplishments and Key Activities	The accomplishments and key activities of the EHS&S Committee in 2008 included the following:

•   oversaw the Corporation’s best EHS&S performance in 2008 over prior years against identified key performance indicators;

•   reviewed the EHS&S integration activities related to the Corporation’s recent acquisitions, and in particular the implementation of enhanced focus on safety in Royster-Clark and UAP, resulting in improved EHS&S performance in those entities;

•   reviewed a strengthened Environmental Management System and its implementation within the strategic business units;

•   reviewed and provided input to the Corporation’s Sustainability Report;

•   conducted a site visit to review the issues relating to, and the status of, legacy mine site remediation activities in Manitoba;

•    reviewed the formation of 4 newly created governance teams to enhance practices and improve communications in the areas of risk management, product stewardship, security and crisis management, and environmental liability;

•    reviewed, in conjunction with the Audit Committee, the
    Corporation’s classification, accounting and reporting processes, and key controls, relating to Asset Retirement Obligations and Environmental Remediation
    Liabilities;

•   evaluated the Corporation’s EHS&S practices and programs to identify performance in light of current best practices; and

•   reviewed and recommended to the Board revisions to the EHS&S Policy and EHS&S Charter to include expanded focus on safety.

Membership Criteria	Each member of the EHS&S Committee is required by the Charter to be independent within the meaning of the CSA Rules and the NYSE Listing Standards.

Advisors	The EHS&S Committee is empowered to engage outside advisors and/or consultants at the Corporation’s expense, to assist the EHS&S Committee and/or provide advice on any matter within its mandate. The EHS&S Committee Chair leads the selection of these outside consultants and advisors, and the EHS&S Committee has the sole authority to retain and terminate such consultants or advisors, including the authority to approve their fees and other retention terms.

Meetings
The EHS&S Committee met on four occasions in 2008 and held in camera sessions without management present on four occasions (following every regularly scheduled meeting). In addition to holding in camera sessions following every regularly scheduled meeting, EHS&S Committee procedure allows any director to move the committee to an in camera session at any time during a meeting.

EHS&S Committee meets separately with the Director, Environment, Health, Safety & Security, and reports to the Board on such meetings.

Availability of Committee	Members of the EHS&S Committee will be available at the Meeting to answer Shareholders’ inquiries in the areas covered by the EHS&S Committee’s mandate.

2008 DIRECTOR COMPENSATION: TABLES AND NARRATIVE

Director Compensation Program

The director compensation program was designed to reflect the responsibilities, commitments and risks accompanying Board membership and to assist the Corporation in attracting and retaining individuals with necessary experience and abilities. Non-executive director compensation is comprised of cash retainers and fees (payable in cash or in deferred share units (“DSUs”)) and DSU retainers. Please see below for a description of the deferred share unit fee plan (the “DSU Fee Plan”) (which allows directors to elect to receive cash retainers and fees in DSUs instead of cash) and the deferred share unit grant plan (the “DSU Grant Plan”) (pursuant to which DSU retainers are paid). The compensation arrangements for non-executive directors in 2008 were as follows:

Amount
Type of Fee	(U.S.$)

ANNUAL RETAINER

Board Chair Annual Cash Retainer (1)	$150,000
Board Chair Annual DSU Retainer (grant value)	$150,000
Board Members Annual Cash Retainer (except Board Chair)	$ 60,000
Board Members Annual DSU Retainer (except Board Chair)	$ 60,000
Committee Retainer	$ 3,500
Committee Chair Retainer (except Audit Chair)	$ 5,500
Audit Committee Chair Retainer	$ 15,000

ATTENDANCE FEES

Board and Committee Meetings (except Audit)	$1,000 per meeting
Audit Committee Meetings	$1,500 per meeting
Travel Allowance(2)	$ 1,000

Notes:

(1)	The Board Chair does not receive meeting fees, but attends all Board and Committee meetings.

(2)	A travel allowance of U.S. $1,000 is paid to each non-executive director who travels out of his or her province or state of residence to a meeting site.

The CG&N Committee annually reviews director compensation using comparative Canadian and U.S. data provided by an independent compensation consultant (see the section entitled “Human Resources & Compensation Committee” (above) for information regarding the consultant retained). There were no changes made to director compensation in 2008.

Our Chief Executive Officer, being the only executive director of the Corporation, is not entitled to additional compensation for performance of director duties. The director compensation program is distinct from the executive compensation program and non-executive directors are not eligible to receive pensions, non-equity incentives, stock options, benefits or perks from the Corporation. Please see “Section Four: Executive Compensation” (below) for a description of the executive compensation program.

2008 Summary of Director Compensation

The following compensation table (the “Director Compensation Table”) sets out the compensation paid to each of the Corporation’s directors in the year ended December 31, 2008:

		Share-Based	All Other
	Fees Earned(1)	Awards(2)	Compensation(3)	Total
Name	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)

Carragher(4)	$34,292	—	$1,828	$36,120
Cunningham	$95,500	$60,000	$1,870	$157,370
Devine	$87,000	$60,000	$1,870	$148,870
Gibara	$17,479	$132,357	$1,979	$151,815
Girling	—	$149,454	$916	$150,370
Henry	—	$155,344	$4,284	$159,628
Horner	$110,500	$60,000	$1,952	$172,452
McLellan	—	$143,998	$596	$144,594
Pannell(5)	—	$130,755	$48	$130,803
Proto	$156,000	$150,000	$3,143	$309,140
Wilson(6)	—	—	—	—
Zaleschuk	—	$167,232	$1,978	$169,210

Notes:

(1)	Includes the portion of the directors’ cash retainers, attendance fees and travel allowances paid in cash.

(2)	Includes the grant date fair value of directors’ DSU retainers and the portion of the directors’ cash retainers, attendance fees and travel allowance taken in DSUs. DSUs are granted based on the intended cash value, whereby the number of DSUs granted is determined by dividing the intended cash value of the grant by the average market price (converted to USD at the Bank of Canada noon rate on the date of grant) of the Common Shares on the TSX for the 10 trading days preceding the date of grant (the “Average Market Price”). As a result, the grant date fair value for each grant was calculated on the basis of the Average Market Price, being $64.55 (Q1), $107.85 (Q2), $73.39 (Q3) and $31.46 (Q4), multiplied by the total number of DSUs granted. The amounts reported exclude DSUs issued as an adjustment for dividends.

(3)	Includes the dollar value of any dividends or other earnings paid or payable on share-based awards that were not factored into grant date fair value.

(4)	Mr. Carragher retired from the Board on May 7, 2008 and the compensation reported is compensation paid to Mr. Carragher for services provided prior to the date of his retirement.

(5)	Mr. Pannell was appointed to the Board on February 27, 2008.

(6)	As an executive of Agrium, Mr. Wilson is not paid any director compensation. Please see “Section Four: Executive Compensation” for information regarding compensation paid to Mr. Wilson in his role as CEO of Agrium.

The following table provides a breakdown of the cash and DSU retainers and fees paid to directors in 2008 as identified in the “Fees earned” and “Share-based awards” columns of the Director Compensation Table (above):

	Fees and Retainers (U.S.$)						Fees and Retainers paid in DSUs (U.S.$)
									Grant Date
	Board,				Percentage		Value of		20 Fair
	Committee,	Board and			of Cash	Total Cash	Cash		Value
	& Committee	Committee			Fees	Fees	Fees	Value of	of
	Chair	Attendance	Travel	Total	taken	taken	taken	DSU	Total DSUs
Director	Retainers	Fees	Allowance	Payable	in DSUs	in Cash	in DSUs	Retainer Payable	Granted(1)(2)/

Carragher(3)	$28,292	$4,000	$2,000	$34,292	—	$34,292	—	—	—
Cunningham	$67,000	$23,500	$5,000	$95,500	—	$95,500	—	$60,000	$60,000
Devine	$67,000	$16,000	$4,000	$87,000	—	$87,000	—	$60,000	$60,000
Gibara(4)	$70,666	$16,000	$4,000	$90,666	75%	$17,479	$72,357	$60,000	$132,357
Girling	$67,000	$22,500	$1,000	$90,500	100%	—	$89,454	$60,000	$149,454
Henry	$72,500	$18,000	$6,000	$96,500	100%	—	$95,344	$60,000	$155,344
Horner	$76,000	$28,500	$6,000	$110,500	—	$110,500	—	$60,000	$60,000
McLellan	$67,000	$16,000	$2,000	$85,000	100%	—	$83,998	$60,000	$143,998
Pannell(5)	$54,667	$12,000	$5,000	$71,667	100%	—	$70,755	$60,000	$130,755
Proto(6)	$150,000	—	$6,000	$156,000	—	$156,000	—	$150,000	$150,000
Zaleschuk	$82,000	$23,500	$3,000	$108,500	100%	—	$107,232	$60,000	$167,232

Notes:

(1)	The amount reported is the grant date fair value of the total DSUs granted (including cash fees taken as DSUs and DSU retainers). See note (2) to the Director Compensation Table for a description of the calculation of grant date fair value.

(2)	Excludes DSUs issued as an adjustment for dividends.

(3)	Mr. Carragher retired from the Board on May 7, 2008 and the compensation reported is compensation paid to Mr. Carragher for services provided prior to the date of his retirement.

(4)	Ms. Gibara received 75% of her quarterly remuneration in DSUs in Q2, Q3 and Q4 of 2008.

(5)	Mr. Pannell was appointed to the Board on February 27, 2008.

(6)	The Board Chair does not receive meeting fees, but attends all meetings.

Incentive Plan Awards to Directors

Stock Options

In March 2002, the Board amended the Stock Option Plan (defined below) so that non-executive directors would no longer be eligible to receive stock options. There are no other stock option plans of the Corporation in which the directors are eligible to participate. As at March 23, 2009, non-executive directors held 10,000 options to acquire Common Shares that were granted prior to the March 2002 amendment of the Stock Option Plan. These options have exercise prices of Cdn.$14.15 and Cdn.$16.01 per share, being the closing prices of the Common Shares at the time of the grant, and expire ten years after the date of grant.

Deferred Share Units

In December 2001, the Board approved the DSU Fee Plan for all directors. The DSU Fee Plan allows directors to elect to receive the cash portion of their remuneration in the form of DSUs, cash or any combination thereof, subject to having satisfied the share ownership requirements set out in our Guidelines. The number of DSUs issued each quarter is calculated by dividing the electing director’s quarterly remuneration by the market value of the Common Shares on the date the director’s compensation is converted into DSUs (generally the last business day of each quarter). See note (2) of the Directors Compensation Table (above) for a description of the calculation of market value. A director leaving the Board is entitled to receive the then market value of a Common Share for each DSU held. During 2008, directors were issued a total of 9,085 DSUs under the DSU Fee Plan (including 55 DSUs issued as an adjustment for dividends paid on the Common Shares in 2008). See Schedule “E” for a comprehensive description of the DSU Fee Plan.

In May 2002, the Board approved the DSU Grant Plan which allows the Board to grant DSUs to directors. Board members are granted DSUs as part of their annual retainer. The number of DSUs issued is calculated by dividing the DSU grant value by the market value of the Common Shares on the grant date. A director leaving the Board is entitled to receive the then market value of a Common Share for each DSU held. During 2008, directors were issued a total of 8,930 DSUs under the DSU Grant Plan (including 190 DSUs issued as an adjustment for dividends paid on the Common Shares in 2008). See Schedule “E” for a comprehensive description of the DSU Grant Plan.

Outstanding share-based awards and option-based awards

The following table provides details regarding the value of unvested/unexercised option and share-based awards as at December 31, 2008:

	Option-based Awards(1)				Share-based Awards
	Number of					Market or		Market or
	securities			Value of		payout		Payout
	underlying	Option		unexercised	Number	value of	Number of	value of
	unexercised	exercise	Option	in-the-money	unvested	unvested	unexercised	unexercised
	options	price(2)	expiration	options(3)	DSUs(4)	DSUs	DSUs(5)	DSUs(3)(5)
Director Name	(#)	(U.S.$)	date	(U.S.$)	(#)	(U.S.$)	(#)	(U.S.$)

Cunningham	—	—	—	—	—	—	17,590	$600,347
Devine	—	—	—	—	—	—	17,590	$600,347
Gibara	—	—	—	—	—	—	19,865	$677,992
Girling	—	—	—	—	—	—	10,401	$354,986
Henry	5,000	$8.96	27-Sep-11	$125,850			41,465	$1,415,200
	5,000	$10.15	6-Dec-11	$119,900	—	—
Horner	—	—	—	—	—	—	18,574	$633,931
McLellan	—	—	—	—	—	—	7,326	$250,036
Pannell	—	—	—	—	—	—	2,019	$68,908
Proto	—	—	—	—	—	—	29,865	$1,019,292
Zaleschuk	—	—	—	—	—	—	20,364	$695,023

Notes:

(1)	The outstanding option-based awards shown are fully vested.

(2)	These options have exercise prices of Cdn.$14.15 and Cdn.$16.01 per share, which exercise prices have been converted to USD based on the Bank of Canada noon rate on the date of grant, being the conversion rate of U.S.$1.00 = Cdn.$1.5793 on September 27, 2001 and U.S.$1.00 = Cdn.$1.5767 on December 6, 2001.

(3)	“Value of unexercised in-the-money options” and “Market or payout value of unexercised DSUs” was determined by reference to the closing price of Common Shares on the NYSE on December 31, 2008, being U.S.$34.13 per Common Share.

(4)	All DSUs vest on grant.

(5)	DSUs are not exercisable until the holder ceases to be a member of the Board. The amounts reported represent DSUs which were vested but not exercisable in the fiscal year.

Incentive plan awards — value vested or earned during the year

The following table provides details regarding the outstanding share-based awards that vested and were exercisable during the year ended December 31, 2008:

	Share-based awards	Share-based awards
	(DSUs) —	(DSUs) —
	Value vested	Value exercisable
	during the year(1)(2)	during the year(1)(3)
Name	(U.S.$)	(U.S.$)

Carragher(4)	—	$248,568
Cunningham	$25,939	—
Devine	$25,939	—
Gibara	$68,574	—
Girling	$79,596	—
Henry	$81,698	—
Horner	$25,939	—
McLellan	$75,164	—
Pannell	$68,898	—
Proto	$64,847	—
Zaleschuk	$89,912	—

Notes:

(1)	Value of DSUs was determined by reference to the closing price of the Common Shares on the NYSE on December 31, 2008, being U.S.$34.13 per Common Share. The amounts reported exclude DSUs issued as an adjustment for dividends.

(2)	All DSUs vest on grant, accordingly, the amounts reported represent the value of all DSUs granted in 2008.

(3)	DSUs are not exercisable until the holder ceases to be a member of the Board. The amount that is exercisable is the value of DSUs which became exercisable by board members in the fiscal year due to the retirement or resignation of a director. With the exception of DSUs held by Mr. Carragher (as discussed in Note (4) (below)), no DSUs were exercisable by directors in 2008.

(4)	Mr. Carragher retired from the Board on May 7, 2008 and all DSUs held by him became exercisable upon his retirement.

Equity Ownership Requirements

Our Guidelines provide that each director is expected to acquire and maintain Common Share and DSU ownership with a value of approximately five times his or her annual cash retainer within five years of their appointment to the Board and to receive compensation in DSUs until the minimum equity ownership threshold is met.

The following table sets out the equity ownership interest in the Corporation and any changes therein, since our 2008 proxy circular disclosure, for each of our independent directors who are nominees for election to the Board:

	Directors’ Equity Ownership Interest and Changes Therein									Directors’	Equity-at-
	Equity Ownership as at			Equity Ownership as at			Net Change in			‘‘Equity-at-	Risk
	March 13, 2008(1)			March 23, 2009			Equity Ownership			Risk”	Multiple
	Common	Stock		Common	Stock		Common	Stock		Amount(2)	of Annual
Directors	Shares	Options	DSUs	Shares	Options	DSUs	Shares	Options	DSUs	(U.S.$)	Retainer

Cunningham	—	—	16,820	—	—	17,618	—	—	798	$680,407	11.34
Gibara	100	—	17,847	100	—	19,896	—	—	2,049	$772,246	12.87
Girling	6,000	—	8,065	6,000	—	10,417	—	—	2,352	$634,025	10.57
Henry	—	10,000	39,050	—	10,000	41,530	—	—	2,480	$1,603,889	26.73
Horner	1,000	—	17,805	1,000	—	18,604	—	—	799	$757,106	12.62
McLellan	100	—	5,121	200	—	7,337	100	—	2,216	$291,079	4.85
Pannell(3)	—	—	—	1,000	—	2,021	1,000	—	2,021	$116,671	1.94
Proto	21,900	—	27,950	19,900	—	29,913	(−2,000)	—	1,963	$1,923,778	12.83
Zaleschuk	2,000	—	17,720	2,000	—	20,395	—	—	2,675	$864,895	14.41
Total	31,100	10,000	150,378	30,200	10,000	167,731	(−900)	0	17,353	$7,644,095	—

Notes:

(1)	As disclosed in the Corporation’s management proxy circular for the annual meeting held on May 7, 2008.

(2)	Directors’ “Equity-at- Risk” Amount is shown as at March 23, 2009 and is the market value (determined by reference to the closing price on March 23, 2009 of Common Shares on the NYSE of U.S. $38.62) of the Common Shares and DSUs owned by the director and excludes options.

(3)	Mr. Pannell was appointed to our Board on February 27, 2008, and as such is expected to acquire equity ownership (including Common Shares and DSUs) of approximately five times his annual retainer within five years of his appointment to the Board.

SECTION FOUR: EXECUTIVE COMPENSATION

The Corporation reports its financial results in U.S. dollars. The following CD&A and executive compensation disclosure is prepared showing U.S. dollars, except as otherwise noted. Canadian dollars is the currency in which the majority of the named executive officers (“NEOs”) are paid.

2008 COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

The following provides an overview of Agrium’s compensation philosophy and programs as detailed in the “2008 Compensation Discussion & Analysis”:

•	Agrium’s compensation programs are designed to attract and retain excellent employees, motivate and reward excellent performance, and promote Agrium’s corporate values.

•	Agrium believes in pay-for-performance which is why approximately 70% of NEO target compensation is “at-risk” and is linked to a combination of individual and corporate goals and share price performance.

•	The components of NEO compensation are: base salary, cash-based annual incentive awards, equity based long-term incentives (including stock options, stock appreciation rights, and performance share units), benefits, perks, and pensions.

•	Long-term incentives are used to align executive actions with long-term management and Shareholder goals, providing rewards consistent with the creation of Shareholder value. They also help Agrium to retain executives and provide executives with the opportunity to meet equity ownership guidelines.

•	All elements of the executive compensation program are targeted to provide compensation opportunities to executives at the median of their designated peer group. Actual payouts under these programs can be above or below the median based on individual and company performance. Compensation for outstanding performance is targeted at the 75th percentile of the executive’s designated peer group.

•	Annual performance incentives are linked directly to short-term goals and performance, in line with Agrium’s “pay-for-performance” philosophy.

•	In 2008, amid market turmoil, Agrium had an extraordinary year, surpassing its previous records for net sales, profits and earnings and delivering on its key corporate priorities. Agrium’s employees and senior officers (including the NEOs) have been rewarded for Agrium’s exceptional 2008 performance through the payment of maximum or near maximum annual incentives.

•	Executives participate in group benefit programs on substantially the same terms as other salaried employees.

•	Executives are provided with limited perks, such as automobile allowances, parking and financial planning, which are granted to ensure the compensation mix is competitive with our peers and to focus executives on job performance.

•	Agrium promotes and protects Shareholder interests by, among other things, requiring minimum equity ownership by executives, prohibiting hedging by executives, and safeguarding against insider trading.

•	The NEOs who are the focus of the CD&A and who appear in the compensation tables of the Circular are:

•	Michael M. Wilson, President & Chief Executive Officer

•	Bruce G. Waterman, Senior Vice President, Finance, & Chief Financial Officer

•	Richard L. Gearheard, Senior Vice President, Agrium, and President, Retail

•	Ron A. Wilkinson, Senior Vice President, Agrium, and President, Wholesale

•	Leslie O’Donoghue, Senior Vice President, General Counsel & Corporate Secretary

Human Resources & Compensation Committee

The HR&C Committee is responsible for ensuring that Agrium’s executive compensation policies and programs are competitive in the markets in which Agrium competes for human resources and that they reflect the long term interests of the Corporation and its Shareholders. Details with respect to the HR&C Committee’s Charter and mandate, its 2008 accomplishments and key activities, its independence from management and other criteria for HR&C Committee membership are set out in “Section Three: Corporate Governance — Committees of the Board of Directors — Human Resources & Compensation Committee” (above). Details with respect to the HR&C Committee’s oversight of and role in the compensation process are set out under the heading “Compensation Process” (below).

Agrium’s Business

With annual sales of $10.3-billion in 2008 (as compared to $5.5-billion in 2007), Agrium is a retailer of agricultural products and services in the U.S. as well as Argentina and Chile, and a global producer and wholesale marketer of nutrients for agricultural and industrial markets. Agrium operates and reports its business through three strategic business units:

•	The Retail Business Unit, with net sales of $5.5-billion in 2008 (as compared to $2.5-billion in 2007) operates in North and South America, providing crop inputs (including a range of seeds, and liquid and dry nutrients) and crop protection services (including herbicides, insecticides and fungicides) directly to farmers. Agrium’s 2008 acquisition of a 100% interest in UAP Holding Corp. (“UAP”), one of the largest distributors of agricultural and non-crop products in North America, significantly increased the Retail Business Unit’s distribution centres.

•	The Wholesale Business Unit, with net sales of $4.7-billion in 2008 (as compared to $2.8-billion in 2007), operates in North and South America and produces, markets and distributes all major crop nutrients (including nitrogen, potash and phosphate) for agricultural and industrial customers both domestically and around the world. Agrium’s 2008 acquisition of a 70% interest in Common Market Fertilizers S.A. (“CMF”) expands the Wholesale Business Unit’s distribution capacity globally. The Wholesale Business Unit services its customers through a network of over 100 distribution warehouses, supplied by 13 major production facilities in addition to a number of smaller processing and specialty facilities.

•	The Advanced Technologies Business Unit, with net sales of $352-million in 2008 (as compared to $249-million in 2007), develops, produces and markets controlled release nutrients for sale to the agricultural, golf course, turf and ornamental markets of North America, China and other parts of the Pacific Rim.

In addition, a variety of corporate functions are included in a fourth non-operating Corporate Business Unit that provides support and services to the three strategic business units.

As of December 31, 2008, Agrium employed approximately 10,975 people worldwide. Over the past few years, Agrium has experienced, and continues to experience, exceptional growth. For more information about Agrium’s business and operations please see our Annual Information Form dated February 25, 2009 and filed under the Corporation’s profile on SEDAR (at www.sedar.com) and EDGAR (at www.sec.gov/edgar.shtml).

Principles/Objectives of Compensation Program

The objectives of Agrium’s compensation programs are to:

•	attract and retain the most talented people by providing competitive total compensation;

•	motivate and reward employees to achieve Agrium’s measures of success by “paying for performance” and rewarding demonstrated behaviours that reinforce Agrium’s values and help the Corporation deliver on its corporate objectives, including:

•	shareholder return, as measured by stock price appreciation plus dividends on a reinvested basis,

•	corporate and business unit financial performance, including (i) earnings per share, (ii) cash flow, (iii) disciplined investment, and (iv) certification of internal controls,

•	company strategy achievements, including (i) industry leadership growth, (ii) employee health and safety, and (iii) creation and sustenance of high performance culture, and

•	individual performance focused on financial and operational measures;

•	promote adherence to high ethical, environmental and health and safety standards;

•	provide flexibility so that the compensation program is responsive to changes in the marketplace, organization and economic conditions; and

•	protect Shareholder interests and ensure that the interests of leaders are aligned with those of Shareholders.

Compensation Program Design

The total compensation mix and performance-based compensation opportunities are designed on the basis of our compensation objectives and in order to motivate employees to achieve the Corporation’s strategic plan and overall goals of superior total Shareholder return through revenue growth, EBITDA growth, superior returns on invested capital and a balanced portfolio of products, assets and geographies.

2008 Compensation Mix

Standard compensation arrangements for Agrium’s senior executives are composed of the following elements, which are linked to Agrium’s compensation and corporate objectives as follows:

Link to
		Compensation	Link to Corporate
Compensation Element	Description	Objectives	Objectives

Standard Compensation

Base Salary
	Senior executives (including each NEO) are paid a pre-determined base salary. Salary is a market-competitive, fixed level of annual compensation.	Attract and Retain Reward	Competitive pay ensures access to talented employees necessary to achieve corporate objectives. Yearly salary review based on attainment of NEO goals, specifically linked to corporate objectives. See “Determining Actual Compensation” (below).

Benefits and Perks

Senior executives (including NEOs) are entitled to standard health benefits on substantially the same terms as are available to employees under a shared cost flexible benefits program.

The Corporation provides perks to certain senior executives (including the NEOs), which include automobile allowances, parking and financial planning.

In addition, officers are entitled to limited benefits on termination of employment, as described under “2008 Executive Compensation: Tables and Narrative — Termination and Change of Control Benefits” (below).
		Attract and Retain	Competitive benefits and perks ensure access to talented employees necessary to achieve corporate objectives. In addition, appropriate perks facilitate focus on job performance.

Retirement Arrangements

Senior executives (including NEOs) participate in defined contribution plans (the registered DC Plan for Canadian executives and the qualified 401(k) Plan for U.S. executives), pursuant to which the Corporation and participants contribute a percentage of eligible base salary.

Designated executives (including the NEOs) are also members of the defined benefit supplemental executive retirement plans (the Canadian DB SERP for Canadian executives and the U.S. DB SERP for U.S. executives), pursuant to which designated executives receive a supplemental defined benefit pension based on eligible earnings and years of service as a designated executive.

See “2008 Executive Compensation: Tables and Narrative — Pension Plan Benefits” for detailed descriptions of the DC Plan, the 401(k) Plan, the Canadian DB SERP and the U.S. DB SERP.
		Attract and Retain	Competitive retirement arrangements ensure access to talented employees necessary to achieve corporate objectives.

Performance Based/At-Risk Compensation
Annual Incentives		Annual incentives focus executive attention on key strategic, operational and financial measures and align pay with performance.

Profit Sharing Plan
	Certain employees (including the NEOs) are eligible to participate in the profit sharing plan (the “Profit Sharing Plan”), which provides annual incentive compensation up to a predetermined percentage of each employee’s base salary if EBITDA targets are met by the Corporation.	Motivate and Reward	The Profit Sharing Plan focuses on the achievement of EBITDA targets. See “Determining Actual Compensation” (below) for details regarding 2008 EBITDA targets.

Link to
		Compensation	Link to Corporate
Compensation Element	Description	Objectives	Objectives

Performance Recognition Plan
	Agrium Corporate and Wholesale employees (including all NEOs) participate in the performance recognition plan (the “Performance Recognition Plan”), which provides annual incentive compensation up to a predetermined percentage of each employee’s base salary if key performance measures and individual performance goals are met. The Performance Recognition Plan is designed to recognize the cyclical nature of the industry and balances management’s focus on the achievement of critical corporate and business unit financial metrics, operating metrics and the achievement of longer term objectives linked to the annual business plan and the longer term business strategy.	Motivate and Reward
The Performance Recognition Plan focuses on the achievement of objectives at the corporate, business, unit and individual level, including achievement of Agrium’s key performance indicators (“KPIs”).

See “Determining Actual Compensation” (below) for discussion of KPIs.

Retail Incentive Plan

Retail Business Unit employees (including senior executives of the Retail Business Units, but excluding the President of the Retail Business Unit) are eligible to participate in the Retail Incentive Plan (the “Retail Plan”), which provides access to an annual incentive of up to a predetermined percentage of the employee’s salary based on the achievement of local, regional and Business Unit EBIT targets and Business Unit KPI targets.

None of the NEOs are eligible to participate in the Retail Plan. Accordingly, further information with respect to the Retail Plan has not been included in the CD&A.
		Motivate and Reward	The Retail Plan focuses on EBIT targets and achievement of Business Unit KPIs.

Advanced Technologies Incentive Plan

Advanced Technologies Business Unit employees (including senior executives of the Advanced Technologies Business Unit, but excluding the President of the Advanced Technologies Business Unit) are eligible to participate in the Advanced Technologies Incentive Plan (the “AAT Plan”), which provides access to an annual incentive of up to a predetermined percentage of the employee’s salary based on the achievement of local, regional and Business Unit targets and Business Unit KPI targets.

None of the NEOs are eligible to participate in the AAT Plan. Accordingly, further information with respect to the AAT Plan has not been included in the CD&A.
		Motivate and Reward	The AAT Plan focuses on achieving business unit targets measured by return on investment capital and is funded based on a share of EBITDA.

Long-Term Incentives
The Corporation believes that the PSU Plan (defined below) and the Stock Option Plan (defined below) (i) provide for a balanced long-term incentive approach that recognizes the cyclical nature of the business, (ii) provide a better total alignment with Shareholder interests and (iii) facilitate long-term equity ownership.

Stock Options and Tandem SARs

Certain employees (including NEOs) are eligible to participate in the Stock Option and Tandem SAR Plan (the “Stock Option Plan”). The Corporation may grant options to purchase Common Shares at the closing price on the day preceding the grant. Vesting of options is determined by the Board at the time of grant; although, options generally vest in 25% increments over four years and expire ten years after the date of grant.

Commencing in 2004, Agrium made grants of stock options in tandem with stock appreciation rights (“SARs”) to eligible Canadian employees. Option holders have the right to surrender vested stock options back to the Corporation in exchange for a cash payment from the Corporation equal to the option gain that would have otherwise been realized. This assists in the management of Shareholder dilution related to the Stock Option Plan, provides increased transparency through variable accounting for the purposes of expensing stock options and ensures that the costs of funding the stock option grants are tax deductible by the Corporation.

See Schedule “E” for a detailed description of the Stock Option Plan.
Attract and Retain Motivate Align executive and Shareholder interests
Competitive stock option grants ensure access to talented employees necessary to achieve corporate objectives.

Motivates employees to achieve corporate goals and improve value of Common Shares, as stock options gain value only if share price increases over grant price.

Encourages sustained, long-term growth by linking portion of compensation to long-term company performance.

Link to
		Compensation	Link to Corporate
Compensation Element	Description	Objectives	Objectives

Stock Appreciation Rights

Certain employees (including NEOs) who are not residents of Canada are eligible to participate in the Stock Appreciation Rights Plan (the “SAR Plan”), pursuant to which the Corporation may grant stand-alone SARs. The Corporation may grant SARs at the closing price of the Common Shares on the day preceding the grant. Vesting of SARs is determined by the Board at the time of grant; although, SARs generally vest in 25% increments over four years and expire ten years after the date of grant.

See Schedule “E” for a detailed description of the SAR Plan.
Attract and Retain Motivate Align executive and Shareholder interests	Competitive SAR grants ensure access to talented employees necessary to achieve corporate objectives.

Motivates employees to achieve corporate goals and improve value of Common Shares, as SARs gain value only if share price increases over grant price.

Encourages sustained, long-term growth by linking portion of compensation to long-term company performance.

Performance Share Units

Senior executives (including NEOs) and key employees are eligible to participate in either the Performance Share Unit Plan for Canadian employees (the “Canadian PSU Plan”) or the Performance Share Unit Plan for U.S. employees (the “U.S. PSU Plan” and, collectively with the Canadian PSU Plan, the “PSU Plan”), pursuant to which the Corporation may grant performance share units (“PSUs”). The value of a PSU is tied to the value of the Common Shares, based on the price of Common Shares on the NYSE. The grant of a PSU will entitle the employee to the right to receive a cash payment equal to the market value of the PSU at the completion of a three-year performance period.

PSUs (including dividend equivalent performance share units) vest at the end of a three-year performance cycle beginning on January 1 of the grant year and ending on December 31 three years thereafter. The number of units that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the three-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies. One hundred percent of the PSUs vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a three-year performance cycle, the percentage of PSUs that vest may not exceed 100%. No PSUs vest if, over the three-year performance cycle, the Corporation’s Total Shareholder Return is both negative and falls below the 25th percentile of the selected peer group of companies.

The peer group for purposes of PSUs is comprised of a select sample of comparably-sized, publicly traded North American chemical and fertilizer companies. See “Basis for Compensation Decisions - Peer Groups” (below) for details with respect to the PSU Peer Group.

See Schedule “E” for a detailed description of the PSU Plan.
Motivate and Reward Align executive and Shareholder interests	Encourages medium-term growth by linking portion of compensation to medium-term company performance.

Vesting of PSUs is linked to the achievement of Shareholder return objectives over future performance periods.

Note:

(1)	The compensation plans discussed in the above table are those plans which apply to senior executives of Agrium. Please note that Agrium has additional compensation plans in place which are designed to motivate and reward non-executive employee groups.

Illustration of Compensation Mix

Agrium’s executive compensation program is designed to inspire our executives to strive for superior performance and to ensure that a greater percentage of compensation is performance based (or “at-risk”) for executives who bear higher levels of responsibility. The following table shows the target compensation mix for 2008:

	Target 2008 Core Compensation
		Tied to Agrium Performance (“At-Risk”)
		Annual Cash	Long-Term Award
Name	Salary	Incentives	Options	SARs	PSU

M. M. Wilson	20.0%	20.0%	30.0%		30.0%
B.G. Waterman	28.6%	18.6%	26.4%		26.4%
R.L. Gearheard	34.5%	22.4%		21.6%	21.6%
R.A. Wilkinson	34.5%	22.4%	21.6%		21.6%
L. O’Donoghue	35.7%	19.6%	22.3%		22.3%

The following charts provide a graphic illustration of fixed and At-Risk pay for the CEO and the other NEOs:

CEO 2008 Target Compensation	NEOs’ 2008 Target Compensation (other than CEO)

Compensation Process

Compensation reflects an employee’s value to Agrium’s business, including the market value of the skills the employee brings to the business, the value of the employee’s individual contribution and the business results that are generated as a result of employee efforts. In order to ensure that Agrium appropriately assesses and compensates senior executives, Agrium uses the following compensation process:

Persons Involved in Compensation Process

The Board has responsibility for overseeing Agrium’s compensation program. As is set out under “Section Three: Corporate Governance — Human Resources & Compensation Committee” (above), the Board has delegated certain oversight responsibilities to the HR&C Committee, but retains final authority over some aspects of the compensation program and process including approval of material amendments to or adoption of new equity-based compensation plans and review and approval of HR&C Committee recommendations regarding executive compensation.

In designing the various elements and determining amounts of compensation, the HR&C Committee draws upon the expertise of the Chair of the HR&C Committee, the CEO and the Senior Human Resources Officer and confers with Agrium’s General Counsel and CFO on matters that fall within their respective realms of responsibility.

Agrium’s Senior Human Resources Officer provides the HR&C Committee with internal and external analyses regarding the basic structure and competitiveness of Agrium’s compensation program and the details of Agrium’s various compensation and incentive plans. Each year, the Senior Human Resources Officer also provides the committee with a detailed review of the estimated and actual results for each performance measure compared to threshold, target and maximum goals and the resulting estimated and actual payments to the executive officers. The HR&C Committee’s interactions with the Senior Human Resources Officer include at least one meeting in which no other members of management are present.

Agrium relies on its compensation consultant, Towers Perrin, to assist it in various aspects of the compensation process. The assistance provided by the consultant in 2008 includes: (i) assisting the HR&C Committee in updating and evaluating the appropriateness of the peer companies that it uses to evaluate the competitiveness of Agrium’s executive compensation program; (ii) undertaking competitive reviews of senior executive and board of director compensation levels; (iii) providing peer company information to the Board; (iv) supporting the HR&C Committee in the review of material and recommendations that are originated by management, (v) providing information on trends in compensation design to the HR&C Committee and the Human Resources Department; and (vi) assisting the Human Resources Department with changes to the design of the compensation program. In addition, Towers Perrin undertakes forward and back testing of compensation paid to select NEOs on request of the HR&C Committee.

A senior representative of Towers Perrin met with the full Board and participated in portions of three (out of four) HR&C Committee meetings in 2008. During those meetings, the HR&C Committee met with the Towers Perrin representative without the CEO or members of management present. In the course of preparing for those meetings, the Towers Perrin representative conferred with the HR&C Committee Chair and the Senior Human Resources Officer.

Determining Compensation Mix

On an annual basis, the HR&C Committee reviews Agrium’s executive compensation program, including the mix of compensation offered and the appropriateness of short, medium and long-term performance-based opportunities. The CEO and the Senior Human Resources Officer advise the HR&C Committee regarding the competitiveness of the compensation program and their impact on Agrium’s ability to attract, motivate and retain talented employees and executives. In addition, the HR&C Committee reviews information about the compensation programs of peer group companies, with whom Agrium competes for human resources. Peer group information is used to set target level compensation for Agrium executives and to ensure appropriate performance objectives are set to attain target levels of compensation. See “Basis for Compensation Decisions — Peer Groups” (below) for more information regarding the selection of Agrium’s peer groups.

The design and administration of specific elements of compensation is the responsibility of Agrium’s Human Resources Department, with input and approval, where necessary, from the HR&C Committee and with the assistance of the compensation consultant. Typically, strategic decisions on the compensation program are considered by the HR&C Committee over the course of more than one meeting before final approval is given.

Setting Performance Objectives and Goals

The CEO, in consultation with the Board and senior management, is responsible for developing the Corporation’s overall strategic plan. On the basis of the strategic plan, the CEO develops an annual business plan and sets out proposed corporate goals, strategies and objectives, which are reviewed and approved by the Board. In February of each year, the CEO, the Chair of the Board and the Chair of the HR&C Committee meet and establish compensation objectives, which are linked to the Corporation’s strategic and annual business plans. These objectives include both general corporate and financial objectives used to assess performance for the purpose of annual incentive compensation of senior management and individual performance criteria that will be used to assess the performance of the CEO. In some circumstances, the compensation objectives may diverge from the Corporation’s strategic and annual business plans, and the HR&C Committee specifically discusses and considers the merits of and the reasons for any such divergence. The final corporate and CEO performance objectives are approved by the HR&C Committee.

The CEO meets with Agrium’s senior executives and the Senior Human Resources Officer to discuss the specific objectives that have been set. The senior executives, in consultation with the CEO, set individual performance objectives, which are linked to the Corporation’s strategic plan, annual business plan and corporate goals. The CEO advises the HR&C Committee regarding senior executives’ objectives and discusses the alignment of the objectives with overall strategy.

Reviewing Performance and Setting Compensation

One of the HR&C Committee’s most important responsibilities is making recommendations to the Board regarding the CEO’s compensation. In making these recommendations, the HR&C Committee evaluates the CEO’s performance, including discussion of the Corporation’s performance relative to corporate objectives and strategic and annual business plans and the CEO’s individual performance relative to individual goals. The HR&C

Committee reviews the various elements of the CEO’s compensation in the context of the total compensation package (including salary, annual cash incentive awards, long-term equity incentive awards (including prior awards under equity compensation plans) and accrued pension benefits) and recommends a compensation package. The HR&C Committee’s recommendations regarding the CEO’s compensation are presented to the independent members of the Board, who together determine the CEO’s compensation and provide feedback and recommendations in connection with his performance evaluation. These recommendations are then reviewed with the CEO by the Board Chair and the Chair of the HR&C Committee.

The HR&C Committee consults with the CEO in regard to his evaluation of the performance of the executives who report to him. The CEO makes recommendations to the HR&C Committee regarding executive merit increases, incentive compensation and total compensation for executives being hired or promoted. As part of the compensation process, the HR&C Committee assesses the compensation awarded to the senior executive team to ensure that there is appropriate internal equity between members of the executive team, such that employees with similar responsibilities, experience and historical performance are rewarded comparably. The HR&C Committee annually reviews total compensation tables prepared by management and the consultant for each NEO. A report is also prepared periodically to (i) describe trends in termination and change of control provisions, (ii) review current provisions applicable to Agrium’s senior executives under executive employment agreements and (iii) review potential aggregate and incremental payment upon employment termination or change of control. The overall purpose of these tables and report is to aggregate on a uniform basis all of the elements of actual and potential executive compensation upon termination and assist the HR&C Committee to review the elements of NEO compensation in the context of the total compensation package. The HR&C Committee’s recommendations regarding the NEOs’ compensation are presented to the Board, which determines the NEOs’ compensation and provides feedback and recommendations in connection with their performance.

Perks, Benefits and Pension Arrangements

The perks, benefits and pension arrangements offered by the Corporation were designed to be competitive with those of comparable peer companies and are periodically reviewed by the HR&C Committee to ensure that they remain competitive. In addition, specific changes to perks, benefits and pension arrangements may be submitted to the HR&C Committee for its consideration by the compensation consultant or management in circumstances where such persons become aware of changes to standard industry practices.

Succession Planning

The Corporation has a succession management process, which manages, tracks and evaluates leadership development and succession. The succession process is structured to ensure that appropriate candidates are identified and receive appropriate development opportunities and exposure to corporate values. A report on succession planning processes, organizational demographics, and the identification and development of officer succession candidates is provided annually to the HR&C Committee for its review, input and approval.

Granting of Equity Awards

Typically, the Board grants equity awards of stock options, SARs and PSUs on an annual basis at its February meeting, based on the recommendations of the HR&C Committee. By making these awards at the time it is reviewing performance, the Board and the HR&C Committee are able to balance the elements of core compensation and align compensation with the Corporation’s business strategy. In determining the type and amount of any equity grant, the HR&C Committee considers previous grants made, including awards which remain unvested and/or unexercised. In addition, the Corporation has a “President’s Award Program” pursuant to which, under a delegation of authority by the Board to the President & Chief Executive Officer, the CEO may grant awards of stock options and SARs to eligible employees in connection with exceptionally meritorious performance, promotions and new hires. The President’s Award Program is limited as to the aggregate number of stock options and SARs that may be awarded thereunder. Since the inception of the Program in 1998, there has been an aggregate of 300,000 stock options and SARs authorized. An aggregate of 293,300 stock options have been granted under the Program, of which 175,275 have been exercised, and 26,625 have been cancelled (and returned to the pool available for future grants), leaving an aggregate balance of 33,325 stock options and SARs available to be granted. The Program was amended in 2006 to authorize an additional aggregate number outstanding at any time of up to 20,000 PSUs which may be made available and awarded to eligible employees under the Program.

In February 2009, the Corporation adopted an explicit policy (the “Option Granting Policy”) to document the Corporation’s practices and promote the consistent and efficient administration of stock options and SARs, including (i) the procedure for annual grants, (ii) the procedure for one-off grants under the President’s Award Program, (iii) meticulous record keeping, and (iv) the postponement of grants if non-public material information exists at the time of any proposed grant.

Basis for Compensation Decisions

Peer Groups

Target compensation levels for Agrium executives are set at the median of comparator peer groups. The peer group for Agrium’s CEO, CFO and Business Unit Presidents consists of U.S. based chemical and fertilizer companies (the “U.S. Peer Group”) because the competitive talent pool for individuals in these positions is largely U.S. based. For other corporate leadership positions, including the General Counsel and Corporate Secretary, all Senior Vice Presidents, and other executive level positions, the peer group consists of a 50%/50% blend of U.S. chemical peer companies and a select sample of comparably sized Canadian companies from a range of industrial sectors (the “Mixed Peer Group”). The following table provides an overview of the 2008 U.S. Peer Group and Mixed Peer Group as compared to the Corporation:

	Agrium	U.S. Peer Group	Mixed Peer Group

Industry	Chemicals and Fertilizer	Chemicals, Fertilizers, Minerals and Agricultural Goods	Chemicals, Fertilizers, Minerals, Oil & Gas and Industrial Manufacturing
Location(s)	Canadian based with U.S. and international operations	U.S. based	U.S. and Canadian based

	2008 Results	Median	75th Percentile	Median	75th Percentile

Sales (millions U.S.$)	$10,268	$6,830	$9,813	$6,830	$9,813
Market Capitalization (millions U.S.$)	$5,358	$2,447	$12,061	$8,710	$15,624
Assets (millions U.S.$)	$9,818	$8,058	$11,820	$11,820	$18,675
Employees (000s)	10.9	11.9	22.6	8.7	15.5

Note:

(1)	Agrium reports its financial results in U.S. dollars. Information concerning peer group companies reporting in Canadian dollars has been converted at a rate of U.S$1.00 = Cdn.$1.0748, the average annual exchange rate for 2007, and is based on Peer Group financial information for the 2007 fiscal year.

Companies in U.S. Peer Group	Companies in Mixed Peer Group

AGCO Corporation	AGCO Corporation	Finning International Inc.
Air Products & Chemicals, Inc.	Air Products & Chemicals, Inc.	Huntsman International LLC
Ashland Inc.	Ashland Inc.	Lubrizol Corporation
Celanese Corporation	Barrick Gold Corporation	Monsanto
Chemtura Corporation	Celanese Corporation	The Mosaic Company
Eastman Chemical Company	Chemtura Corporation	Nexen Inc.
Ecolab	Canadian National Railway	NOVA Chemicals Corporation
Huntsman International LLC	Company	Potash Corp. of Sask. Inc.
Lubrizol Corporation	Canadian Natural Resources	PPG Industries
Monsanto	Ltd.	Rohm and Haas Co.
The Mosaic Company	Canadian Pacific Railway	Suncor Energy, Inc.
NOVA Chemicals Corporation	Limited	Talisman Energy Inc.
Potash Corp. of Sask. Inc.	Eastman Chemical Company	Teck Cominco Ltd.
PPG Industries	Enbridge Inc.	TransCanada Corporation
Rohm and Haas Co.	Ecolab	Viterra (Agricore United)

The HR&C Committee, in consultation with its compensation consultant, reviews the U.S. Peer Group and Mixed Peer Group annually to ensure that they continue to be appropriate. The peer groups were last reviewed on December 11, 2008, at which time the HR&C Committee approved minor amendments to both peer groups. The amended peer groups will be used to evaluate executive compensation at the completion of fiscal 2009. The criteria used for determining the companies included in the peer groups include that each company is (i) autonomous and publicly-traded, (ii) has comparable revenues to that of Agrium, (iii) is a capital intensive business (e.g. chemicals, energy services, forest products, industrial manufacturing, mining and oil & gas), (iv) is similarly sized considering assets, market capitalization and number of employees, and (v) has robust compensation data available.

In addition to the U.S. Peer Group and Mixed Peer Group, Agrium uses a designated group of competitors (the “PSU Peer Group”) against which it measures its Total Shareholder Return for the purpose of PSU performance vesting. The PSU Peer Group has been chosen by the HR&C Committee as an appropriate comparator group for measuring total shareholder return, as it is representative of investment opportunities for equity investors seeking exposure to our industrial sector. Some of the members of the PSU Peer Group are included in either one or both of the U.S. Peer Group and Mixed Peer Group; however, the U.S. Peer Group and Mixed Peer Group are broader than the PSU Peer Group as they include a range of companies against which Agrium competes for executive talent but which may not be appropriate for comparing shareholder returns. The members of the PSU Peer Group are:

AGCO Corporation	Chemtura Corporation	NOVA Chemicals Corporation
Airgas Inc.	Eastman Chemical Company	Olin Corporation
Albemarle Corporation	FMC Corporation	Potash Corp. of Sask. Inc.
Cabot Corporation	Methanex Corporation	Terra Industries Inc.
CF Industries, Inc.	Mosaic Company	The Scotts Miracle-Gro Company

The HR&C Committee, in consultation with its compensation consultant, reviews and updates the PSU Peer Group at least bi-annually to ensure that it continues to be appropriate. The PSU Peer Group was last updated on December 11, 2008.

Target Level Compensation

The table below sets out (i) the target level of compensation for NEOs assuming desired performance and achievement of goals, and (ii) the manner in which actual compensation can vary from the targeted level of compensation.

Compensation Element	Compensation Target vs. Peer Group	Actual Compensation

Standard Compensation

Base Salary	Median (50th percentile) of U.S. Peer Group or Mixed Peer Group (as applicable). Base pay targets matched to comparable roles among peer companies.	Actual base pay will be higher or lower than the median depending on the executive’s experience, ongoing contribution to the business and level of sustained performance. See “Determining Actual Compensation” (below) for specifics on base salary determinations.

Benefits and Perks	Median of U.S. Peer Group or Mixed Peer Group (as applicable).	At target level.

Pension Arrangements	Median of U.S. Peer Group or Mixed Peer Group (as applicable).	At target level.

Compensation Element	Compensation Target vs. Peer Group	Actual Compensation

Performance Based/At-Risk Compensation

Annual Incentives

Profit Sharing Plan and Performance Recognition Plan	Total annual incentive payout (including payments under both the Profit Sharing Plan and Performance Recognition Plan) are targeted to the median of U.S. Peer Group or Mixed Peer Group (as applicable).
Profit Sharing Plan:

 Performance at the target level will result in “Target” level award. In 2008, the Target award was 5% of base salary.

Performance significantly above expectation can result in a “Maximum” award. In 2008, Maximum was 10% of base salary.

Performance below a defined threshold can result in zero Profit Sharing Plan incentive payable.
Performance Recognition Plan:
Performance at the target level will result in Target level award. In 2008, Target award was:
• 95% of base salary for CEO, and
• 50% to 60% of base salary for other NEOs.
Performance significantly above expectation can result in a Maximum award. In 2008, Maximum award was:
• 190% of base salary for CEO, and
• 100% to 120% of base salary for other NEOs.
Performance below a defined threshold can result in zero Performance Recognition Plan incentive payable.
See “Determining Actual Compensation” (below) for specifics on annual incentive compensation determinations.

Long-Term Incentives

Stock Options, SARs & PSUs	The targeted expected value of grants is in the 50th percentile (median) of the value of target long-term incentives among the U.S. Peer Group or Mixed Peer Group (as applicable) by level.	Individual grants can be higher or lower and will reflect the level of sustained contribution of each executive.
In addition, the number of PSUs to vest is performance based and additional PSUs may be awarded based on relative shareholder return performance (maximum increase in award is 150% if total shareholder return is at 75th percentile or better).
See “Determining Actual Compensation” (below) for specifics on long-term incentive compensation determinations.

Determining Actual Compensation

In December 2008, the HR&C Committee considered the Corporation’s compensation program in light of current negative economic conditions, including a thorough review of the Corporation’s short-term incentive plans. Based on this review and other focused discussions through 2008, the HR&C Committee believes that the current compensation program continues to be appropriate and that no amendments to the Corporation’s compensation program were needed to address economic conditions at that time. The HR&C Committee will continue to monitor the situation.

The underlying principle for executive pay throughout the Corporation is “pay-for-performance”. The Corporation sets clearly defined standards of performance for all variable elements of total compensation, and annually defines the level of performance required to meet threshold, target and maximum pay opportunities. The disclosure contained herein is focused on the compensation of the NEOs, and the performance objectives discussed below are those which were applicable in the determination of NEO compensation in 2008.

Where possible, performance is measured using objective performance goals. However, in some circumstances subjective measures are more appropriate. Where subjective goals are used to measure performance and award compensation, they are defined in as detailed a manner as possible so that the evaluator (being the HR&C Committee for the CEO and the CEO for the other NEOs) can use their business judgment to make an appropriate assessment on the basis of evidence presented as to the achievement of the goal. All senior executives are evaluated against a number of objective goals, and no senior executive is evaluated solely on the basis of subjective performance goals.

Corporate Performance Objectives

The following table (i) summarizes the corporate performance objectives (including the key performance indicators “KPIs”) that are linked to NEO compensation determinations, (ii) sets out the Corporation’s performance in 2008 as against these objectives, (iii) identifies the link between each goal and overall corporate strategy, and (iv) identifies the pay element(s) to which each goal/objective is connected.

KPIs are set on the basis of the Corporation’s internal budget, where: (i) “Target” level goals identify the performance necessary to achieve the Corporation’s budget and receive compensation at the Target award level (being the 50th percentile of the applicable peer group), (ii) “Maximum” level goals identify the performance necessary to achieve maximum compensation (being the 75th percentile of the applicable peer group), where Maximum goals are generally set at 130% of the Target level, and (iii) “Threshold” levels identify the point at which reduced compensation is payable and below which no compensation is payable for that metric.

Target
Achieved
		or		Corporate Strategy &
	2008 Performance Goals(1)(2)	Exceeded	2008 Result	Pay Link

1.	Increase our profitability by meeting or exceeding EBITDA(3) targets in 2008.	✓	We exceeded our Maximum level EBITDA targets, by achieving a record EBITDA of $2.3 billion.	Corporate profitability Links to Profit Sharing Plan (100% of payment determination)

2.	Ensure a disciplined approach to investment, including meeting or exceeding expectations with respect to having Return on Capital Employed (ROCE)(4) in excess of Agrium’s weighted average cost of capital.	✓	We exceeded our Maximum level goal, with an achieved ROCE at 25% in 2008.	Disciplined approach to investment Links to Performance Recognition Plan (10% of corporate score determination)

3.	Improve the Corporation’s core business and increase its competitiveness by meeting or exceeding budget, including targets for Earnings Per Share (EPS) and Operating Cash Flow (OCF), which excludes the impact of changes in the Corporation’s accounts receivable securitization program.	✓	We exceeded our Maximum level EPS and OCF targets, by achieving diluted EPS of $8.34 and OCF of $1,044 million.	Improve core business and increase competitiveness Links to Performance Recognition Plan (50% of corporate score determination)

4.	Improve measurable safety and environmental indices, including reduction of employee and contractor total recordable injuries and reduction in environmental events.	✓	We achieved results between our Target and Maximum level goals, by meeting targets for the reduction of total recordable injuries, and exceeding expectations in reducing the occurrence of environmental events.	Improve core business and increase competitiveness Links to Performance Recognition Plan (15% of corporate score determination)

Target
Achieved
		or		Corporate Strategy &
	2008 Performance Goals(1)(2)	Exceeded	2008 Result	Pay Link

5.	Continue to drive our strategy of growing to a leadership position in the industry.	✓	We achieved our Maximum level performance by delivering on key growth priorities and exceeding expectations in this area of focus.(5)	Grow to Industry Leadership Position Links to Performance Recognition Plan (15% of corporate score determination)

6.	Show measurable success in creating and sustaining a high performance culture, including leadership development, employee succession planning and retention. The focus for 2008 was on improving employee retention for those in critical roles and for those with less than one year of tenure.	✓	We achieved results between our Target and Maximum level goals, by initiating employee retention plans across the Corporation for critical roles. In addition, we met or exceeded our target with respect to a reduction in employee turnover.	Create and Sustain a High Performance Culture Links to Performance Recognition Plan (10% of corporate score determination)

Notes:

(1)	Information regarding performance measures is disclosed in the limited context of annual and long-term performance based awards and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Agrium specifically cautions investors not to apply these statements in other contexts.

(2)	The Corporation has identified the key metrics which are used to determine Profit Sharing Plan and Performance Recognition Plan payments. However, as discussed above, Maximum, Target and Threshold levels are derived from the Corporation’s confidential internal budget, disclosure of which would cause competitive harm to the Corporation. As a result, the Corporation is not disclosing the specific objective targets, but is providing a discussion of the measures used and its actual performance in 2008. In 2008, approximately 25% of total NEOs’ compensation was awarded under the Profit Sharing Plan and Performance Recognition Plan. Target level performance objectives are intended to be reflective of challenging performance in which significant effort is required to successfully achieve them (i.e. a 50% chance of exceeding or not achieving target). Performance beyond target/plan levels is reflective of outstanding performance relative to expectations where a sustained level of high performance is required.

(3)	EBITDA is the Corporation’s earnings before interest, income taxes, depreciation, amortization and asset impairment and is a non-GAAP measure. The Corporation uses EBITDA, among other measures, to assess the operating performance of its ongoing businesses without the effects of amortization expense, net benefit plans cost, and restructuring and other items.

(4)	ROCE (Return on Capital Employed) is a measure of the return generated by the long-term assets and net non-cash working capital of Agrium. ROCE is calculated as after-tax EBIT divided by the average long-term assets and net non-cash working capital over the year. The resulting ratio represents the efficiency with which working capital and long-term assets are being utilized to generate EBIT.

(5)	Growth initiatives achieved in 2008 include: (i) completing the acquisition of UAP, achieving all major integration timelines and thresholds for 2008, and surpassing our $20 million target for synergies in 2008; (ii) facilitating an alternative agreement with the Egyptian Government to achieve a 26% equity position in the MISR Oil and Fertilizers Processing Company S.A.E. (“MOPCO”) nitrogen facility (concluded in Q1 of 2009); (iii) evaluating expansion of Vanscoy potash operations and deciding on expansion plan; (iv) acquiring a 70% equity position in CMF, expanding our international production and distribution capability beyond North American and Argentina; and (v) continuing to evaluate the potential development of a Greenfield potash mine in Saskatchewan or Manitoba through an extensive seismic and drilling program.

NEO Performance Objectives

NEO performance objectives represent key areas of strategic focus for the NEO over the year and are critical to the achievement of the Corporation’s business strategy. NEO’s individual performance (assessed on the basis of goal achievement and responsibilities) is linked to the amount of any base salary increase, is a factor in the determination of amount of any Performance Recognition Plan payment, and impacts the total amount of long-term incentive compensation awarded (including grants of options, SARs and PSUs).

The following table (i) provides a biography of each NEO setting out their key areas of corporate responsibility, (ii) provides a summary of any additional 2008 achievements of each NEO, and (iii) sets out each NEO’s performance objectives and performance against such objectives in 2008, including (if applicable) descriptions of Business Unit performance goals for which an NEO is responsible:

Michael M. Wilson
Biography. Michael M. Wilson, President & Chief Executive Officer, joined Agrium as Executive Vice President and Chief Operating Officer in August of 2000. Mr. Wilson is a graduate of the University of Waterloo, Ontario where he earned his degree in Chemical Engineering. He brings over 30 years of international and executive management experience in the chemical industry. Prior to joining Agrium, Mr. Wilson was President of Methanex Corporation, a leading global producer of methanol headquartered in Vancouver, B.C. In addition, he held various senior positions in North America and Asia during his 18 years with Dow Chemical.

In addition to the achievement of the individual objectives set out below, under Mr. Wilson’s leadership, Agrium was recognized as the 2007 Canadian Dealmaker of the Year for the Materials Industry in connection with the UAP transaction. In addition, Mr. Wilson was named Calgary businessman of the year in 2008.

Other Public Directorships:

•	Air Canada, a domestic and international airline (TSX)

Objective
Met or
2008 Objective	Exceeded	2008 Result
The successful completion of the UAP acquisition and subsequent integration of its operations.	✓	The Corporation successfully completed the UAP acquisition in May 2008 and surpassed our $20-million target for synergies in 2008 despite the later than expected closing of the transaction.

The attainment of the Corporation’s financial targets by utilizing our strong cash flow to reduce debt incurred in the acquisition of UAP.	✓	The Corporation achieved desired financial leverage ratios much sooner than originally forecast as a result of prudent balance sheet management and strong earnings across all of our business units.

Achieve targeted progression with the development of the Corporation’s Egyptian nitrogen facility towards its full operation by late 2010.	✓	A major challenge in 2008 was local opposition to the Corporation’s original nitrogen project in Egypt. The facility was partially built when the government halted construction early in 2008. While we were clearly disappointed with these events, our project team was successful in facilitating an alternative agreement with the Egyptian Government that maintained a majority of the project’s value under difficult circumstances. The MOPCO nitrogen facility is a world-scale facility located in a geographic region with highly-competitively priced gas and prime shipping access to key markets. The agreement provides Agrium with a 26% equity position in the facility which will generate immediate earnings.

Reach a final decision regarding the next-phase expansion to our Vanscoy potash operations by the fourth quarter of 2008.	✓	The Corporation evaluated expansion options at the Vanscoy facility and decided to proceed with the next phase of development for the project that is expected to increase the mine’s sustainable annual production capacity to 2.8 million tonnes. The first phase of the project would be expected to be completed by the second half of 2012.

Evaluate projects to improve energy utilization and provide alternative feedstock as backup for the Profertil facility.	✓	The Corporation successfully utilized imported liquid natural gas as backup feedstock to maintain operating rates at our Profertil facility during the months of tightest natural gas supply in Argentina.

Reach a final decision regarding capacity expansion for our Advanced Technologies controlled-release ESN product line.	✓	The Corporation decided to proceed with constructing a new ESN® in-market coating facility, with an expected capacity of 110,000 tonnes of ESN®, which is expected to be completed in 2010. We also expect to expand our ESN® capacity by approximately 20,000 tonnes annually at our Sylacauga, Alabama facility starting in 2009. These two expansions would bring our total annual ESN® capacity to 325,000 tonnes.

Identify opportunities to expand our international production and distribution capability beyond North America and Argentina.	✓	The Corporation acquired a 70% equity position in CMF, a Western European fertilizer distribution company with annual crop nutrient sales volumes of more than 2 million tonnes. This acquisition expands our distribution into France, Germany, Belgium, the U.K., Italy, Bulgaria, Spain, the Netherlands, Ireland, Greece, Denmark and South America.

Continue to evaluate and act on opportunities for value-added growth across the value chain.	✓	The Corporation continued to evaluate the potential development of a greenfield potash mine in Western Canada through an extensive seismic and drilling program carried out in 2008. Production would not be expected prior to 2015.

Further advance development of the Corporation’s executive succession candidates.	✓	An updated executive succession plan was formulated and was presented to and approved by the Board for implementation in 2009.

Bruce G. Waterman
Biography. Bruce G. Waterman joined Agrium as Senior Vice President, Finance & Chief Financial Officer, in April of 2000. In this role, Mr. Waterman is responsible for Treasury, Tax, Investor Relations, Controllers, Information Technology and Government Relations. Mr. Waterman is a graduate of Queen’s University in Ontario where he earned his degree in Commerce in 1973. He achieved his Chartered Accountant designation in 1975. Mr. Waterman brings more than 30 years of financial and management experience to his role at Agrium. Prior to joining Agrium, Mr. Waterman served as Vice President, Finance & Chief Financial Officer of Talisman Energy in Calgary.

In addition to the achievement of the individual objectives set out below, Mr. Waterman was the 2008 recipient of the Canada’s CFO of the Yeartm Award, sponsored by Financial Executives International Canada, PricewaterhouseCoopers LLP, and Caldwell Partners International.

Public Directorships:

•	OPTI Canada Inc., an energy company (TSX)

Objective
Met or
2008 Objective	Exceeded	2008 Result
Maintain strong capital structure and ongoing access to capital markets.	✓	Accomplishments include: (i) successfully pre-funding equity requirements for UAP acquisition, as well as expanding operating bank lines and terming out debt in advance of credit crisis; (ii) having no losses from short-term investments despite entering 2008 with a short-term investment program in excess of U.S.$1.5 billion; and (iii) negotiating a committed bank financing line for South America retail operations and re-negotiating credit line terms to provide financing support required by CMF.

Enhance working capital and cash flow forecasting and management processes.	✓	Established enhanced working capital and cash flow forecasting, reporting and reconciliation processes in recognition of growth in business from the UAP and CMF acquisitions as well as higher sales prices. Also implemented (in conjunction with Human Resources) a cost capital charge for working capital in strategic Business Unit incentive plans to increase focus on working capital management.

Ensure support from Information Technology, Treasury, Investor Relations, Controllers, Tax and Government Relations for acquisition integration is well planned, well executed and effectively integrated with operations.	✓	Integrations of UAP and CMF were completed effectively and efficiently. Deadlines and budgets were met and despite multiple currencies and different accounting GAAP, financial information was timely and accurate. Information systems integration was on time and on budget and improvements in information technology infrastructure and process controls were implemented to reflect the larger, more complex organization. Forecast finance related synergies were realized.

Continue to enhance process systems and staff depth to support a growing organization with increasing complexity.	✓	Improved accounting close and consolidating processes across the Corporation to increase analytical review time over financial results. Consolidated information technology infrastructure support areas across strategic Business Units to improve effectiveness/control processes and efficiency. Expanded capability in information technology to provide international support services to reduce costs and enhance efficiency. Upgraded staff financial expertise through addition of international and technical expertise and enhancing the formal succession and staff planning processes in conjunction with Human Resources.

Enhance risk management identification, evaluation, mitigation processes and related reporting to the Board.	✓	Appointed Chief Risk Officer and formalized role and responsibilities of the position. Re-evaluated risk exposure materiality limits, risk probabilities and redesigned monitoring processes. Formalized enhanced reporting to the Board and integrated risk evaluation process more tightly with strategic planning process.

Richard L. Gearheard
Biography. Richard L. Gearheard has served as Senior Vice President of Agrium and President of the Retail Business Unit since August 1996. He has also worked in various capacities with other Agrium Retail companies such as Western Farm Service as Vice President, Northwest Region and Crop Production Services as Vice President and Chief Financial Officer. In 1983, he participated in the formation of Crop Production Services through a leveraged buyout. During his career, he has been involved with company-changing acquisitions including PureGro, Western Farm Service and Royster-Clark.

Objective
Met or
2008 Objective	Exceeded	2008 Result
Continue to build Shareholder value in the Retail Business Unit, including achievement of budget earnings before interest and income tax (EBIT)(1) in 2008.	✓	Achieved record EBIT results, well in excess of Retail budget for 2008.

Continuous improvement of the Retail Business Unit’s safety performance, including continued implementation of processes and management oversight to ensure a reduction in total recordable injuries, a reduction in incident of lost days due to safety incidents, and zero incidents resulting in a fatality.	✓	Performance of slightly above target was achieved, including improvements in total recordable injuries and lost days over and above achievements in 2007. There were no incidents resulting in fatalities in 2008.

Manage integration of UAP organization, including development and implementation of organizational plan to realize budget synergies and the realization of target level synergies within first year.	✓	Organizational plan has been successfully developed and integration of UAP continues on schedule despite delayed UAP closing. Target level synergies of $20 million were realized within the fiscal year.

Plan and manage expansion of the Retail Business Unit into identified markets, including identification, assessment and completion of appropriate opportunities.	✓	Expansion plan was successfully developed and opportunities are being identified and assessed, all reasonable expansion efforts are being pursued and management is ensuring that appropriate people are in place to assess and manage opportunities.

Note:

(1)	The term EBIT refers to earnings before interest expense and income taxes. The Corporation believes that EBIT is useful supplemental information as it provides an indication of the results generated by the Company’s main business activities prior to taking into consideration how those activities are financed or taxed. EBIT is a non-GAAP earnings measure that does not have standardized measures prescribed by GAAP, and therefore may not be comparable to similar measures presented by other publicly traded companies.

Ron A. Wilkinson

Biography. Ron A. Wilkinson is Senior Vice President, Agrium and President of the Wholesale Business Unit. Mr. Wilkinson joined Agrium in 1996 through the acquisition of Viridian Inc. and held positions with the organization including Vice President Operations and Technology, Director, Technical Services, General Manager of South American Operations, General Manager of Operations and Projects, Asia Pacific, and Manager of Transportation. Mr. Wilkinson has also worked for Sherritt Inc., Imperial Oil, Exxon Chemical Pakistan Limited and Esso Chemical Canada. Mr. Wilkinson has over thirty years engineering, operations and business management experience within the petrochemical industry. A graduate of the University of Alberta with a B.Sc. in Chemical Engineering, Mr. Wilkinson also completed “The Executive Program” at the University of Virginia, Darden School of Business in 1993. He is a member of The Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA).

Objective
Met or
2008 Objective	Exceeded	2008 Result
Increase shareholder value through strong profitability (EBIT) results for 2008.	✓	2008 was a record year for Wholesale with EBIT reaching $1.48 billion, well in excess of Wholesale budget.

Improve the Wholesale Business Unit’s operational planning, forecasting and reporting processes, and increase reliability and utilization of manufacturing/distribution facilities.	✓	Wholesale planning and forecasting system revamped with improved results. Improved reliability/production from potash and Canadian phosphate facilities. Terminals rationalization plan implemented. Plant/terminal fixed costs and SG&A costs below business plan.

Continuous improvement of the Wholesale Business Unit’s safety performance, and integration of EHS&S processes at acquired businesses.	✓	With an increased focus in this area in 2008, Wholesale was at or near our best ever performance in all EHS&S categories.

Pursue and manage Wholesale Business Unit growth initiatives, including implementation, acquisition and existing facility expansion initiatives.	✓	Acquired and successfully integrated CMF operations, broadening Agrium’s distribution capabilities outside of North America. Evaluated expansion options at the Vanscoy facility and decided to proceed with the next phase of development for the project. Continued evaluation of the potential development of a greenfield potash mine in Western Canada.

Develop and implement communication, staffing, succession and recruitment plans to continue to improve the Wholesale Business Unit’s culture and ability to attract and retain talented employees.	✓	New metrics and strategies have been implemented to better manage employee attraction and retention challenges. Voluntary turnover been reduced to 5% with Wholesale versus 7% in 2006 and 2007. Communications plan developed and implemented to expand employee knowledge of strategy, business results and desired culture.

Leslie O’Donoghue

Biography.  Leslie O’Donoghue has been employed at Agrium since 1999 and currently holds the position of Senior Vice President, General Counsel & Corporate Secretary. Ms. O’Donoghue’s responsibilities include legal affairs, corporate governance, internal audit, environmental, health, safety & security, as well as functional support for mergers and acquisitions. Prior to joining Agrium, Ms. O’Donoghue was a partner at Blake, Cassels & Graydon LLP. After earning her Economics degree from the University of Calgary in 1984, Ms. O’Donoghue completed her LL.B. at Queen’s University in 1988, and was admitted to the Alberta Bar in 1989.

Ms. O’Donoghue established the Agrium’s Women’s Leadership Group (AWLG) and organizes AWLG forums and networking with related professional groups.

Public Directorships:

•	Pembina Pipeline Corporation, an energy infrastructure company (TSX)

Objective
Met or
2008 Objective	Exceeded	2008 Result
Participation in corporate growth strategy and support for acquisition, expansion and integration initiatives.	✓	Integral participation in implementation of corporate growth strategy, supporting acquisition, financing and integration of UAP, a 70% interest in CMF, a 26% equity position in the MOPCO nitrogen facility, and support for other ventures.

Continuous improvement and implementation of corporate governance best practices and Board governance initiatives.	✓	Implemented enhancements to director recruiting and succession processes, provided support for recruitment of new Board member, enhancements to Board education and orientation programs and comprehensive review of stock-based compensation administration. Superior recognition by corporate governance rating agencies (ISS – 100% performance rating, GMI – 9.5/10 rating, Rotman Board Shareholder Confidence Index of AAA, and Globe & Mail Board Games – top 10%).

Effectively manage and enhance cost-efficient deployment of legal resources.	✓	Identified litigation trends, developed strategy for reducing litigation exposure and consolidating services, concluded satisfactory resolution of certain significant claims, increased standardization of agreements for Materials Management and Wholesale Marketing & Distribution, and implemented enhancements to contract administration practices.

Maintain effective and strategic internal audit function, including timely execution of internal audit plan and risk assessments.	✓	All scheduled audits and consulting projects completed in accordance with annual Internal Audit Plan, restructured audit universe for Strategic Business Units, completed Internal Audit Risk Assessment and Long-Term Internal Audit Plan.

Continue to improve environmental, health & safety performance through process enhancements and setting aggressive performance targets.	✓	Consolidated employee total recordable injuries, lost time incidents, and environmental incident rates all exceeded performance goals. Work place safety index for 2008 improved by 13% and contractor injury rate improved by 40%.

Continuous improvement in implementation of environmental, health, safety & security governance best practices.	✓	Establishment of four internal technical EHS&S governance committees in risk management, product stewardship, security & crisis management, and environmental liability management to identify, develop, implement and communicate best practices, resulting in enhancements to environmental management systems. Establishment of visionary goals and Improvement Plan through 2010 for EHS&S key performance indicators.

Setting 2008 NEO Compensation

The following table sets out the basis for compensation decisions with respect to each element of NEO compensation in 2008:

Base Salary See the “Summary Compensation Table” (below) for the total base salary paid to each NEO during fiscal 2008, 2007, and 2006.	As discussed above, base salary adjustments may be the result of (i) competitive salary adjustments (“Competitive Adjustment”) where needed to ensure that salary levels remain competitive on the basis of peer group market data (being the U.S. Peer Group or Mixed Peer Group, as applicable), (ii) merit increases (“Merit Increase”) where needed to reward superior performance (NEO goals and performance in 2008 are set out under “NEO Performance Objectives” (above)), and (iii) promotional increases (“Responsibility Increase”) in circumstances where an officer has been promoted to a position of increased responsibility and/or has taken on increased responsibility in his or her existing role.
2008 Base Salary. NEO base salaries paid in 2008 are as follows:

	2007 Base Pay(1)	2008 Base Pay(1)%
NEO	(U.S.$)	(U.S.$)	Increase	Explanation
M.M. Wilson	$1,116,487	$1,196,060	7.1%	Merit Increase and Competitive Adjustment
B.G. Waterman	$508,001	$534,709	5.3%	Merit Increase and Competitive Adjustment
R.L. Gearheard	$418,000	$460,000	10.0%	Responsibility Increase (UAP acquisition), Merit Increase and Competitive Adjustment
R.A. Wilkinson	$460,551	$469,043	2.9%	Merit Increase and Competitive Adjustment
L. O’Donoghue	$386,118	$412,758	6.9%	Merit Increase and Competitive Adjustment

Note:
(1)    Base salary is set for the period commencing March 1 of each year, following the completion of performance reviews. “2007 Base Pay” reflects the amount paid to NEOs from March 1, 2007 to February 29, 2008. “2008 Base Pay” reflects the amount paid to NEOs from March 1, 2008 to February 28, 2009.

2009 Base Salary. The HR&C Committee decided not to make any adjustments to NEOs’ base salaries for 2009, as current base salaries were determined to be appropriate and competitive.

Perks, Benefits, & Pension See the “Summary Compensation Table” (below) for the dollar value of perks and benefits received and pension benefits accrued by each NEO in fiscal 2008, 2007, and 2006.	No changes to the standard NEO perks, benefits or retirement plans (as described under the section entitled “Compensation Program Design” (above)) were made in 2008.

Profit Sharing Plan See the “Summary Compensation Table” (below) for the total annual incentives paid to each NEO during fiscal 2008, 2007, and 2006.	As discussed above, payouts under the Profit Sharing Plan are based on achievement of EBITDA targets and can range from zero (if EBITDA is below the Threshold level) to 10% of base salary (if EBITDA meets/exceeds the Maximum level). In 2008, EBITDA was $2.3 billion which resulted in a Maximum level payout under the Profit Sharing Plan to all eligible employees (including NEOs). Profit Sharing Plan payments to NEOs were awarded as follows:

	2008 Salary Earned(1)	Profit Sharing Plan	Actual Profit Plan Payment
NEO	(U.S.$)	Payment (U.S.$)	as a % of Salary
M.M. Wilson	$1,182,723	$118,433	10%
B.G. Waterman	$530,441	$53,096	10%
R.L. Gearheard	$451,346	$45,300	10%
R.A. Wilkinson	$467,265	$46,749	10%
L. O’Donoghue	$408,312	$40,886	10%

Note:
(1) Amount reported is the aggregate base salary earned by each NEO in fiscal 2008 (base salary adjustments took effect on March 1, 2008).

Performance Recognition Plan See the “Summary Compensation Table” (below) for the total annual incentives paid to each NEO during fiscal 2008, 2007, and 2006.
As discussed above, payouts to eligible employees under the Performance Recognition Plan are based on the achievement of corporate, business unit and individual objectives, as applicable. Payments can range from zero (if corporate, business unit and individual performance are below Threshold level) to double the target percentage of base salary (if corporate, business unit and individual performance meet or exceed Maximum level).

The formula used to calculate the Performance Recognition Plan payments to each NEO is as follows:

Notes:

(1)    Target level compensation (at the median of the applicable peer group) would result from achievement of the target level performance objectives and would equal between 50% and 95% of each NEO’s base salary.

(2)    Evaluation of corporate performance is based on achievement of specific corporate KPIs (see “Corporate Performance Objectives” (above) for the 2008 KPIs and actual 2008 achievement). Achievement of target level objectives would result in the target weight of 75% on corporate KPIs for the CEO and 50% on corporate KPIs for the other NEOs. The actual weight attributed to corporate KPIs (or “Corporate KPI Score”) can range from zero (if all corporate KPIs are below Threshold) to 150% for the CEO or 100% for the other NEOs (if Maximum level corporate KPIs are achieved).

(3)    Achievement of target level Business Unit objectives would result in the target weight of 25% on Business Unit performance for the NEOs other than the CEO. The actual weight attributed to Business Unit performance (or “Business Unit Score”) can range from zero to 50% depending upon performance.

(4)    Evaluation of individual performance is based on achievement of individual goals (see “NEO Performance Objectives” (above) for the NEOs’ 2008 goals and achievements). Achievement of target level performance would result in the target weight of 25% on individual performance. The actual weight attributed to individual performance (the “Individual Performance Score”) can range from zero (for poor individual performance) to 50% (for excellent individual performance).

Based on performance in 2008 and the relative weighting of each factor for each NEO, the Performance Recognition Plan compensation paid to NEOs for 2008 was as follows:

	2008 Salary Earned(1)	2008 Target as	Performance Plan	Actual Performance Plan
NEO	(U.S.$)	% of Salary	Payment (U.S.$)	Payment as % of Salary
M.M. Wilson	$1,182,723	95%	$2,025,211	171%
B.G. Waterman	$530,441	60%	$522,462	98%
R.L. Gearheard	$451,346	60%	$509,625	113%
R.A. Wilkinson	$467,265	60%	$477,180	102%
L. O’Donoghue	$408,312	50%	$344,967	84%

Note:
(1) Amount reported is the aggregate base salary earned by each NEO in fiscal 2008 (base salary adjustments took effect on March 1, 2008).

Stock Options, SARs & PSUs See the “Summary Compensation Table” (below) for the grant date fair value of all share-based and option-based awards granted to each NEO during fiscal 2008, 2007, and 2006.
As discussed above, the aggregate value of each NEO’s long-term incentive award is determined by the HR&C Committee on the basis of an assessment of (i) each NEO’s position and responsibilities, where larger awards are granted to executives in positions with higher levels of responsibility for Agrium’s long-term performance; (ii) each NEO’s performance and level of sustained contribution to the Corporation; (iii) each NEO’s long-term potential with the Corporation; and (iv) competitive practices with respect to the grant of long-term incentives by the applicable peer group, with total target level awards aligned with the 50th percentile of the applicable peer group.

2008 Grants. In 2008, the Board and HR&C Committee determined that a 50%/50% mix of stock options/SARs and PSUs be granted to provide a balanced focus on share price growth and Total Shareholder Return.

PSUs. The following table sets out the PSUs granted to NEOs during fiscal year ended December 31, 2008:
M.M. Wilson	32,200	December 31, 2010	$2,051,146
B.G. Waterman	9,800	December 31, 2010	$624,262
R.L. Gearheard	5,900	December 31, 2010	$375,831
R.A. Wilkinson	5,400	December 31, 2010	$343,981
L. O’Donoghue	6,200	December 31, 2010	$394,941

Note:
(1)    Grant date fair value has been calculated in accordance with the expected life binomial lattice methodology using the Common Share price on the date of grant of U.S.$74.07 and an expected value of 86%.

The grant date fair value of the PSUs has been determined by using the closing price of the Common Shares on the day preceding the grant. PSUs granted in February 2008 vest at the end of a three-year performance cycle beginning on January 1, 2008 and ending on December 31, 2010. The number of units that vest will depend on the relative ranking of the Corporation’s Total Shareholder Return over the three-year performance cycle compared to the Total Shareholder Return over the same period for the PSU Peer Group. See Schedule “E” for a comprehensive description of the PSU Plan.
Stock Options and SARs. The following table sets out the options to purchase Common Shares and SARs granted to each NEO during the fiscal year ended December 31, 2008:

	Securities Under		Exercise or Base Price(1)				Grant Date Fair
	Options/SARs (#)		(U.S.$/Security)		Expiration Date		Value(2)
Name	Options	SARs	Options	SARs	Options	SARs	(U.S.$)
M.M. Wilson	83,800	—	$74.07	—	27-Feb-08	—	$2,048,332
B.G. Waterman	25,700	—	$74.07	—	27-Feb-08	—	$628,188
R.L. Gearheard	—	15,300	—	$74.07	—	27-Feb-08	$373,979
R.A. Wilkinson	14,000	—	$74.07	—	27-Feb-08	—	$342,203
L. O’Donoghue	15,900	—	$74.07	—	27-Feb-08	—	$388,645

Notes:
(1) The market value of the securities underlying the options/SARs on the date of grant.
(2)    Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using the Common Share price on the date of grant of U.S.$74.07 and an expected value of 33%.

Stock options and SARs were granted at the closing price of the Common Shares on the day preceding the grant and vest in 25% increments over four years and expire ten years after the date of grant. See Schedule “E” for a comprehensive description of the Stock Option Plan and the SAR Plan.

2009 Grants. In February 2009, the HR&C Committee and Board approved the following PSU, stock option and SAR grants to the NEOs:

 • 103,600 PSUs, with an aggregate grant date fair value of $3,590,569. The PSUs granted in February 2009 vest at the end of a three-year performance cycle beginning on January 1, 2009 and ending on December 31, 2011.

 • 242,500 stock options and 27,600 SARs, with an aggregate grant date fair value of $3,592,060. The stock options and SARs were granted at the closing price of the Common Shares on the day preceding the grant and vest in 25% increments over four years and expire ten years after the date of grant.

The February 2009 grants will be reflected in the Summary Compensation Table of Agrium’s 2010 management proxy circular as compensation paid in fiscal 2009.

Performance Graphs: Relationship between Corporate Performance and Executive Compensation

The following table compares the cumulative five year return on our Common Shares (assuming $100 invested on December 31, 2003 and reinvestment of dividends) with the S&P/TSX Composite Index:

The following table shows the trend (based on the percentage change since 2003) in Agrium’s EBITDA and Sales over the last five fiscal years:

Agrium’s stock price appreciation over the past five years has exceeded the S&P/TSX Composite Index (as illustrated above). However, despite Agrium’s record earnings in 2008, our stock price slightly underperformed in 2008, declining in the latter part of 2008, along with those of many of the Corporation’s peers and the broader global equity markets, as market sentiments turned rapidly against commodities, when economic uncertainty in the U.S. and elsewhere spurred fears of an impending global economic recession. In the medium to long-term, NEO compensation is directly impacted by stock price, as a large proportion of Agrium’s executive compensation is awarded in stock options, SARs and PSUs with the expectation that these awards will increase in value as the Common Share price rises over time. In 2008, NEO compensation was directly impacted by the decline in the Corporation’s stock price, through the corresponding decline in the value of NEOs’ previously awarded long-term incentives (being outstanding stock options and SARs and unvested PSUs).

Although the general trend in Agrium’s Common Share price over the past five years has been favourable, given recent market events Agrium believes that the trend in share price is not the most meaningful basis on which to measure the trend in total NEO compensation awarded. As discussed above, Agrium is committed to a “pay-for-performance” philosophy that defines the relationship between compensation, business performance and the creation of sustainable Shareholder value. The total annual compensation paid to NEOs is meaningfully linked to EBITDA and Sales and other KPIs (as discussed under “Basis for Compensation Decisions — Determining Actual Compensation — Corporate Performance Objectives” (above)) as the amount of compensation awarded to NEOs by the Board is directly impacted by Agrium’s performance in these measures. As shown above for the period 2003 to 2008, Agrium’s EBITDA and Sales performance have been steadily increasing and 2008 was a record year for the Corporation. The trend in total NEO compensation has generally followed the trend in EBITDA and Sales.

Cost of Management

The cost of management ratio expresses the total of all types of compensation paid or awarded to the NEOs as disclosed in the three-year Summary Compensation Table (defined below), as a percentage of net income and of market capitalization of the Corporation:

	2008	2007	2006

Total NEO Compensation (U.S.$ millions)	$17.06	$12.82	$10.16
Net Income (U.S.$ millions)	$1,322	$441	$33
Market Capitalization as of December 31 (U.S.$ millions)	$5,358	$11,409	$4,188
Cost of Management Ratio (based on Net Income)	1.29%	2.91%	30.79%
Cost of Management Ratio (based on Market Capitalization)	0.32%	0.11%	0.24%

Promoting and Protecting Agrium’s Interests

The Board and our management have established a tone at the top for our organization that is based on uncompromising integrity and ethical standards. Every executive is held accountable to comply with Agrium’s high ethical standards and the Board has adopted the following policies and practices to protect Agrium’s interests and to align executive’s interests with those of the Shareholders:

Mandatory Share Ownership	The Corporation has equity ownership guidelines applicable to the NEOs and other senior executives. The equity ownership guidelines are intended to support the ongoing alignment of the interests of the Corporation’s senior executives with Shareholders through long-term ownership of Common Shares. The guidelines were revised on February 25, 2009 to require that at least 50% of the ownership requirement be satisfied by ownership of Common Shares. The remainder of the equity ownership requirement can be satisfied by ownership of Common Shares and/or PSUs. Prior to the date of the revision, officers were not required to hold a specific number of Common Shares and the equity ownership guidelines could be satisfied solely through the ownership of PSUs. Officers will be given five years from the date of the revision to satisfy the new Common Share ownership requirement. The guidelines applicable to the senior executives are as follows:

Approximate Multiple of Base Salary
Executive Level	Total Equity Ownership

CEO	Four times
SVP, Finance & CFO	Two times
President, Wholesale & President, Retail	Two times
Other SVPs and VPs	One time

The level of ownership required under the guidelines can be achieved by direct purchase of Common Shares, through the exercise of stock options previously granted pursuant to the Stock Option Plan, and through the grant of PSUs pursuant to the PSU Plan. The following table sets out each of the NEO’s equity ownership interest in the Corporation as of March 23, 2009:

	Total Equity	Equity Ownership as at March 23, 2009(1)		NEOs’ “Equity-at-Risk”(2)			Total
	Ownership						Common
	Requirement	Common		Total Equity		Total Equity	Share
	(multiple of	Shares	PSUs	Amount(1)	Multiple	Requirement	Requirement
Officers	base salary)	(#)	(#)	(U.S. $)	of Salary	Met	Met(3)
M.M. Wilson	Four times	173,910	137,270	$12,017,781	10.0	✓	✓

B.G. Waterman	Two times	44,500	38,774	$3,216,059	6.0	✓	—

R.L. Gearheard	Two times	41,638	26,053	$2,614,222	5.7	✓	✓

R.A. Wilkinson	Two times	16,150	23,949	$1,548,617	3.3	✓	—

L. O’Donoghue	One time	7,500	21,336	$1,113,656	2.7	✓	✓

Notes:

(1)    Excludes the number and value of stock options and SARs held by NEOs. See “2008 Executive Compensation: Tables and Narrative — Incentive Plan Awards” (below) for details regarding the unvested stock options held by NEOs as of December 31, 2008.

(2) Amount of “Equity-at-Risk” determined on the basis of a Common Share price of U.S. $38.62 as at close of business on March 23, 2009.
(3) As set out above, existing executives have until February 2014 to meet the new Common Share guidelines.

Prohibition on Hedging and Equity Monetization	The Corporation grants equity compensation to its officers and directors and has equity ownership guidelines for officer and directors in order to align the interests of officers and directors with those of Shareholders. The Corporation does not allow officers or directors to enter into any derivative transaction on Agrium securities, including any type of hedging or monetization practice, which may reduce the risk of equity ownership and negate the alignment of interests created by equity ownership.

Code of Business Conduct and Ethics The Code is available at www.agrium.com under “Corporate Governance”	Agrium is committed to maintaining the highest standard of legal and ethical conduct in all of its activities. Agrium’s directors, officers and other employees are required to comply with the Code of Business Conduct and Ethics (the “Code”), which sets out their commitment to (i) comply with all applicable laws, (ii) act in the best interest of the Corporation, (iii) treat customers, suppliers and others fairly and honestly, (iv) provide a safe, orderly and tolerant work environment and act with respect, cooperation and dignity toward fellow employees, (v) serve the interests of our shareholders with integrity and loyalty, (vi) ensure our work is sensitive to the Corporation’s commitment to the environmental stewardship, and (vii) report violations of law or policies through appropriate channels. NEOs annually certify compliance with the Code which is monitored by the Board and the CG&N Committee.

Among other things, the Code prohibits all directors, officers and other employees with knowledge of material non-public information from buying, selling or otherwise trading in the Corporation’s securities or from conveying material non-public information to other persons who may use it for trading purposes.

See Schedule “B” for more information regarding the Code.

Securities Trading and Reporting Policy	Agrium has a securities trading and reporting policy (the “Trading Policy”) which safeguards against insider trading and protects employees from allegations of insider trading by:

(i) mandating the confidential treatment of non-public corporate information, including restrictions on access to and transmission of such information,
The Trading Policy is available at www.agrium.com under “Corporate Governance”
(ii)       restricting the trading activities of directors, officers and other employees who may know, or be presumed to know, of material non-public information, including requiring all restricted persons to pre-clear trades in Agrium securities with Agrium’s Legal Department and imposing standard blackout periods corresponding to the preparation of the Corporation’s financial statements during which trading in Agrium’s securities is prohibited, and

(iii) requiring directors, officers and other employees to notify the Corporation’s legal department of details of any trades once completed.

Option Granting Policy	On February 24, 2009, the HR&C Committee adopted the Option Granting Policy to document the Corporation’s existing practices and promote consistent and efficient administration of stock options and SARs, including (i) the procedure for annual grants, (ii) the procedure for one-off grants under the President’s Award Program, (iii) meticulous record keeping, and (iv) the postponement of grants if non-public material information exists at the time of any proposed grant.

Corporate Governance	The Board and management are committed to corporate governance and have been consistently recognized for excellence in this respect. Our corporate governance systems and principles of conduct have been engrained into our business operations and culture and will continue to play an important role in promoting appropriate oversight and consistent governance practices throughout our organization. See “Section Three: Corporate Governance” for a detailed description of our corporate governance practices.

Conclusion

Despite difficult worldwide economic times, the Corporation has had an exceptional year in 2008, exceeding the expectations of the Board and the HR&C Committee. On the whole, the Corporation, our employees and our senior executives have performed well, executing both our corporate strategy as well as generally meeting and/or exceeding both corporate and individual goals through a period of transformational growth and business integration, and during a period of extreme economic uncertainty and market volatility. Our employees and senior executives (including the NEOs) have been fairly rewarded for this performance by appropriate payouts under our annual incentive and long-term equity plans.

The HR&C Committee is confident in the design of the Corporation’s compensation program and believes that the program continues to fulfill the Corporation’s compensation objectives, such that it will continue to motivate senior executives to achieve desired results, without encouraging unduly risky behaviour.

The CD&A was prepared by management under the supervision and direction of the HR&C Committee. In addition to exercising oversight of the preparation of the CD&A, the HR&C Committee has reviewed and discussed the other compensation disclosure contained in the Circular, including the information contained under the headings “2008 Director Compensation: Tables and Narrative” and “2008 Executive Compensation: Tables and Narrative”.

Submitted on behalf of the HR&C Committee:

R. J. Horner (Chair)	R. S. Cunningham
G. Gibara	S. A. Henry
D.G. Pannell	V. J. Zaleschuk, CA

2008 EXECUTIVE COMPENSATION: TABLES AND NARRATIVE

Summary Compensation Table

The following table provides a summary of the compensation earned by the CEO and CFO of the Corporation, as well as the three other most highly compensated executive officers (collectively, the “NEOs”), for services rendered in all capacities during 2008, 2007 and 2006. Specific aspects of this compensation are dealt with in further detail in the following tables:

					Non-Equity
			Share-	Option-	Annual			Total
			based	based	Incentive	Pension	All other	Compensation
Name and		Salary(1)	awards(2)(4)	awards(3)(4)	Plans(5)	Value(6)	Compensation(7)	(8)
Principal Position	Year	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)

M.M. Wilson	2008	$1,182,723	$2,051,146	$2,048,332	$2,143,644	$1,158,592	$25,908	$8,610,346
President & CEO	2007	$1,108,780	$1,622,971	$1,622,057	$1,581,773	$495,165	$25,696	$6,456,441
	2006	$1,009,724	$1,330,661	$1,336,064	$661,376	$480,407	$25,788	$4,844,020
B.G. Waterman	2008	$530,441	$624,262	$628,188	$575,557	$312,005	$17,896	$2,688,350
SVP, Finance & CFO	2007	$505,010	$430,514	$431,071	$447,386	$169,165	$16,264	$1,999,410
	2006	$465,773	$348,506	$302,579	$247,395	$149,951	$13,848	$1,528,052
R.L. Gearheard(9)	2008	$451,346	$375,831	$373,979	$554,925	$271,960	$22,863	$2,050,904
SVP, Agrium &	2007	$415,393	$324,594	$327,614	$399,201	$53,500	$21,800	$1,542,102
President, Retail	2006	$401,099	$329,497	$294,720	$226,889	$143,500	$23,057	$1,418,762
R.A. Wilkinson(10)	2008	$467,265	$343,981	$342,203	$523,929	$205,285	$19,470	$1,902,134
SVP, Agrium &	2007	$454,186	$300,677	$300,518	$402,099	$148,165	$31,796	$1,637,440
President, Wholesale	2006	$415,526	$329,497	$294,720	$212,914	$181,950	$29,678	$1,464,285
L. O’Donoghue	2008	$408,312	$394,941	$388,645	$385,853	$213,485	$14,261	$1,805,497
SVP, General	2007	$381,837	$184,506	$181,050	$285,917	$134,165	$14,099	$1,181,574
Counsel & Corporate Secretary	2006	$340,398	$152,076	$132,035	$148,130	$119,027	$13,294	$904,959

Notes:

(1)	Amounts reported represent the base salary amount paid to NEOs in 2008, 2007 and 2006.

(2)	Amounts reported represent the grant date fair value of PSUs awarded in 2008, 2007 and 2006. Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using Agrium’s share price on the date of grant of U.S. $74.07, U.S. $39.73 and U.S. $24.56 in 2008, 2007 and 2006, respectively. For grants made in 2008, the key valuation assumptions used were stock price volatility of 25.7%, dividend yield of 0.2%, and full 3 year term, resulting in an expected value of 86% of the grant date value. For grants made in 2007, the key valuation assumptions used were stock price volatility of 24.2%, dividend yield of 0.5%, and full 3 year term, resulting in an expected value of 86% of the grant date value. For grants made in 2006, the key valuation assumptions used were stock price volatility of 27.4%, dividend yield of 0.6%, and full 3 year term, resulting in an expected value of 86% of the grant date value. The expected life binomial lattice methodology is used to ensure consistent long-term incentive valuation across competitive market data. See “Incentive Plan Awards — Outstanding Share-based Awards and Option-based Awards” for the value of outstanding PSU awards at December 31, 2008. The accounting liability recorded is based on the average Common Share price on the NYSE as at the close of the last five trading days before the balance sheet date. As of the grant date, there is zero recorded accounting liability. Vested share-based awards are accounted for as liabilities based on the intrinsic value, calculated as the difference between the market value of the underlying stock and the exercise price of the award. Compensation expense is recorded, on a straight-line basis, over the vesting period of the award. The number of PSUs that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the three-year performance cycle compared to the Total Shareholder Return over the same period for the PSU Peer Group. 100% of the PSUs vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. Fluctuations in the market value of the underlying stock subsequent to the date of grant, determined based on the closing price of the stock on the last day of each reporting period, and changes in other vesting assumptions will result in a change to the related liability and the compensation expense, which is recognized in the period in which the fluctuation occurs. If an employee is eligible to retire during the vesting period, the Corporation recognizes compensation expense over the period from the date of grant to the retirement eligibility date on a straight-line basis. If an employee is eligible to retire on the date of the grant, compensation expense is recognized on the grant date.

(3)	Amounts reported represent the grant date fair value of stock options, tandem SARs and stand-alone SARs awarded in 2008, 2007 and 2006. Grant date fair value has been calculated in accordance with expected life binomial lattice methodology using Agrium’s share price on the date of grant of U.S. $74.07, U.S. $39.73 and U.S. $24.56 in 2008, 2007 and 2006, respectively. For grants made in 2008, the key valuation assumptions used were stock price volatility of 25.7%, dividend yield of 0.2%, and expected life of 6.25 years, resulting in an expected value of 33% of the grant date value. For grants made in 2007, the key valuation assumptions used were stock price volatility of 24.2%, dividend yield of 0.5%, and expected life of 6.25 years, resulting in an expected value of 31% of the grant date value. For grants made in 2006, the key valuation assumptions used were stock price volatility of 27.4%, dividend yield of 0.6%, and expected life of 6.25 years, resulting in an expected value of 32% of the grant date value. The expected life binomial lattice methodology is used to ensure consistent long-term incentive valuation across competitive market data. See “Incentive Plan Awards — Outstanding Share-based Awards and Option-based Awards” for the value of outstanding option-based awards at December 31, 2008. The accounting liability recorded is based on the excess of the U.S. dollar equivalent of the highest price of the Common Shares on the NYSE on the balance sheet date over the exercise price. As of the grant date, there is zero recorded accounting liability. Vested option-based awards are accounted for as liabilities based on the intrinsic value, calculated as the difference between the market value of the underlying stock and the exercise price of the award. Compensation expense is recorded on a straight-line basis over the vesting period of the award. Fluctuations in the market value of the underlying stock subsequent to the date of grant, determined based on the closing price of the stock on the last day of each reporting period, and changes in other vesting assumptions will result in a change to the related liability and the compensation expense, which is recognized in the period in which the fluctuation occurs. If an employee is eligible to retire during the vesting period, the Corporation recognizes compensation expense over the period from the date of grant to the retirement eligibility date on a straight-line basis. If an employee is eligible to retire on the date of the grant, compensation expense is recognized on the grant date.

(4)	As discussed in notes (2) and (3) above, the option-based award and share-based award amounts reported in the Summary Compensation Table represent grant date fair value of equity grants in 2008, 2007 and 2006. A comparison between grant date fair value and the current or actual value of option-based awards (being options and SARs) and share-based awards (being PSUs) is as follows:

				Value Realized or Outstanding as at
		Grant Date Fair Value (U.S.$)		December 31, 2008 (U.S.$)
Name	Year	Options/SARs	PSUs	Options/SARs		PSUs(A)

M.M. Wilson	2008	$2,048,332	$2,051,146	$0		$1,101,381
	2007	$1,622,057	$1,622,971	$0		$2,442,005
	2006	$1,336,064	$1,330,661	$1,726,312	(B)	$3,022,702

		$5,006,452	$5,004,778	$1,726,312		$6,566,089
B.G. Waterman	2008	$628,188	$624,262	$0		$335,203
	2007	$431,071	$430,514	$0		$647,774
	2006	$302,579	$348,506	$368,445		$791,660

		$1,361,837	$1,403,283	$368,445		$1,774,637
R.L. Gearheard	2008	$373,979	$375,831	$0		$201,806
	2007	$327,614	$324,594	$0		$488,401
	2006	$294,720	$329,497	$358,875		$748,479

		$996,313	$1,029,922	$358,875		$1,438,686
R.A. Wilkinson	2008	$342,203	$343,981	$0		$184,704
	2007	$300,518	$300,677	$109,140	(C)	$452,414
	2006	$294,720	$329,497	$711,495	(D)	$748,479

		$937,441	$974,155	$820,635		$1,385,596
L. O’Donoghue	2008	$388,645	$394,941	$0		$212,067
	2007	$181,050	$184,506	$0		$277,617
	2006	$132,035	$152,076	$160,776		$345,452

		$701,729	$731,523	$160,776		$835,136

Notes:

(A)	PSU awards granted in 2006 vested on December 31, 2008 and were paid out based on a maximum performance payout of 150% and Agrium’s average stock price from December 24th to December 31st, 2008 of U.S.$31.72.
(B)	M.M. Wilson exercised 2,388 options from his 2006 grant at an exercise price of U.S.$24.56. The realizable value based on a share price of U.S.$75.76 on the date of exercise was U.S.$122,266.
(C)	R.A. Wilkinson exercised 1,500 options from his 2007 grant at an exercise price of U.S.$39.73. The realizable value based on a share price of U.S.$112.49 on the date of exercise was U.S.$109,140.
(D)	R.A. Wilkinson exercised 4,500 options from his 2006 grant at an exercise price of U.S.$24.56. The realizable value based on a share price of U.S.$112.49 on the date of exercise was U.S.$395,685.

(5)	Amounts reported represent payments made in March of 2009, 2008 and 2007 under the Profit Sharing Plan and Performance Recognition Plan that were awarded for NEO performance in 2008, 2007 and 2006, respectively.

(6)	Amounts reported include all compensation related to Agrium’s defined benefit and defined contribution plans, including service costs, plan changes and above market earnings.

(7)	Amounts reported represent all perquisites, life insurance premiums and amounts in substitution of vacation paid by the Corporation.

(8)	The conversion rate used was U.S.$1.00 = Cdn $1.0660, $1.0748 and $1.1340 for each of December 31, 2008, 2007 and 2006, respectively, with the exception of the amounts applicable to Mr. Gearheard to which no conversion rate was applied as he is paid in U.S. dollars.

(9)	Mr. Gearheard was appointed President, Retail, effective May 13, 2006.

(10)	Mr. Wilkinson was appointed President, Wholesale, effective May 13, 2006.

Incentive Plan Awards

Outstanding share-based awards and option-based awards

The following table provides details regarding outstanding option and share-based awards as at December 31, 2008:

	Option and SAR Awards							Share-based Awards
							Aggregate			Market or	Target
		Number of					value of		Number	payout	payout
		securities					unexercised		of PSUs	value	value
		underlying					in-the-money		that	PSUs that	PSUs that
	Option	unexercised		Option/SAR		Option/SAR	options and	Start of PSU	have not	have not	have not
	Grant	(#)		exercise		expiration	SARs	Performance	vested	vested(4)	vested(5)
Name	Date	Options	SARs	price		date	U.S.$(1)(2)	Period	(#)(3)	(U.S.$)	(U.S.$)

M.M. Wilson	12-Mar-01	21,600		CDN$	20.52	12-Mar-11	$369,525	1-Jan-07	47,700	$2,442,005	$1,628,004
	5-Mar-02	130,000		CDN$	15.90	5-Mar-12	$2,714,437	1-Jan-08	32,270	$1,101,381	$1,101,381

	4-Mar-03	150,265		CDN$	15.60	4-Mar-13	$3,174,388		79,970	$3,543,387	$2,729,385
	22-Feb-06	167,612		US$	24.56	22-Feb-16	$1,604,047
	21-Feb-07	131,700		US$	39.73	21-Feb-17	$0
	27-Feb-08	83,800		US$	74.07	27-Feb-18	$0

		684,977					$7,862,397
B.G. Waterman	17-Apr-00(6)	85,000		CDN$	12.30	17-Apr-10	$2,024,702	1-Jan-07	12,653	$647,774	$431,849
	28-Apr-00(6)	2,600		CDN$	13.00	28-Apr-10	$60,446	1-Jan-08	9,821	$335,203	$335,203

	3-May-00(6)	4,000		CDN$	14.24	3-May-10	$88,943		22,474	$982,977	$767,052
	5-May-00(6)	2,900		CDN$	15.25	5-May-10	$62,092
	11-May-00(6)	2,000		CDN$	15.77	11-May-10	$41,973
	12-May-00(6)	5,000		CDN$	15.25	12-May-10	$107,055
	20-Jun-00(6)	3,000		CDN$	12.60	20-Jun-10	$70,725
	21-Sep-00(6)	5,000		CDN$	15.10	21-Sep-10	$107,668
	21-Sep-00(6)	1,000		CDN$	14.60	21-Sep-10	$21,942
	25-Sep-00(6)	4,500		CDN$	14.50	25-Sep-10	$99,106
	12-Mar-01(6)	65,000		CDN$	20.52	12-Mar-11	$1,111,996
	26-Sep-01(6)	1,500		CDN$	14.45	26-Sep-11	$33,097
	5-Mar-02	75,000		CDN$	15.90	5-Mar-12	$1,566,022
	12-Mar-02(6)	4,000		CDN$	14.75	12-Mar-12	$87,277
	13-Aug-02(6)	950		CDN$	15.23	13-Aug-12	$20,356
	4-Mar-03	80,000		CDN$	15.60	4-Mar-13	$1,690,021
	5-Jun-03(6)	3,050		CDN$	14.81	5-Jun-13	$66,400
	6-Jun-03(6)	5,000		CDN$	14.75	6-Jun-13	$109,097
	11-Feb-04	28,875		US$	15.35	11-Feb-14	$542,273
	9-Feb-05	24,975		US$	15.71	9-Feb-15	$460,040
	22-Feb-06	38,500		US$	24.56	22-Feb-16	$368,445
	21-Feb-07	35,000		US$	39.73	21-Feb-17	$0
	27-Feb-08	25,700		US$	74.07	27-Feb-18	$0

		502,550					$8,739,674
R.L. Gearheard	4-Mar-03	69,000		CDN$	15.60	4-Mar-13	$1,457,643	1-Jan-07	9,540	$488,401	$325,601
	11-Feb-04		39,000	US$	15.35	11-Feb-14	$732,420	1-Jan-08	5,913	$201,806	$201,806

	9-Feb-05	34,200		US$	15.71	9-Feb-15	$629,964		15,453	$690,207	$527,407
	22-Feb-06		37,500	US$	24.56	22-Feb-16	$358,875
	21-Feb-07		26,600	US$	39.73	21-Feb-17	$0
	27-Feb-08		15,300	US$	74.07	27-Feb-18	$0

		103,200	118,400				$3,178,902
R.A. Wilkinson	4-Mar-03	4,000		CDN$	15.60	4-Mar-13	$84,501	1-Jan-07	8,837	$452,414	$301,609
	11-Feb-04	3,050		US$	15.35	11-Feb-14	$57,279	1-Jan-08	5,412	$184,704	$184,704

	9-Feb-05	16,050		US$	15.71	9-Feb-15	$295,641		14,249	$637,117	$486,313
	22-Feb-06	33,000		US$	24.56	22-Feb-16	$315,810
	21-Feb-07	22,900		US$	39.73	21-Feb-17	$0
	27-Feb-08	14,000		US$	74.07	27-Feb-18	$0

		93,000					$753,231
L. O’Donoghue	5-Mar-02	1,325		CDN$	15.90	5-Mar-12	$27,666	1-Jan-07	5,423	$277,617	$185,078
	9-Jun-03(6)	475		CDN$	14.55	9-Jun-13	$10,442	1-Jan-08	6,214	$212,067	$212,067

	11-Feb-04	8,400		US$	15.35	11-Feb-14	$157,752		11,637	$489,685	$397,145
	9-Feb-05	15,000		US$	15.71	9-Feb-15	$276,300
	22-Feb-06	16,800		US$	24.56	22-Feb-16	$160,776
	21-Feb-07	14,700		US$	39.73	21-Feb-17	$0
	27-Feb-08	15,900		US$	74.07	27-Feb-18	$0

		72,600					$632,936

Notes:

(1)	Vesting of options and SARs is determined by the Board at the time of grant; although, generally, options and SARs vest in 25% increments over four years.

(2)	Where applicable, unexercised in-the-money option values have been converted from Cdn$ to U.S.$ using the exchange rate on December 31, 2008 of U.S. $1.00 = Cdn $1.2246.

(3)	Includes units credited as reinvested dividends.

(4)	Market payout value based on performance as at December 31, 2008 and Common Share price. Based on the Corporation’s performance through December 31, 2008 relative to the PSU Peer Group, the 2007 grant is tracking at 150% of the target grant level since the Corporation’s performance is at approximately the 85th percentile, and the 2008 grant is tracking at 100% of the target grant level since the Corporation’s performance is at approximately the 69th percentile.

(5)	Target payout value based on target performance payout of 100%, valued according to the share price on December 31, 2008 of U.S.$34.13. The number of vesting PSUs is determined on the basis of achievement of total shareholder return performance goals, which could result in different payouts depending upon the actual achievement of threshold, target or maximum goals.

(6)	These option awards were granted pursuant to the Corporation’s “One for One Program” which was implemented in 1999 and discontinued in 2004 pursuant to which executive officers who acquired Common Shares in the open market received matching options to acquire an additional Common Share for each such acquired share, up to a maximum limit of 100,000 options over a ten year period for each executive officer that chose to participate in the Program. The option exercise price in each case was equal to the price of the Common Shares purchased by the executive officer in the open market. Options granted under the Program were otherwise governed by the terms of the Stock Option Plan.

Incentive plan awards — value vested during the year

The following table provides details regarding the option-based, share-based and non-equity incentive based awards that vested or were earned during the year ended December 31, 2008:

	Option-Based Awards			Share-Based Awards
							Non-Equity
							Incentive Plan
			Value Vested		Value Vested	Value Paid	Compensation
			During the	Start of	During	Out During	- Value Earned
		Number	Year(1)	Performance	the Year(2)	the Year	During the Year(4)
Name	Grant Date	Granted (#)	(U.S.$)	Period	(U.S.$)	(U.S.$)(3)	(U.S.$)

M.M. Wilson	22-Feb-06	170,000	$1,967,325	1-Jan-06	$3,252,359	$3,022,702	$2,143,644
	21-Feb-07	131,700	$1,030,223

			$2,997,548
B.G. Waterman	11-Feb-04	38,500	$463,444	1-Jan-06	$851,808	$791,660	$575,557
	9-Feb-05	33,300	$380,619
	22-Feb-06	38,500	$445,541
	21-Feb-07	35,000	$273,788

			$1,563,392
R.L. Gearheard	11-Feb-04	39,000	$469,463	1-Jan-06	$805,346	$748,479	$554,925
	9-Feb-05	34,200	$390,906
	22-Feb-06	37,500	$433,969
	21-Feb-07	26,600	$208,079

			$1,502,416
R.A. Wilkinson	11-Feb-04	18,200	$219,083	1-Jan-06	$805,346	$748,479	$523,929
	9-Feb-05	37,100	$424,053
	22-Feb-06	37,500	$433,969
	21-Feb-07	24,400	$190,869

			$1,267,973
L. O’Donoghue	11-Feb-04	16,800	$202,230	1-Jan-06	$371,698	$345,452	$385,853
	9-Feb-05	20,000	$228,600
	22-Feb-06	16,800	$194,418
	21-Feb-07	14,700	$114,991

			$740,239

Notes:

(1)	Shows the aggregated dollar value that would have been realized if all options and SARs vested in 2008 were exercised on the vesting date. The number and value of options and SARs actually exercised by each NEO in the year are as follows: Wilson (18,910/$1,125,712), Waterman (40,000/$3,767,495), Wilkinson (10,000/$892,485).

(2)	Value vested during the year based on Agrium’s stock price at close of day on December 31, 2008 of U.S.$34.13 and a payout factor of 150% of target (including reinvested dividends).

(3)	Shows the amount paid out in February 2009, for PSUs granted in 2006, which payment was based on Agrium’s average stock price from December 24th to December 31st, 2008 of U.S.$31.72.

(4)	Represents the total payments to each NEO under the Profit Sharing Plan and Performance Recognition Plan.

Incentive plan awards — value exercised during the year

The following table provides details regarding the option-based awards exercised by the NEOs during the year ended December 31, 2008:

					Option-Based
				Option-Based	Awards Value
				Awards	Exercised
	Option-Based	Option-Based	Option-Based	Share Price	During
	Awards	Awards	Awards	on Date of	the Year
Name	Grant Date	Exercised (#)	Exercise Price	Exercise	(U.S.$)

M.M. Wilson	3-Jul-01	7,500	CDN$14.55	CDN$78.50	$458,095
	18-Feb-03	5,000	CDN$14.90	CDN$78.50	$303,725
	4-Mar-03	4,022	CDN$15.60	CDN$78.50	$241,627
	22-Feb-06	2,388	USD$24.56	USD $75.76	$122,266

		18,910			$1,125,712
B.G. Waterman	17-Apr-00	10,000	CDN$12.30	CDN$107.00	$934,939
	17-Apr-00	10,000	CDN$12.30	CDN$107.00	$927,886
	17-Apr-00	10,000	CDN$12.30	CDN$108.50	$942,583
	17-Apr-00	10,000	CDN$12.30	CDN$110.00	$962,088

		40,000			$3,767,495
R.A. Wilkinson	11-Feb-04	1,500	USD$15.35	USD $112.49	$145,710
	9-Feb-05	2,500	USD$15.71	USD $112.49	$241,950
	22-Feb-06	4,500	USD$24.56	USD $112.49	$395,685
	21-Feb-07	1,500	USD$39.73	USD $112.49	$109,140

		10,000			$892,485

Pension Plan Benefits

The Corporation undertook a comprehensive review of North American market practice with respect to retirement programs in 2005. As a result of the review, the Corporation introduced changes to the executive retirement program for designated executives (including the NEOs) in 2006. The new retirement programs are described below and reference is made to the prior programs where such programs were still applicable in 2008.

Under the current executive retirement program, designated executives participate in:

•	defined contribution plans, which are subject to the maximum limits imposed under applicable income tax legislation, being either:

•	the Registered Defined Contribution Plan (the “DC Plan”) for Canadian executives; or

•	the qualified 401(k) Retirement Savings Plan (the “401(k) Plan”) for designated U.S. executives; and

•	defined benefit plans, which cover earnings in excess of the limits imposed under applicable income tax legislation, being either:

•	the Canadian Defined Benefit Supplemental Executive Retirement Plan (the “Canadian DB SERP”) for Canadian executives; or

•	the U.S. Defined Benefit Supplemental Executive Retirement Plan (the “U.S. DB SERP”) for designated U.S. executives.

In order to participate in the Canadian DB SERP or the U.S. DB SERP, as applicable, each designated executive entered into an agreement with the Corporation that (i) waived benefits under prior supplementary plans, and (ii) phased out by age 60 (the normal retirement date under the Canadian DB SERP and the U.S. DB SERP) any severance benefits to which the executive would otherwise have been entitled.

Defined contribution plans

With the exception of Mr. Gearheard, the NEOs are members of the DC Plan. The DC Plan is registered under the Income Tax Act (Canada) and the Employment Pension Plans Act (Alberta) and is subject to the maximum pension and contribution limits imposed under the Income Tax Act (Canada). Under the DC Plan, the Corporation contributes 6% of eligible base salary, and if the participant makes voluntary contributions up to 6% of eligible base salary, the Corporation makes 50% matching contributions up to 3% of eligible base salary. For designated executives, eligible base salary is limited each year to the earnings level that generates the maximum annual contribution that can be made to the DC Plan in accordance with the Income Tax Act (Canada), which was $131,300 in 2008 (the “DC Plan Earnings Limit”).

Mr. Gearheard is a member of the 401(k) Plan. Prior to 2008, the 401(k) Plan permitted voluntary contributions up to 30% of total compensation, with such contributions subject to the U.S. legal maximum. The amount of the Corporation’s contribution was 50% of the first 6% of employee contributions. Effective January 1, 2008, the earnings used to determine the Corporation’s contribution to the 401(k) Plan for Mr. Gearheard are limited to the DC Plan Earnings Limit, expressed in U.S. dollars at par.

Until January 1, 2008, Mr. Gearheard was a member of the Agrium U.S. Inc. Retirement Plan (the “U.S. Basic Plan”), a non-contributory defined benefit retirement plan. The U.S. Basic Plan is qualified under the U.S. Internal Revenue Code. The formula for benefits on retirement under the U.S. Basic Plan is 1.1% of three year average best earnings prior to January 2008 (the “Final Average Earnings”) up to Social Security Average Wages plus 1.4% of Final Average Earnings in excess of Social Security Average Wages multiplied by the first 35 years of Benefit Service, plus 0.8% of the Final Average Earnings multiplied by the years of Benefit Service in excess of 35 years but less than 40 years. Under the U.S. Basic Plan earnings are limited to those permitted under the Internal Revenue Code. As of January 1, 2008, Mr. Gearheard retains his qualified U.S. Basic Plan benefit for his period of employment prior to January 1, 2008, but is no longer earning a benefit for future service.

The table below presents the benefits accumulated under Agrium’s defined contribution plans. The actual benefits payable upon retirement will be determined by the size of each participant’s account values (based on the amount of actual contribution and by the realized investment returns), interest rates at the time benefits commence and the type of retirement vehicle selected (life income fund, life annuity, joint annuity, etc.):

	Accumulated
	value at start			Accumulated
	of year	Compensatory	Non-compensatory	value at year
Name	(U.S.$)	(U.S.$)	(U.S.$)	end (U.S.$)

M.M. Wilson	$44,498	$57,821	$255,431	$357,750

B.G. Waterman	$189,124	$11,820	$(81,280)	$119,664

R.L. Gearheard	$3,379,404	$12,273	$(1,610,142)	$1,781,535

R.A. Wilkinson	$460,886	$11,820	$(189.281)	$283,425

L. O’Donoghue	$177,640	$11,820	$(55,616)	$133,844

Defined benefit plans

With the exception of Mr. Gearheard, the NEOs are members of the Canadian DB SERP. Mr. Gearheard is a member of the U.S. DB SERP which is substantially similar in all respects to the Canadian DB SERP.

Under the Canadian DB SERP and the U.S. DB SERP, designated executives receive a pension of 2% of the average of the three highest consecutive years of excess earnings (“Excess Earnings”) multiplied by years of service as a designated executive. Excess Earnings is equal to the sum of base salary above the DC Plan Earnings Limit plus the actual incentive paid in respect of the year (including incentives under the Profit Sharing Plan and the Performance Recognition Plan), up to a maximum of the executive’s target incentive level for the year. Excess Earnings are capped at U.S.$0.9 million ($1 million in Canadian currency) for designated executives and U.S.$2.3 million for the CEO. Although both the Canadian DB SERP and U.S. DB SERP permit the granting of extra years of credited service, it is Agrium’s general practice not to credit executives with additional years of service. However, upon termination of an executive’s employment without cause or constructive dismissal of an executive, he or she may be credited with additional year(s) of service pursuant to the terms of employment related agreements between the Corporation and executives. Please see “NEO Contracts” (below) for details of the executive employment agreements.

The overall amount of pension payable under the Canadian DB SERP and U.S. DB SERP is limited to 70% of final Excess Earnings. Normal retirement age is 60 years. Early retirement benefits are available from age 55 with the pension reduced by 6% for each year retirement precedes normal retirement age. Postponed retirement benefits are available from age 60 with the pension increased by 6% for each year of retirement that occurs after normal retirement age. The retirement pension is paid for life, with a spousal survivor pension of 60% of the executive’s pension, or a 15-year guarantee for an executive without a spouse at retirement.

Each of the NEOs were 50% vested under the Canadian DB SERP upon inception at June 25, 2006. The remainder of their Canadian DB SERP entitlements vested at the rate of 25% over each of the following two years.

In addition to Canadian DB SERP amounts, pursuant to Mr. Wilson’s employment contract, a commitment has been made to provide a minimum rate of return on assets transferred from the pension programs of Mr. Wilson’s prior employer, which reflects an average return on a third party balanced investment fund in the five years preceding the commencement of Mr. Wilson’s employment with the Corporation. See “NEO Contracts” (below) for details of Mr. Wilson’s employment contract.

For Mr. Gearheard’s service before January 1, 2008, the determination of Excess Earnings under the U.S. DB SERP was modified to reflect the earnings limit applicable to the U.S. Basic Plan under the U.S. Internal Revenue Code, which was $225,000 in 2007.

Fifteen designated executives of the Corporation are participating in the unfunded Canadian DB SERP or the U.S. DB SERP. The total accrued pension obligation for the Canadian DB SERP and the U.S. DB SERP included in our December 31, 2008 financial statements was $19,238,000. As these benefits are not pre-funded through a trust, benefits are paid from the general revenues of the Corporation. The Canadian DB SERP benefits for all Canadian participants who are not also U.S. taxpayers are secured by a Letter of Credit. The cost to secure the Letter of Credit was $201,000 in 2008.

The table below presents the projected annual retirement benefits (related to the defined benefit plan components of the retirement program) payable to NEOs at year end and upon normal retirement. In addition, the total defined benefit accrued pension obligation for each NEO is shown along with the changes to the obligation in 2008:

					Accrued
	Number				obligation			Accrued
	of years				at		Non-	obligation at
	credited	Annual benefits payable (U.S.$)			January 1,	Compensatory	compensatory	December 31,
	service(1)				2008(4)	change(5)	change(6)	2008(7)
Name	(#)	At year end	At age 60(2)	At age 65(3)	(U.S.$)	(U.S.$)	(U.S.$)	(U.S.$)
M.M. Wilson	8.4	$293,439	$372,703	$699,210	$4,024,818	$1,100,771	$(1,102,486)	$4,023,103

B.G. Waterman	8.7	$103,485	$121,553	$235,282	$1,432,046	$300,185	$(392,940)	$1,339,291

R.L. Gearheard	12.4	$144,876	$157,491	$211,189	$1,450,863	$259,687	$144,745	$1,855,295

R.A. Wilkinson	5.4	$55,492	$111,047	$211,281	$686,479	$193,465	$(204,004)	$675,940

L. O’Donoghue	9.2	$71,461	$176,374	$279,666	$851,413	$201,665	$(304,558)	$748,519

Notes:

(1)	None of the NEOs have been credited with additional years of service above the years of service actually provided to the Corporation.

(2)	The normal retirement age for NEOs is 60. As discussed under “Pension Benefits” (above), in order to participate in the Canadian DB SERP or U.S. DB SERP, as applicable, designated executives entered into agreements with the Corporation phasing out any severance benefits by the age of 60.

(3)	The projected annual pension benefits are calculated assuming the highest average Excess Earnings remain unchanged from December 31, 2008.

(4)	The accrued pension obligations are the actuarial value of projected benefits for service accrued to the date indicated. The calculation of the amounts shown in the table use actuarial assumptions and methods that are consistent with those used for calculating pension obligations disclosed in the Corporation’s consolidated financial statements as of the date indicated. With the exception of amounts applicable to Mr. Gearheard, the conversion rate used was U.S.$1.00 = Cdn. $0.9881 and $1.2246 for December 31, 2007 and December 31, 2008, respectively.

(5)	The amount related to service cost, compensation changes differing from the assumptions (as utilized for purposes of calculating pension obligations as disclosed in the Corporation’s consolidated financial statements), and the impact of freezing the registered U.S. Basic Plan benefit for Mr. Gearheard as at January 1, 2008.

(6)	The amount related to items such as interest on the obligation, the impact of changes in the discount rate assumption and changes in the U.S. exchange rate for Canadian executives.

(7)	The accrued pension obligation disclosed for Mr. Wilson includes all components of his retirement program as described under “NEO Contracts” (below).

NEO Contracts

Agrium entered into an employment agreement with its CEO, Michael M. Wilson. The key terms of the employment agreement are as follows:

Officer	Michael M. Wilson, President & CEO

Agreement Type	Executive employment agreement

Effective Date	October 1, 2003, being the date of Mr. Wilson’s appointment as President & CEO of Agrium.

Expiry Date	The agreement expires on May 13, 2011 unless terminated earlier in accordance with its terms.

Base Salary	Initially Cdn.$910,000 and currently Cdn.$1,275,000.

Mr. Wilson is eligible to receive a base salary of not less than the 50th percentile of the salaries paid to chief executive officers of an identified U.S. peer group. The identified U.S. peer group will be adjusted and updated at the discretion of the HR&C Committee. See “2008 Compensation Discussion & Analysis - Basis for Compensation Decisions - Peer Group” for a discussion of the current U.S. Peer Group

The Board retains the discretion to adjust Mr. Wilson’s salary below the 50th percentile of the U.S. Peer Group based on overall financial performance of the Corporation, provided that similar downward adjustments are made to all senior officers of the Corporation.

Short-term and Long-term incentive Plan and Security Based Compensation Participation	Mr. Wilson’s employment agreement allows him to participate in:
•         Annual Incentives. The target level for Mr. Wilson’s annual incentive shall be equal to the
          50th percentile of incentive bonuses paid to chief executive officers of the U.S. Peer Group. The actual bonus received by Mr. Wilson shall be determined in accordance with terms of applicable incentive plans.

•         Long-Term Incentives. The target level for Mr. Wilson’s long-term incentive compensation, including stock options and PSUs, shall be equal to the 50th percentile of equity compensation paid to chief executive officers of the U.S. Peer Group.

• Other Incentives. Mr. Wilson may, at the Board’s discretion, be entitled to participate in compensation plans or perks that are introduced from time to time for senior executives.

Benefits	Mr. Wilson shall be entitled to receive all group health and welfare benefits plans in effect for senior executives

Perks	Mr. Wilson is entitled to receive:
• an automobile allowance of $1,500 per month and reimbursement for business mileage.
• an annual physical examination, provided that such benefit shall not include any major treatment with a cost in excess of $5,000 that may arise out of the medical examination.
• reimbursement for reasonable costs for Canadian and U.S. income tax advice and return preparation.
• golf club membership and annual dues paid by the Corporation.
• any other perks extended to senior executives of the Corporation from time to time.

Special PSU Grant	The employment agreement entitled Mr. Wilson to an initial grant of 30,000 PSUs.

Pension	Mr. Wilson is entitled to participate in the DC Plan and the Canadian DB SERP (as defined and disclosed above under “Pension Plan Benefits”). In addition, upon the termination of the employment agreement, Agrium agreed to provide a minimum rate of return on assets transferred from the pension programs of Mr. Wilson’s prior employer, which reflects an average return on a third party balanced investment fund in the five years preceding the commencement of Mr. Wilson’s employment with the Corporation.

Post-Retirement Benefits	Mr. Wilson is entitled to receive post-retirement benefits consistent with those provided to long-term retirees under the Corporation’s post-retirement benefit program.

Termination of Employment without cause and Constructive Dismissal and Change of Control
In the event that Mr. Wilson:

(i)           is terminated by the Corporation without cause,

(ii)          terminates his employment after the occurrence of an event of Constructive Dismissal(1), or

(iii)         is terminated or constructively dismissed for any reason other than disability, death or just cause within two years of a Change of Control(2) of the Corporation,

Mr. Wilson would be entitled to receive a payment equal to his then monthly base salary multiplied by 36 months; his target annual and long-term incentives for the current year prorated to the date of termination plus three times his target annual and long-term incentives for the current year; three times the annual cost of his perks; the cost of providing short and long-term disability and other health and welfare benefits that cannot be continued after the date of termination for a period of 36 months, with the remainder of his health and welfare benefits being continued for a period of 36 months; and credit for an additional three years of age and service for purposes of calculating his pension under the DC Plan and Canadian DB SERP or any other pension plan and supplemental plan in which he participates; provided that if Mr. Wilson’s employment is terminated for any reason referred to in clauses(i), (ii) or (iii) above within three years of the expiry date of May 13, 2011, the Corporation shall only be liable to pay a prorated amount based on the number of months remaining from the termination date to the expiry date of May 13, 2011.

In addition, Mr. Wilson would be entitled to:

• job relocation counselling services, tax and legal advice at a cost to the Corporation not to exceed $10,000.
• the transfer to him of any shares or debentures in the name of the Corporation for membership in any clubs or organizations that were designated for the regular use of the CEO.
• payment of all outstanding and accrued regular and special vacation pay.

•         payment of all legal fees and expenses that he may reasonably incur as a result of any contesting of the validity or enforceability of or his liability under any provision of the agreement or as a result of action taken by him in good faith to enforce his rights (provided that he is substantially successful) together with interest thereon.

Securities held by Mr. Wilson which are convertible or exchangeable into securities or shares of the Corporation that are not then exercisable (“Unexercised Rights”), shall be accelerated so that the Unexercised Rights shall become immediately exercisable and shall remain exercisable for a period of four years following the date of notification of his termination or the expiry of such securities (whichever occurs first). All PSUs held by Mr. Wilson shall vest immediately and Mr. Wilson shall be paid the market value of such PSUs as at the date of termination.

Disability	In the event of termination due to a disability, Mr. Wilson is entitled to receive, until age 60, a monthly payment equal to 70% of his monthly base salary at the date of termination, less the amount of any disability insurance payments received by him. In addition, Mr. Wilson shall receive payment of all amounts earned or accrued to the date of termination, including all PSUs earned or vested as of the date of termination. All securities held by Mr. Wilson which are convertible or exchangeable into securities or shares of the Corporation that are not then exercisable (“Unexercised Rights”), shall be accelerated so that the Unexercised Rights shall become immediately exercisable and shall remain exercisable for a period of four years following the date of notification of his termination or the expiry of such securities (whichever occurs first). All PSUs held by him shall vest immediately and he shall be paid the market value of such PSUs as at the date of termination.

Death	In the event of Mr. Wilson’s death and if the amount of the life insurance then in place on Mr. Wilson’s life is less than two times his annual base salary at the date of death, the Corporation shall pay to Mr. Wilson’s estate an amount equal to the shortfall. In addition, Mr. Wilson’s estate shall receive payment of all amounts earned or accrued to the date of termination, including all options and PSUs earned or vested (in accordance with the terms of the applicable plan) as of the date of termination.

Termination for cause	In the event of the termination of Mr. Wilson’s employment for cause, payments are limited to the payment of all amounts earned or accrued to the date of termination, including all options and PSUs earned or vested (in accordance with the terms of the applicable plan) as of the date of termination.

Resignation	Mr. Wilson is required to provide 60 days’ prior written notice of his resignation and will receive payment of all amounts earned or accrued to the date of resignation, including all options and PSUs earned or vested (in accordance with the terms of the applicable plan) as of the effective date of resignation.

Confidentiality, Non-solicitation and Non-competition	Mr. Wilson will be subject to post-employment covenants restricting his use and disclosure of proprietary information, and prohibiting post-employment competition and solicitation of employees for a period of one year following the termination of his employment. The covenant prohibiting post-employment competition does not apply if Mr. Wilson resigns or is terminated after May 13, 2010.

Share Ownership	Mr. Wilson agreed that within five years of the effective date of the employment agreement he would own a minimum of 225,000 common shares and will maintain such ownership throughout the balance of the term of the agreement. PSUs granted to Mr. Wilson shall count towards this ownership requirement.

Annual Evaluation	The HR&C Committee is required to complete an annual written performance evaluation of Mr. Wilson’s performance as the CEO and to meet with him to discuss his performance.

The HR&C Committee is required to meet prior to April of each year to establish(i) Mr. Wilson’s salary for the current year, (ii) the amount of any incentive bonus for the previous calendar year, and (iii) the number of options, PSUs and other long-term incentives to be awarded for the current year.

Notes:

(1)	“Constructive Dismissal” means (a) the assignment of any duties materially inconsistent with the CEOs position duties, responsibilities and status with the Corporation, (b) a reduction in the CEO salary without consent, except where such reduction or change is applicable to senior officers generally, (c) the failure of the Corporation to continue any benefit, bonus or other profit sharing compensation plan that the CEO is entitled to participate in, unless such change is applicable to senior officers generally, (d) the relocation of the CEO to any place other than the location at which he performed his duties immediately prior there to, except for required travel on the Corporation’s business to an extent substantially consistent with the CEO’s position and duties, (e) any other change that would constitute a constructive dismissal at law, (f) following a Change of Control, if the Company fails within ninety days to respond to a written request of the executive to provide an effective assumption of its obligation under the employment agreement.

(2)	“Change of Control” means a change in the legal or effective control of the Corporation, the creation of a control block or the coming into existence of a controlling party, in any manner whatsoever, whether as a result of, or in connection with, a take-over bid, amalgamation, arrangement, merger, other form of business combination, asset disposition, contested election of directors, or any combination of the foregoing transactions, or otherwise, and without limiting the foregoing, a change of control shall conclusively be deemed to have occurred upon the occurrence of any of the following events: (a) any acquisition (direct or indirect) of securities of the Corporation, amalgamation, arrangement, merger or other business combination or transaction which results in a person or group becoming a control block of the Corporation such that the person or group exercises control over 25% or more of the votes attaching to all voting securities of the Corporation; (b) the sale, transfer or other disposition, in a single or series of transactions, of (i) assets of the Corporation having market value equal to 50% of the market value of the Corporation or (ii) assets comprising all or substantially all of a business segment or division of the Corporation (but only with respect to the executives responsible for such business segment or division); (c) any amalgamation, arrangement, merger, reorganization, other business combination or any other transaction unless those persons who were shareholders of the Corporation immediately prior to the implementation of such transaction own at least 60% of the shares or other equity interests in the Corporation or any resulting entity; (d) a change in the composition of the Board as a result of a contested election of directors, with the result that the persons who were directors of the Corporation prior to such contested election do not constitute a majority of the directors elected; or (e) the Board adopts a resolution to the effect that, for the purposes of the employment agreement, a change of control has occurred or is imminent.

In 2006, Agrium reviewed and amended its retirement plans and severance compensation practices. In connection with such amendments, Agrium’s senior executives (with the exception of Michael M. Wilson whose employment is governed by an employment agreement as described above) entered into Executive Supplemental Pension, Change of Control and Severance Compensation Agreements. The key terms are as follows:

Agreement Type	Executive Supplemental Pension, Change of Control and Severance Compensation Agreements

NEOs bound by Severance Compensation Agreements	Bruce G. Waterman, Senior Vice President, Finance & Chief Financial Officer
Richard L. Gearheard, Senior Vice President, Agrium, and President, Retail
Ron A. Wilkinson, Senior Vice President, Agrium, and President, Wholesale
Leslie O’Donoghue, Senior Vice President, General Counsel & Corporate Secretary

Pension	Each Canadian officer is entitled to participate in the DC Plan and the Canadian DB SERP. Each U.S. officer is entitled to participate in the 401(k) Retirement Savings Plan and the U.S. DB SERP. See “Pension Plan Benefits” (above) for further information regarding Agrium’s pension plans.

Termination or Constructive Dismissal	In the event that an officer: (i) is terminated by the Corporation without cause, or (ii) terminates his or her employment after the occurrence of an event of constructive dismissal(1)

the officer will be entitled to payment of all amounts earned or accrued by the officer to the date of termination, plus payment of compensation equal to 1/12 of his or her base salary, target annual incentives, monthly benefits, perks and 1/12 of all pension contributions that would have been paid by Agrium, multiplied by the lesser of 24 months or the number of months remaining from the termination date to the attainment of age 60 (the “Termination Period”).

In addition, the officer will receive(i) additional credited service equal to the length of the Termination Period under the Canadian DB SERP or U.S. DB SERP (as applicable), (ii) a cash amount equal to the market value of the officer’s vested PSUs determined as of the termination date, on the basis that all of the PSUs in the officer’s PSU account shall be considered to be vested as of such date. The executive shall not be entitled to be granted any additional PSUs for the Termination Period. The vesting and expiry of any SARs held by the officer shall be determined by the SARs plan and the officer will not be entitled to additional SARs for the Termination Period. The vesting and expiry of options and tandem SARs shall be determined by the Stock Option Plan and the officer will not be entitled to any grants of SARs for the Termination Period. In addition, the officer will be entitled to career counselling services for a period of up to six months following the termination date.

Termination or Constructive Dismissal after a Change of Control
If within two years of a change of ownership or control(2):

(i)        the Corporation terminates an officer’s employment without cause, or

(ii)        an officer is constructively dismissed,

the officer will be entitled to the compensation amounts identified under Termination or Constructive Dismissal (above) for the Termination Period. In addition to the above compensation,

(a)        all outstanding unexercised SARs, stock options, tandem SARs held by the officer shall immediately become exercisable, and

(b)        Agrium shall indemnify and save the executive harmless from all liability, damages, costs, etc. reasonably incurred by the executive in connection with an action to enforce or interpret the agreement and shall reimburse the executive for all costs.

Termination for Cause	Payments are limited to all amounts earned or accrued to the date of termination, including all options and PSUs earned or vested (in accordance with the terms of the applicable plan) as of the date of termination.

Notes:

(1)	“Constructive Dismissal” means (a) a material change in the title, position, responsibilities, duties, powers or reporting relationships of the executive, (b) a reduction in the annual base salary of the executive, (c) a requirement that the executive relocate to another city, province, state or country in order to maintain his or her employment, (d) any material reduction in the value of the benefit plans and target value of incentive programs, (e) the failure of the Corporation to obtain, following a change of control or receipt of a written request of the executive, an assumption of continuing obligations under the employment agreement by any successor of the Corporation, (f) any other changes that would constitute constructive dismissal at law.

(2)	“Change of Control” has the same meaning as set for under the employment agreement between the Corporation and Mr. Wilson as discussed above.

Termination and Change of Control Benefits

Agrium does not view change of control or post-termination benefits as additional elements of compensation due to the fact that a change of control or other triggering event may never occur. However, the use and structure of Agrium’s termination and change of control benefits are consistent with Agrium’s compensation objectives to attract and retain talented executives. In addition, Agrium believes that change of control provisions encourage continued productivity and retention of top executives in the face of the possible disruptive impact of an actual or potential change of control.

Upon termination of employment, the NEOs may be eligible for certain benefits and payments. The following table summarizes the applicable payments and benefits available under the Corporation’s equity compensation plans (as described in detail in Schedule “E”) and NEO contracts (as described under “NEO Contracts” (above)):

Termination Without
	Cause/Constructive	Change of
	Dismissal and	Control with no
Compensation	Termination following	Termination
Element	a Change of Control	Event	Retirement	Disability	Death
Salary/ Severance	NEOs are entitled to a payment equal to monthly base salary for the Severance Period.(1)	N/A	N/A	CEO is entitled to receive until the age of 60 a payment equal to 70% of his monthly base salary, less the amount of any disability insurance payment received by him.	The CEO’s estate is entitled to receive the difference between (i) 2 times the CEO’s base salary, and (ii) the CEO’s existing life insurance coverage.
Benefits and Perks	NEOs are entitled to payment equal to benefits and perks for the Severance Period. NEOs are entitled to post-termination benefits.(2)	N/A	NEOs are eligible to receive post-retirement benefits.(3)	N/A	N/A
Annual Incentives	NEOs are entitled to a payment equal to their target level of annual incentives for the Severance Period.	N/A	N/A	N/A	N/A
Options, SARs and PSUs
CEO is entitled to a payment equal to his target level long-term incentives for the Severance Period.

Any unvested stock options and SARs held by an NEO shall immediately become exercisable and all PSUs held shall immediately vest and such NEO shall be paid the market value of such PSUs as at the date of termination.
		All unvested stock options and SARs held by NEOs immediately become exercisable.	All NEOs shall be entitled to payment equal to the amount to which the NEO would have been entitled if he or she continued employment throughout the performance period of any unvested PSUs.(4)
All unvested stock options and SARs held by the CEO shall immediately become exercisable and all PSUs held by the CEO shall vest immediately and be paid out at the market value of such PSUs as at the date of termination.

The other NEOs shall be entitled to payment equal to the amount to which the NEO would have been entitled if he or she continued employment throughout the performance period of any unvested PSUs.(4)

All unvested options and SARs held by the NEOs shall become immediately exercisable.

All vested PSUs held by the NEOs will be treated as vested, and NEOs’ beneficiaries shall be entitled to cash payment equal to the market value of the PSUs as at the date of death.

Pension Benefits	NEOs will receive credit for additional age and service under pension plans for the Severance Period.	N/A	NEOs will receive payments under the applicable defined benefit plans.(5)	N/A	N/A

Notes:

(1)	The “Severance Period” is: (A) for the CEO the lesser of (i) three years, and (ii) the number of months remaining until the CEO reaches the age of 60; and (B) for the other NEOs the lesser of (i) two years, and (ii) the number of months remaining until the officer reaches the age of 60.

(2)	The CEO’s post-termination benefits include six months of outplacement job relocation counselling, tax and legal advice to a maximum of $10,000. Other NEO’s post-termination benefits include up to six months of outplacement career counselling services.

(3)	Post-retirement benefits available for NEOs are the same as those for all other eligible retirees at Agrium. Specifically, such benefits include extended heath care benefits and life insurance (which declines from 100% of pre-retirement basic life insurance up to age 65 down to 30% at age 70 or older). The principal amount of Mr. Gearheard’s post-retirement life insurance is $10,000.

(4)	Payments will be made at the end of the applicable performance period based on the Total Shareholder Return for the period.

(5)	In addition, pursuant to his employment agreement the CEO is entitled to a minimum rate of return on assets transferred from the pension programs of the CEO’s prior employer.

The following table sets out estimates of the incremental amounts payable to each NEO upon identified termination events, assuming each such event took place on December 31, 2008:

	Termination
	Without	Termination/Constructive	Change in
	Cause/Constructive	Dismissal Following a	Control Without
	Dismissal	Change in Control	Termination(4)	Retirement(5)

Michael M. Wilson
Salary/Severance	$14,420,161	$14,420,161	—	—
Benefits	$27,249	$27,249	—	—
Perquisites	$84,193	$84,193	—	—
Long-Term Incentives(2)			—	—
PSUs(3)	$2,729,385	$2,729,385	—	$2,729,385
Options/SARs	$813,450	$813,450	$813,450	—
Pension Benefits	$1,478,146	$1,478,146	—	—
Total Compensation	$19,552,585	$19,552,585	$813,450	$2,729,385

Bruce G. Waterman
Salary/Severance	$1,392,536	$1,392,536	—	—
Benefits	$7,563	$7,563	—	—
Perquisites	$36,242	$36,242	—	—
Long-Term Incentives(2)			—	—
PSUs(3)	$767,052	$767,052	—	$767,052
Options/SARs	$337,569	$337,569	$337,569	—
Pension Benefits	$274,378	$274,378	—	—
Total Compensation	$2,815,340	$2,815,340	$337,569	$767,052

Richard L. Gearheard
Salary/Severance	$941,719	$941,719	—	—
Benefits	$24,733	$24,733	—	—
Perquisites	$15,819	$15,819	—	—
Long-Term Incentives(2)			—	—
PSUs(3)	$527,407	$527,407	—	$527,407
Options/SARs	$336,929	$336,929	$336,929	—
Pension Benefits	$240,795	$240,795	—	—
Total Compensation	$2,087,401	$2,087,401	$336,929	$527,407

Ron A. Wilkinson
Salary/Severance	$1,545,531	$1,545,531	—	—
Benefits	$9,268	$9,268	—	—
Perquisites	$45,779	$45,779	—	—
Long-Term Incentives(2)			—	—
PSUs(3)	$486,313	$486,313	—	$486,313
Options/SARs	$350,283	$350,283	$350,283	—
Pension Benefits	$268,368	$268,368	—	—
Total Compensation	$2,705,542	$2,705,542	$350,283	$486,313

Leslie O’Donoghue
Salary/Severance	$1,274,660	$1,274,660	—	—
Benefits	$9,024	$9,024	—	—
Perquisites	$45,779	$45,779	—	—
Long-Term Incentives(2)			—	—
PSUs(3)	$397,146	$397,146	—	$397,146
Options/SARs	$172,488	$172,488	$172,488	—
Pension Benefits	$153,097	$153,097	—	—
Total Compensation	$2,052,193	$2,052,193	$172,488	$397,146

Notes:

(1)	There are no incremental payments payable to Agrium executives (including the NEOs) in the case of voluntary resignation or termination for cause. In the event of an executive’s death or disability, he or she will be entitled to the payments as described under “Termination and Change of Control Benefits” on page 73.

(2)	The table identifies the incremental amounts payable on the acceleration of vesting of options, SARs and PSUs in the identified circumstances and does not include the value of outstanding equity awards that have previously vested or the value of option grants that will vest in accordance with the terms of the original grant. See “Incentive Plan Awards” (above) for details regarding all outstanding stock options and PSU awards.

(3)	Value of PSUs is the estimated current value based on December 31, 2008 share price of $34.13 and assumed target level performance resulting in payout of 100% of target. Actual incremental PSU payments may vary and will depend upon share price and actual performance at the time of payout.

(4)	The PSU plan does not permit the early vesting of PSUs in the event of change of control without concurrent NEO termination. As a result, no incremental payments have been attributed to PSUs under this scenario.

(5)	The table does not include the value of pension benefits that have previously accrued to NEOs, which benefits are set out under “Pension Plan Benefits” (above). Upon retirement unvested PSUs will not be cancelled, instead NEOs will be entitled to the value of unvested PSUs that the NEO would have been entitled if he or she continued employment throughout the performance period. Actual payouts upon vesting of these awards have been estimated based on Agrium’s share price of U.S.$34.13 on December 31, 2008, target level performance and assuming that each executive has reached Agrium’s normal retirement age of 60 as at December 31, 2008. Upon retirement unvested stock options will expire in accordance with the terms of their grant. Given that no accelerated vesting is contemplated on the occurrence of retirement, no incremental payments are payable to NEOs pursuant to the Stock Option Plan. The value of unvested stock options is set out under “Incentive Plan Awards” (above).

For descriptions of the agreements pursuant to which termination and change of control benefits are payable, including descriptions of triggering circumstances, calculation of payment amounts and post-employment restrictive covenants see “NEO Contracts” (above). See Schedule “E” for a description of the Corporation’s equity compensation plans, including details regarding the expiry and early vesting of awards upon the occurrence of identified events.

It is the general practice of the HR&C Committee to periodically request and review a report (i) describing trends in termination and change of control provisions, (ii) reviewing provisions applicable to Agrium’s senior executives under employment agreements and (iii) quantifying potential incremental and aggregate payments to each of the NEOs that may arise under various termination and share price scenarios, including normal retirement, resignation, termination for cause, termination without cause and change of control termination. The HR&C Committee last undertook this comprehensive review in 2007.

SECTION FIVE: GENERAL INFORMATION

Section Index	Page

Indebtedness of Directors and Officers	75
Interest of Certain Persons and Companies in matter to be Acted Upon	76
Directors’ and Officers’ Insurance	76
Shareholder Proposals	76
Additional Information and Other Documents	76
Other Matters	76
Directors’ Approval	76

INDEBTEDNESS OF DIRECTORS AND OFFICERS

Except for routine indebtedness, none of our directors and executive officers or any of their associates is or has been indebted to us or any of our subsidiaries at any time during 2008. No indebtedness has been extended, renewed or has had its terms modified since July 29, 2002.

INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

We are not aware of any material interest of any director, officer, any person beneficially owing or exercising control or direction over 10% or more of our Common Shares, or any associate or affiliate of any of them, in any transaction since January 1, 2008 or any proposed transaction that has materially affected or will materially affect the Corporation or our affiliates.

DIRECTORS’ AND OFFICERS’ INSURANCE

We carry directors’ and officers’ liability insurance covering acts and omissions of our directors and officers and those of our subsidiaries. The policy has a covering limit of U.S.$100,000,000 in each policy year. The total premiums paid by the Corporation in 2008 were U.S.$928,175. The corporate policy provides for the Corporation to absorb a deductible amount of up to U.S.$2,000,000 on securities claims and $1,000,000 on all other claims.

Our by-laws provide for the indemnification of each director and officer against all costs, charges and expenses reasonably incurred by the director in respect of any action or proceeding to which the director is made a party by reason of being a director or officer of the Corporation, subject to limitations contained in our by-laws or the Act. We also have agreements with each director and officer to provide indemnification to the extent permitted under the Act.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the 2010 Management Proxy Circular must be received by us on or before December 22, 2009.

ADDITIONAL INFORMATION AND OTHER DOCUMENTS

Financial information is provided in our comparative financial statements and management’s discussion and analysis for our most recently completed financial year.

Additional information relating to the Corporation is available on the SEDAR web site at www.sedar.com. Any shareholder wishing to receive a copy of this Circular, the Annual Report (including our consolidated annual financial statements and Management’s Discussion & Analysis for the Corporation’s most recently completed financial year) and our Annual Information Form may do so free of charge by contacting our Corporate Secretary at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8 or by telephone at (403) 225-7000.

OTHER MATTERS

As of March 23, 2009, we know of no amendment, variation or other matter to come before the Meeting other than the matters referred to above.

DIRECTORS’ APPROVAL

The directors have approved the contents and mailing of this Circular.

BY ORDER OF THE BOARD OF DIRECTORS

Leslie A. O’Donoghue
Senior Vice President, General Counsel
& Corporate Secretary

March 23, 2009.

SCHEDULE “A”

DEFINITIONS

401(k) Plan	Agrium’s qualified 401(k) Retirement Savings Plan for designated U.S. executives

AAT Plan	Agrium’s Advanced Technologies Business Unit Incentive Plan

Act	The Canada Business Corporations Act

Agrium or the Corporation	Agrium Inc. and each of its subsidiaries, including Agrium, a general partnership, Agrium U.S. Inc., Agroservicios Pampeanos S.A., and Crop Production Services, Inc.

Board	The Board of Directors of the Corporation

Canadian DB SERP	Agrium’s Defined Benefit Supplementary Executive Retirement Plan for designated Canadian executives

Canadian PSU Plan	Agrium’s Performance Share Unit Plan for designated Employees

CD&A	Compensation Discussion & Analysis

CEO	Agrium’s President & Chief Executive Officer, Michael M. Wilson

CFO	Agrium’s Chief Financial Officer, Bruce G. Waterman

CG&N Committee	Corporate Governance & Nominating Committee

Circular	This Management Proxy Circular

CMF	Common Market Fertilizers S.A.

Code	Agrium’s Code of Business Conduct and Ethics

Common Shares	Issued and outstanding common shares in the capital of Agrium Inc.

CSA Rules	The rules of the Canadian Securities Administrators relating to governance practices and audit committees, including NP 58-201, MI 52-110 and NI 58-101

DC Plan	Agrium’s registered Defined Contribution Plan for Canadian executives

DSU Fee Plan	Amended and Restated Directors’ Deferred Share Unit Fee Plan

DSU Grant Plan	Amended and Restated Directors’ Deferred Share Unit Grant Plan

DSU Plans	The DSU Fee Plan and DSU Grant Plan

EDGAR	Electronic Data Gathering, Analysis, and Retrieval system (www.http://www.sec.gov/edgar.shtml)

EHS&S Committee	Employee Health, Safety & Security Committee

Guidelines	Agrium’s Corporate Governance Guidelines as amended February 25, 2009

HR&C Committee	Human Resources & Compensation Committee

KPIs	Key Performance Indicators

Meeting	The Annual General Meeting of Agrium’s shareholders to be held on May 13, 2009

MI 52-110	Multilateral Instrument 52-110 Audit Committees

Mixed Peer Group	The comparator group used in the determination of compensation for corporate leadership positions, including the Senior Vice Presidents, General Counsel and Corporate Secretary, as described under “Section Four: Executive Compensation - Basis for Compensation Decisions - Peer Groups”

A-1

MOPCO	MISR Oil and Fertilizers Processing Company S.A.E.

NEOs	Named Executive Officers, being the CEO, CFO and the other three most highly compensated executive officers of the Corporation

NI 58-101	National Instrument 58-101 Disclosure of Corporate Governance Practices

Notice of Meeting	The Notice of Meeting accompanying the Circular

NP 58-201	National Policy 58-201 Corporate Governance Guidelines

NYSE	New York Stock Exchange

NYSE Listing Standards	NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual

Option Granting Policy	Agrium’s Policy on Granting Stock Options and SARs adopted on February 24, 2009

Performance Recognition Plan	Agrium’s Performance Recognition Plan for Eligible Corporate and Wholesale Employees of Agrium Inc. and its Affiliates

Profit Sharing Plan	Agrium’s Profit Sharing Plan for Eligible Corporate and Wholesale Employees of Agrium Inc. and its Affiliates

Proxy	The form of proxy accompanying the Circular

PSU Peer Group	The comparator group used to determine the performance vesting of PSUs granted under the PSU Plan, as described under “Section Four: Executive Compensation - Basis for Compensation Decisions - Peer Groups”

PSU Plan	The Canadian PSU Plan and U.S. PSU Plan

Record Date	March 23, 2009

Retail Plan	Agrium’s Retail Business Unit Incentive Plan

SAR Plan	Amended Stock Appreciation Rights Plan

Section 409A	Section 409A of the U.S. Code

SEDAR	System for Electronic Document Analysis and Retrieval (www.sedar.com)

Shareholders	The holders of the Common Shares

Stock Option Plan	Agrium’s Amended and Restated Stock Option and Tandem SAR Plan

Trading Policy	Agrium’s Securities Trading and Reporting Policy

TSX	Toronto Stock Exchange

UAP	UAP Holding Corp.

U.S. Code	The United States Internal Revenue Code of 1986, as amended

U.S. DB SERP	Agrium’s Defined Benefit Supplementary Executive Retirement Plan for designated U.S. executives

U.S. Peer Group	The comparator group used in the determination of compensation for the CEO, CFO and Business Unit Presidents, as described under “Section Four: Executive Compensation - Basis for Compensation Decisions - Peer Groups”

U.S. PSU Plan	Agrium’s Performance Share Unit Plan for designated U.S. Employees

“we” or “us”	The Corporation

“you”	The Shareholders

A-2

SCHEDULE “B”

CORPORATE GOVERNANCE MATTERS

EXPECTATIONS OF OUR DIRECTORS

The Terms of Reference for individual directors identify the specific responsibility of individual directors and enhance coordination and communication within the Board and between the Board and management. These Terms of Reference include specifying the director’s responsibilities for corporate stewardship, including advancing the interests of the Corporation and the Board, exercising appropriate fiduciary obligations, providing constructive assistance to management and preserving confidentiality. The Terms of Reference include responsibility for integrity and loyalty, including compliance with our Code of Business Conduct and Ethics and appropriate disclosure of all conflicts or potential conflicts. In order to ensure the exercise of independent judgment, each director must disclose all interests outside the Corporation that may be affected by specific transactions or agreements being considered by the Board, so that consideration can be given to the director’s abstention from discussion, abstention from voting, or other refusal. The Terms of Reference require each director to be diligent in preparing for and attending Board and Committee meetings and communicating with the Board Chair and CEO between meetings. Under the Terms of Reference each director is responsible for full and frank participation and communication within the Board and each Committee on which he or she serves, as well as with management. We expect that each director will become knowledgeable about our business, with the environments in which we operate, and with our executive management team and high potential executive candidates. Each director has the responsibility to attend Board and Committee meetings, and the Board would be concerned if, in the absence of extenuating circumstances, a director attended less than 80% of such meetings. Directors are also expected to attend our annual meeting. We also have Terms of Reference for the Chairs of the Committees that specify their responsibilities. The Terms of Reference for individual directors and the Terms of Reference for our Committee Chairs are available on our web site under “Corporate Governance” at www.agrium.com.

We expect each director to expend sufficient time to fully review all material for and otherwise prepare for each Board and Committee meeting, as well as to fully participate in each meeting and be available to provide assistance and guidance between meetings as called upon.

Directors are expected to offer their resignation upon request by the Board on a change in occupation or professional association, for failure to attend meetings or otherwise devote appropriate time to fulfilling his or her responsibilities or for an inability to resolve a conflict of interest.

ACCESS TO INDEPENDENT DIRECTORS

Our Board Charter and Corporate Governance Guidelines, both of which are available on our web site under “Corporate Governance” at www.agrium.com, provide a means of direct communication to our Board Chair and our independent directors. Interested parties may communicate directly with the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential —

Attention: Chair of the Board of Directors of Agrium Inc.”. Any such envelope shall be delivered unopened to the Board Chair.

ACCESS TO AUDIT COMMITTEE

Our Audit Committee’s Whistleblower Procedures and our Corporate Governance Guidelines provide a means of direct communication to our Audit Committee Chair and the Audit Committee. Interested parties may also communicate directly with the Audit Committee by contacting the Audit Committee Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Audit Committee of Agrium Inc.” Any such envelope shall be delivered unopened to the Chair of the Audit Committee.

CANADIAN SECURITIES ADMINISTRATORS GOVERNANCE GUIDELINES
AND DISCLOSURE REQUIREMENTS

The Corporation’s governance practices are consistent with the governance guidelines set forth in NP 58-201 and the audit committee rules set forth in MI 52-110, each of which has been adopted by Canadian securities regulatory authorities. The disclosure set forth herein is responsive to and complies in full with the disclosure requirements set forth in NI 58-101 and Form 58-101F1 Corporate Governance Disclosure. A cross referencing guide setting forth the location in this Circular where we discuss our compliance with the CSA Rules is set forth in Appendix “1” to this Schedule “B”.

NYSE CORPORATE GOVERNANCE LISTING STANDARDS

Our Common Shares are listed on the New York Stock Exchange (the “NYSE”) and we comply in all material respects with the applicable NYSE corporate governance requirements as set out in the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). We are not aware of any significant ways in which our corporate governance practices differ from those required of U.S. domestic companies under the NYSE Listing Standards.

CHIEF EXECUTIVE OFFICER

Our Terms of Reference for the CEO identify specific responsibilities in order to enhance coordination and communication with the Board. The CEO’s primary responsibility is the executive leadership and operational management of the Corporation and its business and affairs. The Terms of Reference for our CEO add other specific responsibilities including implementation of capital, operating and strategic plans; developing appropriate budgets and forecasts; identifying and managing principal risks of the business; maintaining an effective organizational structure including succession training and management; maintaining effective control and coordination mechanisms for our activities including internal control and management information systems; maintaining appropriate industry, governmental, public and other external relationships; ensuring safe and efficient business operations in compliance with environmental, health and safety obligations; and fostering a high performance corporate culture that promotes ethical practices, encourages individual integrity, accountability and social responsibility. The Terms of Reference for our CEO are available on our web site under “Corporate Governance” at www.agrium.com.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board and our management have established a tone at the top for our organization that is based on uncompromising integrity and ethical standards. Our principles of conduct and governance processes have been embedded into our business operations and culture. Our directors, officers, and other employees (including our CEO, principal financial officer, principal accounting officer / controller or persons performing similar functions) are required to comply with our Code of Business Conduct and Ethics (the “Code”). Directors, officers and most employees of the Corporation (excluding certain unionized employees, as well as casual or seasonal workers) annually certify compliance with the Code which is monitored by the Board and the CG&N Committee. Waivers of the Code for directors and executive officers may only be granted by the Board or by the CG&N Committee, and are disclosed in compliance with applicable law and regulatory requirements. Our Code is available on our web site under “Corporate Governance” at www.agrium.com.

We also have “whistleblower” procedures to permit employees to anonymously report concerns regarding compliance with corporate policies and applicable laws, as well as any concerns regarding auditing and accounting matters. These “whistleblower” procedures ensure that employee reports are treated as confidential and require that a senior executive under the supervision of the Audit Committee, or the Audit Committee itself, assess each report and take appropriate steps to address such concerns. We also have a toll free Compliance Hotline available to allow employees to anonymously report violations or suspected violations of any law or company policy, including concerns or complaints regarding accounting, internal control or auditing matters. The Compliance Hotline is operated by an independent third party service provider, and calls are answered by Communications Specialists who are trained in handling calls of a sensitive nature. Hotline complaints are reported at least quarterly to our Audit Committee and Board Chair (and more frequently, as appropriate), as well as to other Board Committees where the subject matter falls within such other Committee’s mandate.

APPENDIX “1” TO SCHEDULE “B”

CANADIAN CORPORATE GOVERNANCE REQUIREMENTS — CROSS REFERENCING GUIDE
National Instrument 58-101F1 — Corporate Governance Disclosure,
National Policy 58-201 — Corporate Governance Guidelines
Multilateral Instrument 52-110 — Audit Committee Information

	Relevant Guideline from		Corresponding Page Number in Agrium’s
Required Disclosure NI 58-101F1	NP 58-201	Compliance	2008 Management Proxy Circular
1. Board of Directors: Independence / Composition / Meetings
1(a)-(g)	2.1; 3.1; 3.2; 3.3	Yes	• Our Corporate Governance (p. 9)

•  Board Composition and Independence (p. 12)

•   Responsibilities of Board Chair (p. 10)
•  Board and Committee Attendance (p. 13)
•  Board Meetings Independent of Management (p. 13)
• Election of Directors (p. 3)
2. Board Mandate
2(a)	3.4(a)-(g); (i),(ii)	Yes	• Corporate Governance Practices and Guidelines (p. 10) • Our Corporate Governance (p. 9) • Board Charter (p. 9) • Expectations of Our Directors (p. B-1)
3. Position Descriptions
3(a)-(b)	3.5	Yes	• Responsibilities of Board Chair (p. 10) • Chief Executive Officer (p. 10 and B-2)
4. Orientation and Continuing Education
4(a)(i), (ii);(b)	3.6; 3.7	Yes	• Expectations of Our Directors (p. B-1) • Board Orientation and Continuing Education (p. 14)
5. Ethical Business Conduct: Code of Business Conduct and Ethics
5(a)(i), (ii) & (iii);(c)	3.8(a)-(f); 3.9	Yes	• Code of Business Conduct and Ethics (p. 58 and B-2) • Expectations of Our Directors (p. B-1) • Corporate Governance Practices and Guidelines (p. 10)
6. Nomination of Directors
6(a)-(c)	3.10; 3.11; 3.12(A)-(B); 3.13; 3.14(a)-(c)	Yes	• Director Succession Planning (p. 15) • Corporate Governance & Nominating Committee (p. 20)

	Relevant Guideline from		Corresponding Page Number in Agrium’s
Required Disclosure NI 58-101F1	NP 58-201	Compliance	2008 Management Proxy Circular
7. Compensation
7(a)-(d)	3.15; 3.16; 3.17(a)-(c)	Yes	• Executive Compensation (p. 32) • Our Corporate Governance (p. 9) • Compensation of Directors (p. 27) • Human Resources & Compensation Committee (p. 22)
8. Other Board Committees
n/a	n/a	Yes	• Environment, Health, Safety and Security Committee (p. 25)
9. Board Assessments
n/a	3.18(a)-(b)	Yes	• Board Performance Evaluation (p. 15)

	Corresponding Page Number in Agrium’s	Corresponding Page Number in Agrium’s
Required Disclosure MI 52-110F1	2008 Annual Information Form	2008 Management Proxy Circular

1. The Audit Committee’s Charter	• Audit Committee Charter (p. 27) and Schedule 16.1	• Audit Committee (p. 17)
2. Composition of the Audit Committee	• Composition of the Audit Committee (p. 27)	• Audit Committee (p. 17)
3. Relevant Education and Experience	• Relevant Education and Experience of Members of the Audit Committee (p. 28-29)	• Election of Directors (p. 3)
4. Reliance on Certain Exemptions	• n/a	• n/a
5. Reliance on the Exemption in Subsection 3.3(2) or Section 3.6	• n/a	• n/a
6. Reliance on Section 3.8	• n/a	• n/a
7. Audit Committee Oversight	• n/a	• Audit Committee Oversight (p. 19)
8. Pre-Approval Policies and Procedures	• Pre-Approval Policies and Procedures (p. 30)	• Pre-Approval Policies and Procedures (p. 19)
9. External Auditor Service Fees (By Category)	• External Auditor Service Fees (By Category) (p. 30)	• Fees paid to KPMG LLP and External Audit Service Fees (By Category) (p. 8)

SCHEDULE “C”

BOARD OF DIRECTORS CHARTER

1.	Introduction

This Charter is intended to identify the specific responsibilities of the Board of Directors and thereby to enhance coordination and communication between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. This Charter complements the Charters of the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair, for the Committee Chairs, for Individual Directors, and for the Chief Executive Officer, all of which have been developed and approved by the Board.

2.	Duties and Responsibilities

(a) Primary Responsibility and Plenary Authority. The primary responsibility of the Board is to supervise the management of the Corporation so as to foster the long-term success of the Corporation consistent with the Board’s responsibility to the shareholders to maximize shareholder value. The Board has plenary power. The Board has the power to delegate (subject to subsection 2(b) herein) its authority and duties to committees of the Board or to individual members of the Board or to management as the Board considers appropriate. Any responsibility not delegated to management or a committee of the Board or an individual member of the Board remains with the Board.

(b) Operations of the Board. The Board operates by delegating certain of its authority, including spending authorizations, to management and by reserving certain powers to itself. The legal obligations of the Board are described in detail in Section 3. Subject to these legal obligations and to the Articles and By-laws of the Corporation, the Board retains the responsibility for managing its own affairs, including:

(i) planning its composition and size;

(ii) determining independence of Board members;

(iii) selecting its Chair;

(iv) nominating candidates for election to the Board;

(v) appointing Committees;

(vi) determining Director compensation;

(vii) periodically discussing matters of interest separate from and independent of any influence from management; and

(viii) assessing the effectiveness of the Board, Committees and Directors in fulfilling their responsibilities.

(c) Management and Human Resources. The Board has the responsibility to:

(i) appoint the Chief Executive Officer, and provide advice and counsel to the Chief Executive Officer in the execution of the Chief Executive Officer’s duties;

(ii) approve Terms of Reference for the Chief Executive Officer;

(iii) evaluate the Chief Executive Officer’s performance at least annually against agreed upon written objectives and, with only independent members of the Board present, determine and approve the Chief Executive Officer’s compensation level based on this evaluation, taking into account the views and recommendations of the Human Resources & Compensation Committee;

(iv) satisfy itself, to the extent feasible, as to the integrity of the Chief Executive Officer and other executive officers and that the Chief Executive Officer and other executive officers are creating a culture of integrity throughout the organization;

(v) approve certain decisions relating to senior management, including the:

(A) appointment and discharge of executive officers;

(B) compensation and benefits for executive officers;

(C) acceptance by the Chief Executive Officer of any outside directorships on public companies (other than non-profit organizations) or any significant public service commitments; and

(D) employment, consulting, retirement and severance agreements, and other special arrangements proposed for executive officers;

(vi) take reasonable steps to ensure that succession planning and management development programs are in place, including:

(A) the succession plan for the Chief Executive Officer;

(B) a succession planning program with respect to other senior management, including a program to train and develop management;

(C) criteria and processes for recognition, promotion, training, development, and appointment of senior management are consistent with the future leadership requirements of the Corporation;

(vii) take reasonable steps to create opportunities to become acquainted with employees who have the potential to become members of senior management, including presentations to the Board by these employees, Director visits to their workplace, or interaction with them at social occasions; and

(viii) approve certain matters relating to all employees, including:

(A) the annual salary/incentive policies and programs for employees;

(B) new benefit programs or material changes to existing programs;

(C) material changes in retirement plans; and

(D) material benefits granted to retiring employees outside of benefits received under approved retirement plans and other benefit programs.

(d) Strategy and Plans. The Board has the responsibility to:

(i) adopt a strategic planning process, and participate with management, at least annually, in the development of, and ultimately approve, the Corporation’s strategic plan, taking into account, among other things, the opportunities and risks of the Corporation’s business;

(ii) approve the annual business plans that implement the strategic plan;

(iii) approve annual capital and operating budgets that support the Corporation’s ability to meet its strategic objectives;

(iv) approve the Corporation’s political donations policy;

(v) approve the entering into, or withdrawing from, lines of business that are, or are likely to be, material to the Corporation;

(vi) approve financial and operating objectives used in determining compensation if they are different from the strategic, capital or operating plans referred to above;

(vii) approve material divestitures and acquisitions;

(viii) monitor the Corporation’s progress towards its strategic objectives, and revise and alter its direction through management in light of changing circumstances; and

(ix) review, at every regularly scheduled Board meeting if feasible, recent developments that may affect the Corporation’s strategy.

(e) Financial and Corporate Issues. The Board has the responsibility to:

(i) take reasonable steps to ensure the implementation and integrity of the Corporation’s internal control and management information systems;

(ii) monitor operating and financial performance relative to budgets and objectives;

(iii) review and approve the annual financial statements & notes, and related management’s discussion & analysis of financial condition and results of operations contained in the annual report, the annual information form, and the management proxy circular;

(iv) review and approve the quarterly financial results and approve the release thereof by management;

(v) declare dividends;

(vi) approve financings, changes in authorized capital, issue and repurchase of shares, issue of debt securities, listing of shares and other securities, and related prospectuses and trust indentures;

(vii) subject to confirmation by the shareholders of the Corporation at each annual meeting, appoint the external auditors for the Corporation and approve the auditor’s fees;

(viii) approve banking resolutions and significant changes in banking relationships;

(ix) approve appointments of, or material changes in relationships with, corporate trustees;

(x) approve significant contracts, transactions, and other arrangements or commitments that may be expected to have a material impact on the Corporation; and

(xi) approve the commencement or settlement of litigation that may be expected to have a material impact on the Corporation.

(f) Business and Risk Management. The Board has the responsibility to:

(i) take reasonable steps to ensure that management identifies and understands the principal risks of the Corporation’s business, implements appropriate systems to manage these risks and achieves a proper balance between risk and returns;

(ii) receive, at least annually, reports from management on matters relating to, among others, ethical conduct, environmental management, and employee health and safety; and

(iii) review corporate insurance.

(g) Policies and Procedures. The Board has the responsibility to:

(i) develop the Corporation’s approach to corporate governance, including the development of the Corporate Governance Guidelines;

(ii) monitor compliance with the significant policies and procedures by which the Corporation is operated;

(iii) direct management to ensure that the Corporation operates at all times within applicable laws and regulations; and

(iv) review significant new corporate policies or material amendments to existing policies (including, for example, policies regarding business conduct, conflict of interest and the environment).

(h) Compliance Reporting and Corporate Communications. The Board has the responsibility to:

(i) adopt a communication or disclosure policy for the Corporation and take reasonable steps to ensure that the Corporation has in place effective communication processes with shareholders and other stakeholders and with financial, regulatory and other institutions and agencies as appropriate;

(ii) approve interaction with shareholders on all items requiring shareholder approval;

(iii) approve the content of the Corporation’s major communications to shareholders and the investing public, including any prospectuses that may be issued, and any significant information respecting the Corporation contained in any documents incorporated by reference in any such prospectuses;

(iv) take reasonable steps to ensure that the financial performance of the Corporation is accurately and fairly reported to shareholders, other security holders and regulators on a timely and regular basis, and in accordance with generally accepted accounting principles;

(v) take reasonable steps to oversee the timely reporting of any other developments that have a material impact on the Corporation; and

(vi) report annually to shareholders on the Board’s stewardship for the preceding year (the Annual Report).

(i) Access to Independent Directors. The Board of Directors has established a procedure by which security holders may provide feedback directly to the independent directors as a group, and by which any interested party may communicate directly with the Board Chair and the independent directors. Interested parties may contact the Board Chair and the other independent directors as a group by contacting the Board Chair by sending by regular mail (or other means of delivery) to the corporate headquarters address of the Corporation a sealed envelope marked “Private and Strictly Confidential — Attention: Chair of the Board of Directors of Agrium Inc.” Any such envelope shall be delivered unopened to the Board Chair.

(j) Expectations and Responsibilities of Individual Directors. Each Director is responsible to provide constructive counsel to and oversight of management, consistent with a director’s statutory and fiduciary obligations to the Corporation. The specific expectations and responsibilities of individual directors are set out in the Individual Directors Terms of Reference which is attached hereto as Appendix 1 and incorporated by reference herein. The Individual Director Terms of Reference complement the Charters for the Board of Directors and each of the four Committees of the Board, as well as the Terms of Reference for a Committee Chair and the Board Chair, all of which are available on the Corporation’s web site under “Corporate Governance” at www.agrium.com.

3.	General Legal Obligations of the Board of Directors

(a) Legal Matters. The Board has the responsibility to:

(i) direct management to ensure legal requirements have been met, and documents and records have been properly prepared, approved and maintained;

(ii) approve changes in the By-laws and Articles of Incorporation, matters requiring shareholder approval, and agendas for shareholder meetings;

(iii) approve the Corporation’s legal structure, name, logo, mission statement and vision statement; and

(iv) perform such functions as it reserves to itself or which cannot, by law, be delegated to Committees of the Board or to an individual member of the Board or to management.

4.	Outside Consultants or Advisors

At the Corporation’s expense, the Board may retain, when it considers it necessary or desirable, outside consultants or advisors to advise the Board independently on any matter. The Board shall have the sole authority to retain and terminate any such consultants or advisors, including sole authority to review a consultant’s or advisor’s fees and other retention terms.

5.	Review of Board Charter

The Board shall assess the adequacy of this Charter annually and shall make any changes deemed necessary or appropriate.

6.	Non-Exhaustive List

The foregoing list of duties is not exhaustive, and the Board may, in addition, perform such other functions as may be necessary or appropriate in the circumstances for the performance of its responsibilities.

APPENDIX “1” TO SCHEDULE “C”

TERMS OF REFERENCE FOR INDIVIDUAL DIRECTORS

1.	Introduction

These Terms of Reference are intended to identify specific responsibilities of individual members of the Board of Directors and thereby to enhance coordination and communication within the Board as well as between the Board and management. The responsibilities identified here are to be carried out consistently with the principles stated in the Corporation’s Corporate Governance Guidelines and the Corporation’s Code of Business Conduct and Ethics. These Terms of Reference complement the Charters for the Board and for the four Committees of the Board, as well as the respective Terms of Reference for the Board Chair and for the Chief Executive Officer.

2.	Responsibilities of Corporate Stewardship

Each Director has the responsibility to:

(a) advance the interests of the Corporation and the effectiveness of the Board by bringing his or her knowledge and experience to bear on the strategic and operational issues facing the Corporation;

(b) exercise a director’s fiduciary obligations to shareholders and other stakeholders;

(c) provide constructive counsel to and oversight of management;

(d) preserve the confidentiality of non-public and proprietary information;

(e) be available as a resource to management and the Board; and

(f) demonstrate a willingness and availability for individual consultation with the Board Chair and the Chief Executive Officer.

3.	Responsibilities of Integrity and Loyalty

Each Director has the responsibility to:

(a) comply with the Corporation’s Code of Business Conduct and Ethics;

(b) disclose to the Corporate Secretary, prior to the beginning of his or her service on the Board, and promptly thereafter, all potential conflicts of interest, so that a course of action can be determined to resolve any such conflicts before any interest of the Corporation is jeopardized;

(c) promptly inform the Corporate Secretary, upon undertaking any new significant interests or relationships not previously disclosed, of this change in potential conflicts of interest; and

(d) disclose to the Board Chair, in advance of any Board vote or discussion, if the Board or a Committee of the Board is deliberating on a matter that may affect the Director’s interests or relationships outside the Corporation, so that consideration can be given to the Director’s abstention from discussion, abstention from voting, or other recusal.

4.	Responsibilities of Diligence

Each Director has the responsibility to:

(a) prepare for each Board and committee meeting by reading the reports and background materials provided for the meeting;

(b) attend meetings of the Board and Committees of the Board of which the Director is a member, in person or by telephone, video conference, or other communication facilities that permit all persons participating in the meeting to communicate with each other, and make all reasonable efforts to attend the annual meeting of shareholders; and

(c) as necessary and appropriate, communicate with the Chair and with the Chief Executive Officer between meetings, including to provide advance notice of the Director’s intention to introduce significant and previously unknown information at a Board meeting.

5.	Responsibilities of Effective Communication

Each Director has the responsibility to:

(a) participate fully and frankly in the deliberations and discussions of the Board;

(b) encourage free and open discussion of the Corporation’s affairs by the Board;

(c) establish an effective, independent and respected presence and a collegial relationship with other Directors;

(d) focus inquiries on issues related to strategy, policy, and results;

(e) respect the Chief Executive Officer’s role as the chief spokesperson for the Corporation and participate in external communications only at the request of, with the approval of, and in coordination with, the Chief Executive Officer; and

(f) indicate where appropriate, when conveying personal views in public, that his or her views are personal and do not represent the views of the Corporation or the Board.

6.	Responsibilities of Committee Work

Each Director has the responsibility to:

(a) participate on Committees and become knowledgeable about the purpose and goals of each Committee; and

(b) understand the process of committee work, and the role of management and staff supporting the Committee.

7.	Responsibilities of Knowledge Acquisition

Each Director has the responsibility to:

(a) become generally knowledgeable of the Corporation’s business and its industry;

(b) participate in Director orientation and continuing education initiatives developed by the Corporation from time to time;

(c) maintain an understanding of the regulatory, legislative, business, social and political environments within which the Corporation operates; and

(d) become acquainted with the senior managers and high potential candidates of the Corporation, including by visiting them in their workplace.

8.	Personal Characteristics

Each Director should possess the following personal characteristics and competencies in order to be considered for initial and continuing Board membership:

(a) demonstrated integrity and high ethical standards and an established reputation for honesty and ethical conduct;

(b) career experience, business knowledge, and sound judgment relevant to the Corporation’s business purpose, financial responsibilities, and risk profile;

(c) understanding of fiduciary duty;

(d) communication, advocacy, and consensus-building skills;

(e) experience and abilities that complement those of other Board members so as to enhance the Board’s effectiveness and performance; and

(f) willingness to devote sufficient time and energies to the work of the Board and its Committees.

SCHEDULE “D”

HUMAN RESOURCES & COMPENSATION COMMITTEE WORK PLAN

Meeting Dates
As
Agenda Items	Q1	Q2	Q3	Q4	Required
1. Compensation Program Design

(a) Review of peer group data and compensation philosophy				✓

(b) Scheduled review of terms of any anticipated changes to compensation or benefit programs			✓

(c) Scheduled review of program and/or plan design changes for following fiscal year				✓

(d) Review and approve new compensation plans					✓

(e) Receive update on short term and long term incentive plans			✓

(f) Review status of pension plan investment performance and administration		✓

(g) Review U.S. retirement savings plans audits			✓

2. CEO Performance & Compensation

(a) Evaluate CEO’s performance in prior fiscal year	✓

(b) Approve CEO annual incentive compensation for prior fiscal year, base salary for current fiscal year, and long term equity incentive allocations	✓

(c) Discuss proposed CEO performance goals for pending fiscal year				✓

(d) Set CEO’s performance goals for current fiscal year	✓

(e) Receive update on CEO goal achievement			✓	✓

3. Executive Compensation and General Compensation Matters

(a) Review the evaluation process for CEO and other senior executives					✓

(b) Review pay positions relative to peer groups	✓		✓

(c) Receive and consider CEO’s evaluation of senior executive officer performance	✓

(d) Approve executive officer annual incentive compensation, for prior fiscal year, base salary for current fiscal year and long term equity incentive allocations	✓

(e) Review and monitor compliance with executive share ownership guidelines	✓			✓

(f) Recommendations regarding appointment and compensation of new executive officers					✓

(g) Approve key performance indicators and corporate performance objectives for current fiscal year	✓

(h) Receive update on achievement of key performance indicators and corporate performance goals			✓	✓

(i) Review and approve annual incentive pools for previous year’s performance	✓

(j) Review anticipated PSU payments to be made in January with respect to vested PSUs				✓

4. Succession Planning

(a) Annual succession plan review for executive officers and management		✓

(b) Review of organizational changes					✓

5. Miscellaneous

(a) Review of any proposed substantive changes to compensation disclosure	✓			✓

(b) Review and approve CD&A and compensation disclosure for inclusion in management proxy circular	✓

(c) Annual review of HR&C Committee Charter and mandate	✓

(d) Annual in camera meeting with Senior Vice President, Human Resources				✓

(e) Annual review of compensation consultant independence and performance				✓

(f) Annual review of termination benefits for senior officers				✓

(g) Comprehensive review of trends in termination and change of control practices, senior officer contract provisions, and incremental and aggregate payments pursuant to officer contracts and Corporation policies and programs
✓

D-1

SCHEDULE “E”

DETAILED DESCRIPTION OF AGRIUM EQUITY-BASED COMPENSATION PLANS

STOCK OPTION AND TANDEM SAR PLAN

Shareholder Tip: What is the difference between stock options and stock appreciation rights (“SARS”)?

Stock options give the holder the right to buy a specific number of Agrium’s Common Shares during a specified period of time and at a specified price. Stock appreciation rights or SARs are contractual arrangements between Agrium and individual employees, in which the employee has the right to receive an amount equal to the increase in value on a specified number of shares over a specified period of time. SARs differ from stock options in the following ways:

•	the recipient is not required to pay an amount to exercise the SAR; and

•	the recipient only receives the appreciation in the value of the share between the date of grant of the SAR and the date of exercise.

On February 27, 2008, the Board made various amendments to, and restated, the Corporation’s Amended and Restated Stock Option and Tandem SAR Plan (the “Stock Option Plan”). On December 12, 2008 the Board made further amendments to the Stock Option Plan primarily to implement amendments to ensure compliance of the Stock Option Plan with section 409A (“Section 409A”) of the United States Internal Revenue Code of 1986, as amended, (the “U.S. Code”) and the Treasury Regulations thereto. The following is a summary of the Stock Option Plan in the form adopted by the Board on February 27, 2008 as amended on December 12, 2008. A complete copy of the Stock Option Plan is available upon request. Shareholders wishing to receive a copy of the Stock Option Plan should make their request by telephone at (403) 225-7000, by facsimile at (403) 225-7609, by email at investor@agrium.com or by mail to Agrium Inc. at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8, Attention: Corporate Secretary.

The Stock Option Plan is the Corporation’s only compensation plan providing for the issuance of securities of the Corporation as compensation. The purpose of the Stock Option Plan is to provide officers and certain employees of the Corporation and its affiliates with an incentive to enhance shareholder value by providing them with the opportunity, through share options or share appreciation rights (“SARs”), to participate in an increase in the equity value of the Corporation’s Common Shares.

Options are granted at the discretion of the Board. Any officer or employee of the Agrium group of companies is eligible to participate in the Stock Option Plan. Prior to March 25, 2002, the Stock Option Plan provided that options could also be granted to directors who are not employees of the Corporation. On March 25, 2002, the Stock Option Plan was amended to provide that options could no longer be granted to non-employee (i.e. outside) directors.

The total number of Common Shares reserved for issuance pursuant to the Stock Option Plan shall not exceed 13,650,625 Common Shares unless any increase is authorized by the shareholders of the Corporation. As of the date of this Circular, the maximum number of Common Shares that remain available for future option grants under the

Stock Option Plan is 979,654 Common Shares (representing 0.62% of the 156,903,823 outstanding Common Shares, which were outstanding as of the date of this Circular) and the maximum number of Common Shares subject to outstanding options is 3,293,943 Common Shares (representing 2.10% of the outstanding Common Shares). Common Shares underlying options that are not exercised or that are terminated on the exercise of connected SARs shall again be available for subsequent option grant under the Stock Option Plan.

The maximum number of Common Shares issuable to any optionee under the Stock Option Plan at any time is 5% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of the grant of the option. The maximum number of Common Shares which may be reserved for issuance to insiders under the Stock Option Plan is 10% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of grant. The maximum number of Common Shares that may be issued to insiders under the Stock Option Plan within a one-year period is 10% of the issued and outstanding Common Shares (on a non-diluted basis) at the date of grant.

The Board is entitled to determine at the time of grant of the option the exercise price (the “Exercise Price”) for the option provided that if no specific determination is made, the Exercise Price shall be the closing price of the Common Shares on the New York Stock Exchange (“NYSE”) in U.S. dollars on the last business day preceding the date of the grant of the option or such other price determined by any other valuation method permitted by Section 409A approved by the Board which is satisfactory to the TSX (the “Market Price”). In no circumstances may the Exercise Price be lower than the Market Price of the Common Shares on the date of grant of the option.

The Board can provide that an option granted under the Stock Option Plan have connected with it a stock appreciation right (a “SAR”) equal to the number of Common Shares covered by the option, which SAR entitles the optionee to surrender to the Corporation the unexercised related option and to receive from the Corporation cash, less withholding tax and other required source deductions, equal to the excess of the SAR surrender price over the exercise price of the related option, where the SAR surrender price shall be either: (i) with respect to U.S. taxpayers, the Closing Price of a Common Share on the NYSE on a business day in regard thereto or any other valuation method permitted by Section 409A acceptable to the Board; and (ii) with respect to optionees who are not U.S. taxpayers, the amount in U.S. dollars of the highest price of the Common Shares on the NYSE on the date of the surrender of the SAR (the “Surrender Price”).

Under the Stock Option Plan, the Corporation does not currently have the right to transform a stock option into a SAR involving an issuance of securities from treasury.

The Board is entitled to determine at the time of grant of the option the vesting for the option, provided that if no such specific determination is made, the option shall vest as to 25% of the number of Common Shares granted on each of the first through fourth anniversaries of the date of the grant.

The Board is entitled to determine at the time of grant of the option the term of the option, provided that if no specific determination is made, the option shall be exercisable for a period of 10 years from the date the option is granted.

Entitlements of holders under outstanding options terminate upon the events and in the manner set out below:

Reasons for Termination	Treatment of Options Held
Death	All options held by the holder vest and become immediately exercisable. Outstanding options terminated on the earlier of (i) the scheduled expiry, and (ii) one year from date of death.

Termination without Cause	All options held by the holder vest and become immediately exercisable. Outstanding options terminated on the earlier of (i) the scheduled expiry, and (ii) one year from end of severance period.

Change in Ownership or Control	All options held by the holder vest and become immediately exercisable. Outstanding options terminated on the earlier of (i) the scheduled expiry, and (ii) any other expiry date fixed by board resolution.

Retirement at age 65	Outstanding options terminated on the earlier of (i) the scheduled expiry, and (ii) four years from the date of cessation of employment.

Early Retirement at request of the Corporation	Outstanding options terminated on the earlier of (i) the scheduled expiry, and (ii) four years from the date of the retirement notice given to the employee.

Early retirement at the election of the optionee after attaining both age 55 and 20 years or more of service	Outstanding options terminated on the earlier of (i) the scheduled expiry, and (ii) four years from ceasing employment.

Resignation other than retirement	Outstanding options terminated on the earlier of (i) the scheduled expiry, and (ii) 60 days from resignation.

Termination with Cause or any other termination, other than termination without cause or upon a change in ownership or control	Outstanding options terminated on the earlier of (i) the scheduled expiry, and (ii) 60 days from termination.

Except as described below, an option is personal to the optionee and is non-transferable and non-assignable, other than by will or the laws relating to intestacy. An optionee who is not a U.S. taxpayer may transfer an option to any of the following permitted assigns: (i) the optionee’s spouse, (ii) a trustee, custodian or administrator acting on behalf of or for the benefit of the optionee or the optionee’s spouse, (iii) a personal holding corporation, partnership (including a family limited partnership), family trust or other entity controlled by the optionee or the optionee’s spouse, or the shareholders, partners, or beneficiaries of which are any combination of the optionee, the optionee’s spouse, the optionee’s children or the optionee’s grandchildren, (iv) an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative controlled by the optionee or the optionee’s spouse, or (v) a registered retirement income fund or a registered retirement savings plan (as each such term is defined in the Income Tax Act (Canada)) of the optionee or the optionee’s spouse. Notwithstanding the foregoing, for optionees who are U.S. taxpayers, an option may be exercisable only by such optionee during his lifetime unless transferred in connection with a divorce provided that an option which is unvested or subject to substantial contingencies may not be transferred.

Shareholder approval is required to amend the Stock Option Plan to (a) increase the number of Common Shares reserved for issuance under the Stock Option Plan (including a change from a fixed maximum number of Common Shares to a fixed maximum percentage of Common Shares), (b) change the manner of determining the exercise price so that the exercise price is less than the market price of the Common Shares at the date of grant, (c) include directors who are not also officers or employees of the Corporation or any affiliate of the Corporation as eligible participants for purposes of the Stock Option Plan, or (d) amend the assignment and transfer provisions of the Stock Option Plan. In addition, Shareholder approval is required to amend options granted under the Stock Option Plan to (a) reduce the exercise price, or cancel and reissue options or SARs so as to in effect reduce the exercise price, (b) extend the termination date beyond the original expiration date, except in certain limited circumstances where the Corporation has imposed a trading black-out, as described below, or (c) permit options or

SARs granted under the Stock Option Plan to be transferred or assigned other than in accordance with the assignment and transfer provisions of the Stock Option Plan.

Also subject to the restrictions in the preceding paragraph, the Board may, in its discretion, and without obtaining Shareholder approval, amend, suspend or discontinue the Stock Option Plan, and amend or discontinue any options granted under the Stock Option Plan, at any time. Without limiting the foregoing, the Board may, without obtaining Shareholder approval, amend the Stock Option Plan, and any options granted under the Stock Option Plan to (i) amend the vesting provisions in circumstances involving the retirement, termination, death, or disability of the optionee, or in relation to a change in ownership or control of the Corporation, (ii) amend the provisions relating to a change in ownership or control, (iii) amend the termination provisions, except in certain limited circumstances where the Corporation has imposed a trading black-out as described in the preceding paragraph, (iv) amend the eligibility requirements of eligible participants which would have the effect of broadening insider participation, except in certain limited circumstances as described in the preceding paragraph, (v) add any form of financial assistance, (vi) amend a financial assistance provision which is more favourable to eligible participants, (vii) add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Common Shares from the reserved Common Shares, (viii) add a deferred or restricted share unit or any other provision which results in the eligible participants receiving securities while no cash consideration is received by the Corporation, and (ix) make other amendments of a housekeeping nature.

The Stock Option Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation, merger, liquidation or dissolution of the Corporation or a take-over bid for the Corporation. The Stock Option Plan further provides that optionees shall have the same rights to vote, dissent or participate in certain transactions giving rise to a change in ownership or control as such optionee would have if the optionee’s outstanding vested and unvested options had been exercised, and authorizes the Corporation to require that options be exercised upon the occurrence of a change in ownership or control.

The Stock Option Plan also provides that if an option expires during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the option shall expire ten business days after the trading black-out period is lifted by the Corporation.

The Corporation does not provide financial assistance to participants under the Stock Option Plan. There are no entitlements under the Stock Option Plan that have been granted that are subject to ratification by the Corporation’s shareholders.

The amendments made to the Stock Option Plan on December 12, 2008 were approved by the TSX and did not require approval by the Shareholders of the Corporation, as the amendments were made pursuant to the amendment provisions of the Stock Option Plan as discussed above. The majority of the amendments were made to amend the Stock Option Plan to conform it with the requirements of Section 409A by structuring the options to be granted to U.S. taxpayers as non-statutory stock options to assist optionees, who are U.S. taxpayers, from experiencing adverse tax consequences under Section 409A. The changes made to the Stock Option Plan include: (i) amending the definition of Exercise Price to confirm that the Exercise Price may not be less than the Market Price of the Common Shares in U.S. dollars on the date an option is granted, which must be a business day; (ii) amending the definition of Market Price to permit the Board, in its discretion, to use for U.S. taxpayers, any other valuation method permitted by Section 409A; (iii) amending the definition of Surrender Price to reflect that in the case of a SAR granted to a U.S. taxpayer after December 12, 2008, the Surrender Price will be equal to the Closing Price of the Common Shares on the NYSE or in the Board’s discretion any other valuation method permitted by Section 409A; (iv) amending the definition of option to confirm that an option must be in the form of a written or electronic agreement to purchase Common Shares granted under the Stock Option Plan and that in the case of U.S. taxpayers it is subject to U.S. Code Section 83; (v) confirming that the Stock Option Plan must always be in written or electronic format; (vi) amending the definition of Shares to confirm that with respect to U.S. taxpayers only stock which is “service recipient stock” as defined in Section 409A may be shares subject to an option or SAR; (vii) amending the Stock Option Plan in several areas to confirm that with respect to U.S. taxpayers option terms, the Stock Option Plan and any action taken by the Board concerning the Stock Option Plan and the U.S. taxpayer or any option or SAR granted to a U.S. taxpayer shall always comply with Section 409A and shall not include any feature for deferral of compensation other than as permitted under Section 409A; (viii) providing that for U.S. taxpayers an option may be exercisable only in an optionee’s lifetime unless transferred in connection with a divorce and an option may not be transferred in such circumstances if the option is unvested or subject to other contingencies at the time of transfer; (ix) permitting the Corporation to require as a condition for the exercise of an option, an arrangement satisfactory to the Corporation concerning any and all employment taxes that may be due as a result of the exercise of the option; and (x) certain other amendments of a housekeeping nature.

Securities Authorized for Issuance under Equity Compensation Plans as of December 31, 2008

The Stock Option Plan is our only compensation plan providing for the issuance of securities as compensation. The information in the following table is as at December 31, 2008:

(c)
Number of
securities
	(a)		remaining available
	Number of	(b)	for future issuance
	securities to be	Weighted-average	under equity
	issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding
	outstanding	options, warrants	securities
	options, warrants	and rights	reflected in column
Plan Category	and rights	(U.S. $)	(a))

Equity Compensation plans approved by securityholders	2,905,843	$25.95	1,489,254
Equity compensation plans not approved by securityholders	nil	n/a	nil
Total	2,905,843	25.95	1,489,254

STOCK APPRECIATION RIGHTS PLAN

On February 27, 2008, the Board made various amendments to, and restated, the Corporation’s Stock Appreciation Rights Plan (the “SAR Plan”). On December 12, 2008, the Board made further amendments to the SAR Plan primarily to ensure that the SAR Plan qualifies for an exemption from the application of Section 409A of the U.S. Code, and the Treasury Regulations thereto. The following is a summary of the SAR Plan in the form adopted by the Board on February 27, 2008, as amended on December 12, 2008. A complete copy of the SAR Plan is available upon request. Shareholders wishing to receive a copy of the SAR Plan should make their request by telephone at (403) 225-7000, by facsimile at (403) 225-7609, by email at investor@agrium.com or by mail to Agrium Inc. at 13131 Lake Fraser Drive S.E., Calgary, Alberta, Canada T2J 7E8, Attention: Corporate Secretary.

The purpose of the SAR Plan is to provide officers and certain employees of the Corporation and its affiliates with an incentive to enhance shareholder value by providing them with the opportunity, through stock appreciation rights (“SARs”), to participate in an increase in the equity value of the Corporation’s Common Shares.

SARs are granted at the discretion of the Board. Certain officers and high ranking employees of the Agrium group of companies who is not a resident of Canada for the purposes of the Income Tax Act (Canada) is eligible to participate in the SAR Plan. As of the date of this Circular, there are 508,250 stand-alone SARs issued and outstanding.

The strike price of the SAR shall be the closing price of the Common Shares on the NYSE in U.S. dollars on the last business day preceding the date of the grant of the SAR (the “Market Price”), or such other price determined by any other valuation method permitted by Section 409A approved by the Board. In no circumstances may the strike price be lower than the Market Price.

The SAR entitles the holder to receive from the Corporation cash (net of any withholding taxes or source deductions) equal to the excess of the SAR surrender price over the Strike Price of the related SAR. The SAR surrender price is determined as of the date the SAR is exercised by either (a) the closing price of a share on the

NYSE in U.S. dollars, or (b) in the discretion of the Board, any other valuation method permitted by the Treasury Regulations issued under Section 409A of the U.S. Code.

The Board is entitled to determine at the time of grant of any SAR the vesting period for the SAR, provided that if no such specific determination is made, the SAR shall vest as to 25% of the number of SARs granted on each of the first through fourth anniversaries of the date of the grant.

The Board is entitled to determine at the time of grant of the SAR the term of the SAR, provided that if no specific determination is made, the SAR shall be exercisable for a period of 10 years from the date the SAR is granted.

Entitlements of holder of outstanding SARs terminate upon the events and in the manner set out below:

Reasons for Termination	Treatment of SARs Held
Death	All SARs held by the holder vest and become immediately exercisable. Outstanding SARs terminated on the earlier of (i) the scheduled expiry, and (ii) one year from date of death.

Termination without Cause	All SARs held by the holder vest and become immediately exercisable. Outstanding SARs terminated on the earlier of (i) the scheduled expiry, and (ii) one year from end of severance period.

Change in Ownership or Control	All SARs held by the holder vest and become immediately exercisable. Outstanding SARs terminated on the earlier of (i) the scheduled expiry, and (ii) any other expiry date fixed by board resolution.

Retirement at age 65	Outstanding SARs terminated on the earlier of (i) the scheduled expiry, and (ii) four years from the date of cessation of employment.

Early Retirement at request of the Corporation	Outstanding SARs terminated on the earlier of (i) the scheduled expiry, and (ii) four years from the date of the retirement notice given to the employee.

Early Retirement at the election of the optionee after attaining both age 55 and 20 years or more of service	Outstanding SARs terminated on the earlier of (i) the scheduled expiry, and (ii) four years from ceasing employment.

Resignation other than retirement	Outstanding SARs terminated on the earlier of (i) the scheduled expiry, and (ii) 60 days from resignation.

Termination with Cause or any other termination, other than termination without cause or upon a change in ownership or control	Outstanding SARs terminated on the earlier of (i) the scheduled expiry, and (ii) 60 days from termination.

Except as described below, a SAR is personal to the holder and is non-transferable and non-assignable, other than by will or the laws relating to intestacy.

The Board may, in its discretion, amend, suspend or discontinue the SAR Plan; provided, however, that no such amendment may change the manner of determining the Strike Price, or without the consent of the holder, alter or impair any SAR previously granted.

The SAR Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation, merger, liquidation or dissolution of the Corporation or a take-over bid for the Corporation.

CANADIAN AND U.S. PSU PLANS

Shareholder Tip: What is a performance share unit or PSU?

The value of a performance share unit or PSU is tied to the value of Agrium’s Common Shares. A PSU is a notional security, equivalent to the value of a Common Share, and does not entitle the holder to voting or other shareholder rights, other than the accrual of additional PSUs for the value of dividends paid on Common Shares. A holder cannot redeem PSUs until the completion of the Performance Period (defined below), at which time PSUs will be redeemed for cash value equal to the Market Value (defined below) of the notional Common Shares represented by such PSUs.

The following is a summary of the Performance Share Unit Plan for Designated Employees of Agrium and its Affiliates (the “Canadian PSU Plan”) and the Performance Share Unit Plan for Designated United States Employees of Agrium and its Affiliates (the “U.S. PSU Plan”, together herein referred to as the “PSU Plans”).

The Canadian PSU Plan was adopted by the Corporation on October 1, 2003, and provides for the issuance of grants of PSUs to designated employees of Agrium and its affiliates as a medium term retention incentive. On December 12, 2008, the Board adopted a separate U.S. PSU Plan for designated United States employees of Agrium and its Affiliates, primarily to implement amendments to ensure compliance of the U.S. PSU Plan with Section 409A of the U.S. Code, and the Treasury Regulations thereto, with respect to U.S. employees who are (i) working or are expected to work in the United States for such amount of time and/or under such circumstances that will allow the United States to tax their wages, and (ii) part of a select group of management or highly compensated employees as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (iii) have been designated by the Board of Directors or the HR&C Committee of the Board from time to time as eligible to participate in the U.S. PSU Plan. On December 12, 2008, the Canadian PSU Plan was also amended to accommodate a situation where a participant in the Canadian PSU Plan moves to the United States or is otherwise subject to U.S. taxation and continues to have entitlements under the Canadian PSU Plan while a U.S. taxpayer.

As of the date of the Circular, there is an aggregate total of 691,589 PSUs issued and outstanding under the PSU Plans.

Once vested, each granted PSU will give the designated employee (the “Holder”) the right to receive a payment equal to the Market Value of such PSU at the end of the performance period. The PSU market value (the “Market Value”) is the average closing price of a Common Share on the NYSE over the five business days prior to the last date on which a least one board lot of Common Shares was traded. Unless otherwise specified by the HR&C Committee, the performance period (“Performance Period”) for each PSU grant will be three years, commencing on the January 1 immediately preceding the grant and ending on the third December 31 thereafter.

The Corporation maintains an account (a “PSU Account”) for each Holder, which is credited with notional grants of PSUs received by Holders. PSUs that fail to vest are cancelled and cease to be recorded in the Holder’s PSU Account.

Whenever cash dividends are paid on the Common Shares, additional PSUs are credited to Holders. The number of additional PSUs so credited is calculated by dividing the cash dividends that would have been paid to such Holder if the PSUs held by the Holder at the record date of the dividend were Common Shares.

PSUs (including additional dividend PSUs credited to Holders) vest at the end of the Performance Period, generally being the three-year performance cycle beginning on January 1 of the grant year and ending on December 31 three years thereafter. The number of PSUs that vest depends on the relative ranking of the Corporation’s Total Shareholder Return over the three-year performance cycle compared to the Total Shareholder Return over the same period for a selected peer group of companies, the PSU Peer Group. One hundred percent of the PSUs vest if the Corporation’s Total Shareholder Return is equal to the median of the peer group. Vesting ranges between 50% for performance at or below the 25th percentile and up to 150% for performance at or above the 75th percentile. If the Corporation’s Total Shareholder Return is negative over a three-year performance cycle, the percentage of PSUs that vest may not exceed 100%. No PSUs vest if, over the three-year performance cycle, the Corporation’s Total

Shareholder Return is both negative and falls below the 25th percentile of the PSU Peer Group. The HR&C Committee identifies and specifies the other corporations to be included in the PSU Peer Group against which the Total Shareholder Return of the Corporation is to be ranked. See “Section Four: Executive Compensation — Peer Groups” for a description of the current PSU Peer Group.

Each Holder who remains a designated employee on the last day of the Performance Period for PSUs held will receive a cash payment (less withholding tax and other source deductions) equal to the Market Value of the Holder’s vested PSUs. In the event that a Holder is not a designated employee on the last day of the Performance Period, the entitlements of Holders are as follows:

Reasons for Termination	Treatment of PSUs Held
Death	The PSUs then recorded in the Holder’s PSU Account shall be treated as vested, but the Holder shall not be entitled to any additional PSUs from the date of death. The Holder’s beneficiary shall be entitled to a cash payment (less withholding tax and other source deductions) equal to the Market Value of the PSUs held as at the date of death.

Disability or Retirement	The Holder shall be entitled to the amount of cash payment (less withholding tax and source deductions) to which he or she would have been entitled if he or she continued employment throughout the Performance Period(s) for the PSUs held, based on Total Shareholder Return for the applicable Performance Period(s). Payments shall be made to the Holder as soon as practicable after the end of the applicable Performance Period(s).

Termination for Cause	The Holder shall not be entitled to any payment for PSUs relating to Performance Periods in which the Holder’s employment is terminated and any PSUs recorded in the Holder’s account shall be cancelled without payment.

Resignation	The Holder shall not be entitled to any payment for PSUs relating to Performance Periods in which the Holder resigned and any PSUs recorded in the Holder’s account shall be cancelled without payment.

Termination without Cause	The Holder shall be entitled to the amount of cash payment (less withholding tax and source deductions) to which he or she would have been entitled if he or she continued employment throughout the Performance Period(s) for the PSUs held and then prorated to reflect the actual period between the commencement of the Performance Period and the termination date, based on Total Shareholder Return for the applicable Performance Period(s). Payments shall be made to the Holder as soon as practicable after the end of the applicable Performance Period(s).

The U.S. PSU Plan contains certain additional provisions to comply with Section 409A requirements which, among other items, provide that payments to U.S. “specified employees” (generally a “key employee” as defined in U.S. Code Section 416(i) and as determined in accordance with the Treasury Regulations under Section 409A) cannot begin until six months after the specified employee’s separation of service from employment with the Corporation (i.e. such payments would begin on or after the first day of the seventh month coincident with or next following the date of retirement or termination of employment).

The grant of PSUs does not entitle the Holder to any right as a shareholder. The interests of any designated employee under the PSU Plan or any PSUs are not transferable or assignable.

The PSU Plans contain provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation or merger of the Corporation or a take-over bid for the Corporation.

DSU GRANT PLAN

Shareholder Tip: What is a deferred share unit or DSU?

A deferred share unit or DSU is similar to a PSU in that the value of a DSU is tied to the value of Agrium’s Common Shares. A DSU is a notional security, equivalent to the value of a Common Share, and does not entitle the holder to voting or other shareholder rights, other than the accrual of additional DSUs for the value of dividends. A director cannot redeem deferred share units until the director ceases to be a member of the Board, following which DSUs will be redeemed for cash value equal to the Market Value (defined below) of the notional Common Shares represented by such DSUs.

The following is a summary of the Amended and Restated Directors’ Deferred Share Unit Grant Plan (the “DSU Grant Plan”) which was adopted by the Corporation on May 8, 2002 (as subsequently amended). On December 12, 2008, the Board made amendments to the DSU Grant Plan primarily to implement amendments to ensure compliance of the DSU Grant Plan with Section 409A of the U.S. Code and the Treasury Regulations thereto, with respect to U.S. directors who are subject to the application of Section 409A.

The DSU Grant Plan authorizes the Board to grant DSUs to non-executive directors of Agrium. As of the date of the Circular, there are 134,367 DSUs issued and outstanding under the DSU Grant Plan.

DSUs are fully vested upon grant and each granted DSU gives the designated director (the “Holder”) the right to receive a payment equal to the Market Value of such DSU when the Holder ceases to be a Director. The DSU market value (the “Market Value”) is the average closing price of a Common Share on the TSX over the ten trading days prior to the last date on which at least one board lot of Common Shares was traded. The Corporation maintains an account (a “DSU Grant Account”) for each director, which is credited with notional grants of DSUs received by a director pursuant to the DSU Grant Plan. Whenever cash dividends are paid on the Common Shares, additional DSUs are credited to Holders. The number of additional DSUs so credited are calculated by dividing the cash dividends that would have been paid to such Holder if the DSUs held by the Holder at the record date of the dividend were Common Shares.

DSUs become redeemable following the termination date (the “Director’s Termination Date”), which is the date on which the Holder ceases to be a director and an employee of the Corporation for any reason including retirement or death. A Holder or the Holder’s beneficiary (in the event of the Holder’s death) may then elect to redeem the DSUs by filing written elections to redeem the DSUs as of a specified date or dates (each such date an “Entitlement Date”). Holders must elect to redeem DSUs prior to December 15 of the calendar year following the year in which the Director’s Termination Date occurs (the “Final Date”) and, if no written election is made prior to that time, the DSUs shall automatically be redeemed as of the Final Date. A Holder who has redeemed DSUs will receive a cash payment (less withholding tax and other source deductions) equal to the Market Value of the redeemed DSUs as of the Entitlement Date or Final Date, as applicable.

The grant of DSUs does not entitle the Holder to any rights as a shareholder. The interests of any designated employee under the DSU Grant Plan or any DSUs are not assignable except by operation of law.

The DSU Grant Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation or merger of the Corporation or a take-over bid for the Corporation.

DSU FEE PLAN

The following is a summary of the Directors’ Deferred Share Unit Fee Plan (the “DSU Fee Plan”) which was adopted by the Corporation on January 1, 2002 (as subsequently amended). On December 12, 2008, the Board made amendments to the DSU Fee Plan primarily to implement amendments to ensure compliance of the DSU Fee Plan with Section 409A of the U.S. Code and the Treasury Regulations thereto, with respect to U.S. directors who are subject to the application of Section 409A.

The DSU Fee Plan allows non-executive directors to elect to receive the cash portion of their remuneration in the form of DSUs, cash, or any combination thereof. Director’s remuneration is payable quarterly and, to the extent a director elects to receive DSUs, such DSUs shall be credited to the Director’s DSU Fee Account on the last business day of each quarter (the “Conversion Date”), being the last business day of each three month period ending March 31, June 30, September 30 and December 31. The number of DSUs (including fractional DSUs) issued on each Conversion Date is calculated by dividing the amount of the electing director’s cash remuneration to be paid in DSUs by the Market Value (defined below) of the Common Shares on the Conversion Date. As of the date of this Circular, there are 53,279 DSUs issued and outstanding under the DSU Fee Plan.

DSUs are fully vested upon grant and each granted DSU gives the designated director (the “Holder”) the right to receive a payment equal to the Market Value of such DSU when the Holder ceases to be a director. The DSU market value (the “Market Value”) is the average closing price of a Common Share on the TSX over the ten trading days prior to the last date on which at least one board lot of Common Shares was traded. The Corporation maintains an account (a “DSU Fee Account”) for each director, which is credited with notional grants of DSUs received by a director. Whenever cash dividends are paid on the Common Shares, additional DSUs are credited to Holders. The number of additional DSUs so credited are calculated by dividing the cash dividends that would have been paid to such Holder if the DSUs held by the Holder at the record date of the dividend were Common Shares.

DSUs become redeemable following the termination date (“Director’s Termination Date”), which is the date on which the Holder ceases to be a director and an employee of the Corporation for any reason including retirement or death. A Holder or the Holder’s beneficiary (in the event of the Holder’s death) may then elect to redeem the DSUs by filing written elections to redeem the DSUs as of a specified date or dates (each such date an “Entitlement Date”). Holders must elect to redeem DSUs prior to December 15 of the calendar year following the year in which the Director’s Termination Date occurs (the “Final Date”) and, if no written election is made prior to that time, the DSUs shall automatically be redeemed as of the Final Date. A Holder who has redeemed DSUs will receive a cash payment (less withholding tax and other source deductions) equal to the Market Value of the redeemed DSUs as of the Entitlement Date or Final Date, as applicable.

The grant of DSUs does not entitle the Holder to any rights as a shareholder. The interests of any designated employee under the DSU Fee Plan or any DSUs are not transferable or assignable except by operation of law.

The DSU Fee Plan contains provisions for certain adjustments in the event of a corporate reorganization or change in ownership or control, including, among other instances, an amalgamation or merger of the Corporation or a take-over bid for the Corporation.

Please direct all inquiries to:

Questions and Further Assistance

If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the proxy solicitation agent at:

100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1

North American Toll Free Number: 1-866-717-8275

Agrium Inc.
Corporate Headquarters
13131 Lake Fraser Drive SE
Calgary, Alberta, Canada T2J 7E8
T. (403) 225-7000
NYSE and TSX: AGU
www.agrium.com